Exhibit 10.30

CONTRIBUTION AND EXCHANGE AGREEMENT

BY AND AMONG

EKSO BIONICS HOLDINGS, INC.,

APLD CHRONOSCALE HOLDCO LLC,

APLD INTERMEDIATE HOLDCO LLC

AND

APPLIED DIGITAL CLOUD CORPORATION

DATED AS OF FEBRUARY 15, 2026

TABLE OF CONTENTS

ARTICLE I.
DEFINITIONS         2

1.1         Definitions         2

ARTICLE II.
CONTRIBUTION AND EXCHANGE         11

2.1         Closing         11

2.2         Deliveries.         11

ARTICLE III.
REPRESENTATIONS AND WARRANTIES         13

3.1         Representations and Warranties of Issuer         13

3.2         Representations and Warranties of Cloud, APLD Intermediate and Contributor         34

ARTICLE IV.
COVENANTS AND OTHER AGREEMENTS OF THE PARTIES         41

4.1         Conduct of Issuer’s Business.         41

4.2         Conduct of Cloud’s Business.         43

4.3         Access and Information.         44

4.4         Written Consent; Information Statement; Proxy Statement.         44

4.5         No Solicitation.         47

4.6         Regulatory Approvals; Efforts.         48

4.7         Securities Laws Disclosure; Publicity         48

4.8         Acknowledgment of Dilution         48

4.9         Notifications of Certain Events         48

4.10         Tax Matters.         49

4.11         Transaction Litigation         49

4.12         Confidentiality         50

4.13         Nasdaq Listing of Shares         50

4.14         Takeover Statutes         50

4.15         Legend.         50

4.16         Reservation of Common Stock         51

4.17         Listing of Issuer Common Stock         51

4.18         Directors’ and Officers’ Indemnification and Insurance.         51

ARTICLE V.
CONDITIONS TO CLOSING         52

5.1         Conditions to Each Party’s Obligation to Effect the Contribution         52

5.2         Conditions to Obligation of Issuer to Effect the Contribution         52

5.3         Conditions to Obligation of APLD Intermediate and Contributor to Effect the Contribution         53

5.4         Waiver of Conditions; Frustration of Purpose         54

ARTICLE VI.
TERMINATION         54

6.1         Termination or Abandonment         54

6.2         Effect of Termination         55

ARTICLE VII.
MISCELLANEOUS         55

7.1         Expenses         55

7.2         Entire Agreement         55

7.3         Notices         55

7.4         Amendments; Waivers         56

7.5         Successors and Assigns         56

7.6         No Third-Party Beneficiaries         57

7.7         Captions         57

7.8         Governing Law         57

7.9         Survival         57

7.10         Execution         57

7.11         Severability         58

7.12         Remedies         58

7.13         Non-Recourse         58

7.14         Construction         58

Exhibits

Exhibit A: Investor Rights Agreement

Exhibit B: Form of Stock Power

Exhibit C: Restated Issuer Bylaws

Exhibit D: Restated Issuer Articles

Exhibit E: 2026 Plan

CONTRIBUTION AND EXCHANGE AGREEMENT

This CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) dated as of February 15, 2026, is entered into by and among Ekso Bionics Holdings, Inc., a Nevada corporation (“Issuer”), APLD Intermediate HoldCo LLC, a Delaware limited liability company (“APLD Intermediate”), APLD ChronoScale HoldCo LLC, a Delaware limited liability company and wholly owned subsidiary of APLD Intermediate (“Contributor”), and Applied Digital Cloud Corporation, a Nevada corporation and wholly owned subsidiary of APLD Intermediate (“Cloud”). Certain terms used in this Agreement are defined in Section 1.1.

WHEREAS, as of the date hereof, APLD Intermediate owns 1,200 shares of Cloud Common Stock, which constitutes all of the issued and outstanding Equity Interests of Cloud (the “Contributed Shares”);

WHEREAS, prior to the Closing, Applied Parent, APLD Intermediate, Contributor, and certain other Subsidiaries of Applied Parent will engage in a series of internal restructuring transactions such that after giving effect to such transactions (collectively, the “Cloud Pre-Closing Restructuring”), Contributor will own all of the Contributed Shares;

WHEREAS, Contributor desires to contribute to Issuer, and Issuer desires to acquire from Contributor, the Contributed Shares in exchange for 138,216,820 shares of Issuer Common Stock (the “Exchanged Shares” and such contribution, the “Contribution”), on the terms and subject to the conditions set forth in this Agreement (the Contribution and other transactions contemplated by this Agreement are referred to herein as the “Transactions”);

WHEREAS, in connection with, and as a condition to the consummation of, the Transactions, Issuer intends to complete the PIPE Investment;

WHEREAS, the board of directors of Issuer (the “Issuer Board”) has unanimously determined that the terms of this Agreement and the Transactions, including the terms of the Contribution, are fair to and in the best interests of Issuer and its stockholders;

WHEREAS, the Issuer Board has unanimously approved this Agreement and the Transactions and has (i) recommended that the stockholders of Issuer approve and adopt the Agreement and approve the Transactions, and (ii) authorized that the requisite stockholder approval be obtained by written consent or at a meeting of the stockholders of Issuer, in each case in accordance with applicable Law;

WHEREAS, it is expected that promptly following, and in any event no later than the Consent Deadline, the Issuer will obtain the requisite consent of the stockholders of Issuer necessary to approve the Stockholder Proposals, and will execute and deliver, or cause to be executed and delivered, to Contributor, a true, correct and complete copy of the irrevocable written consent providing for the approval of the Stockholder Proposals, in form and substance acceptable to APLD Intermediate (the “Written Consent”); provided, that, if the Written Consent is not obtained by the Consent Deadline, APLD Intermediate may either, (i) extend the Consent Deadline, (ii) require Issuer to comply with the Meeting Procedures to seek the requisite stockholder approval of the Stockholder Proposals at a duly called meeting of the stockholders of the Issuer, including any adjournment thereof, subject to Section 4.4(c)(v) of this Agreement (the “Stockholder Meeting”) on the terms set forth in this Agreement, or (iii) terminate this Agreement;

WHEREAS, Issuer will duly file and deliver to the SEC and mail to the holders of Issuer Common Stock or Issuer Voting Stock, as applicable, (i) an information statement on Schedule 14C (the “Information Statement”) prepared pursuant to Section 14(c) of the Exchange Act, or (ii) if the Issuer has been required to comply with the Meeting Procedures, a proxy statement on Schedule 14A (the “Proxy Statement”) prepared pursuant to Section 14(a) of the Exchange Act, as applicable, regarding the Contribution and the other Transactions;

WHEREAS, the board of directors of Cloud (the “Cloud Board”), has approved this Agreement and the Transactions and has recommended that the sole stockholder of Cloud adopt and approve this Agreement and the Transactions in accordance with applicable Law;

WHEREAS, APLD Intermediate, as the sole stockholder of Cloud as of the date hereof and prior to the Cloud Pre-Closing Restructuring, has acted by written consent, which consent by its terms shall be effective immediately following the execution of this Agreement by the parties hereto to adopt this Agreement and the Transactions in accordance with applicable Law;

WHEREAS, at the Closing, as a material condition and inducement to Contributor’s willingness to enter into this Agreement and consummate the Transactions, Issuer and Contributor shall enter into an Investor Rights Agreement, in the form attached hereto as Exhibit A (the “Investor Rights Agreement”);

WHEREAS, for U.S. federal and applicable state income tax purposes, the parties intend that the Contribution shall qualify as a transaction described in Section 351(a) of the Code; and

WHEREAS, the parties desire to set forth in this Agreement the terms and conditions applicable to the Contribution and the other Transactions, including the issuance of the Exchanged Shares as consideration for the Contributed Shares and the consummation of the PIPE Investment.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Issuer, Contributor, APLD Intermediate and Cloud agree as follows:

ARTICLE I.
    DEFINITIONS

1.1    Definitions

. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“2014 Plan” means that certain Ekso Bionics Holdings, Inc. Amended and Restated 2014 Equity Incentive Plan (As of June 6, 2024), as further amended, restated, or otherwise modified from time to time.

“2026 Plan” means a new equity incentive plan of Issuer, in the form and substance attached hereto as Exhibit E, and which shall be proposed for adoption pursuant to the Stockholder Proposals.

“Acquisition Proposal” means, with respect to Issuer, any proposal, inquiry, or offer (written or oral) (A) to acquire, directly or indirectly, Issuer and/or its Subsidiaries or any portion of their respective assets (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), (B) to make any investment in, capital contribution or loan to, or reorganization, dissolution, liquidation or recapitalization of Issuer and/or its Subsidiaries or (C) any similar transaction or business combination involving the assets of Issuer and/or its Subsidiaries or the business, equity, interests, capital stock, or assets of Issuer and/or its Subsidiaries

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Applied Parent” means Applied Digital Corporation, a Nevada corporation.

“Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other plan, policy, program, Contract, or arrangement providing compensation or other benefits to any current or former Issuer Service Provider (or to any dependent or beneficiary thereof) of Issuer or any Issuer Subsidiary, in each case that is maintained, sponsored or contributed to by Issuer or any Issuer Subsidiary, or under which Issuer or any Issuer Subsidiary has any obligation or liability, whether actual or contingent, including each employment, consulting, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, paid-time off, cafeteria, fringe benefit, medical, dental, disability, life insurance, other health plans, fringe benefits, retention, severance, termination, change in control, transaction bonus, stock purchase, stock option, equity appreciation, phantom equity, restricted stock, restricted stock unit, employee stock ownership or other equity or equity-based compensation plans, policies, programs, practices or arrangements, in each case, which (x) is not sponsored and administered by a Governmental Entity and (y) is not required by Law to be provided.

“Cash and Cash Equivalents” means, as of the time of determination, without duplication and on a consolidated basis, and in each case as determined in accordance with GAAP, the fair market value (expressed in United States Dollars) of any and all unrestricted cash and cash equivalents, excluding for the avoidance of doubt any cash and cash equivalents that are not freely usable or readily available for any corporate purpose because they are subject to restrictions or limitations on use, transfer or distribution under Law, Contract or otherwise, including but not limited to amounts held on behalf of, or for the benefit of, any other Person, as security deposits or in escrow (which shall include escrow deposits), but including the amounts of any checks, drafts and wires issued prior to such time and actually received, deposited or available.

“Closing Date” means the date on which Closing occurs.

“Cloud Common Stock” means the common stock of Cloud, par value $0.001 per share.

“Cloud Material Adverse Effect” means, with respect to Cloud, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Cloud Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, results of operations, prospects or financial condition of Cloud and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following individually or taken together, be deemed to constitute, or be taken into account in determining whether a Cloud Material Adverse Effect has occurred or is expected to occur: (i) any failure by Cloud to meet internal or analyst revenue, earnings or other financial projections or expectations for any period, (ii) any Effect that results from changes affecting the industry in which Cloud operates, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or United States or global capital market conditions, (iii) any Effect caused by the announcement of the Transactions contemplated by this Agreement or the other Transaction Documents, (iv) political conditions, including acts of war or terrorism or natural disasters or any pandemic or epidemic, including COVID-19, (v) any action taken or omitted to be taken by Cloud at the written request or with the prior written consent of Issuer, (vi) changes in GAAP or other accounting standards (or any interpretation thereof) or (vii) changes in any Laws or other binding directives issued by any Governmental Entity or interpretations or enforcement thereof; provided, however, that (A) the exception in clause (i) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, a Cloud Material Adverse Effect or that the underlying cause of such failure (unless such underlying cause would otherwise be excluded from this definition) has resulted in, or contributed to, a Cloud Material Adverse Effect and (B) with respect to clauses (ii), (iv), (vi) and (vii), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Cloud Material Adverse Effect has occurred or would be reasonably expected to occur, but only to the extent such Effects disproportionately affect Cloud and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry as Cloud and its Subsidiaries.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor provisions.

“Common Stock Equivalents” means any securities which would entitle the holder thereof to acquire at any time common stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

“Company ESPP” means that certain Ekso Bionics Holdings, Inc. 2017 Employee Stock Purchase Plan, as amended, restated, or otherwise modified from time to time.

“Confidential Information” means nonpublic information, knowledge, or data relating to the business of Issuer or Cloud, including, without limitation, (i) all forms and types of financial, business, customer and supplier lists, formulae, know-how, processes, secrets and trade secrets, consultant Contracts, pricing information, marketing plans, product development plans, business acquisition plans, and all other information relating to the business of Issuer or Cloud, whether tangible or intangible, whether oral or in writing, and whether or not marked, labeled, or otherwise identified as “confidential” or the like and whether or not developed independently prior to or during any affiliation with Issuer or Cloud; and (ii) all copies of any of the foregoing or any analyses, studies or reports that contain, are based on, or reflect any of the foregoing.  The term Confidential Information shall not include information: (i) that enters the public domain or is publicly available so long as neither Issuer or Cloud nor their Affiliates directly or indirectly causes such information to enter the public domain or become publicly available; or (ii) that was independently developed without use of the Confidential Information.

“Consent Deadline” means 5:00 p.m. local time in New York on February 20, 2026; provided, that such date may be extended from time to time in the sole and absolute discretion of APLD Intermediate. For the avoidance of doubt, any such extension shall not extend or otherwise affect the End Date.

“Contract” means any agreement, contract, mortgage, indenture, lease, license, covenant, plan, insurance policy, instrument, arrangement, understanding or commitment, permit, concession, franchise, license, terms of service, or terms of use, in each case, whether oral or written.

“Data Protection Laws” means (a) any applicable Law relating to the Processing of Personal Data, data privacy, data security, data breach notification, and the cross-border transfer of Personal Data; (b) any requirements of self‑regulatory frameworks or organizations with which a party is, or has been, contractually obligated to comply, or any self‑certification mechanisms (such as the EU‑U.S. and Swiss‑U.S. Privacy Shield Frameworks) to which a party has committed; (c) any Laws that provide rights of privacy or publicity to individuals; and (d) PCI‑DSS.

“Data Protection Requirements” means all applicable (i) Data Protection Laws; (ii) Privacy Policies; and (iii) the terms of any agreements to which a party is bound relating to the Processing of Personal Data.

“Disclosure Schedules” means the Disclosure Schedules of each of Issuer and Contributor, as applicable, in each case delivered concurrently herewith.

“Effect” means any change, event, effect, development or circumstance.

“Environmental Claim” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to any Environmental Laws, Environmental Permits or the presence, storage, handling, labeling, management, transportation, treatment, or release into the environment, of, or exposure to, any Hazardous Materials at any location, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, drinking water, land surface, subsurface strata, sediment, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials.

“Environmental Permits” means any permit, certificate, approval, identification number, license, waiver, or other authorization required under, or issued pursuant to, an Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Contracts” means any of the following Contracts: (a) license agreements for “shrink-wrap,” “click-wrap” or other commercially available off-the-shelf software that is not the subject of a negotiated agreement; (b) Contracts the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business; (c) customary nondisclosure agreements entered into in the ordinary course of business (that do not include any terms granting the right to use residuals or assigning or granting express license rights to Intellectual Property); (d) Contracts with the customers or end users of the Issuer or any of its Subsidiaries on Issuer’s or such Subsidiary’s form agreement without material modification, provided that the applicable form agreement has been made available APLD Intermediate and Contributor; (e) Contracts where the only grants of rights with respect to Intellectual Property are non-exclusive licenses granted to service providers, consultants, contractors or vendors solely to permit such parties to provide services to Issuer or its Subsidiaries , in the ordinary course of business, and that do not involve the development or creation of any Intellectual Property; (f) Contracts where the only grants of rights with respect to Intellectual Property are non-exclusive licenses to a party’s trademark for inclusion on customer lists (or for similar incidental promotional purposes that are ancillary and non-material to the subject matter of such Contract); and (g) licenses for Open Source Software.

“Federal Health Care Program” has the meaning specified in Section 1128B(f) of the Social Security Act and includes the Medicare, Medicaid, and TRICARE programs.

“Governmental Entity” means any court, administrative or regulatory agency or commission or other governmental or arbitral body or authority or instrumentality, including any state-controlled or owned corporation or enterprise, in each case whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Hazardous Materials” means any pollutants, chemicals, contaminants or wastes and any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, explosive, radioactive, flammable or otherwise hazardous substance, whether solid, liquid or gas, that is regulated, controlled, restricted, or otherwise subject to any Environmental Laws, including asbestos in any form, urea formaldehyde, polychlorinated biphenyls, mold, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, and any PFAS.

“Intellectual Property” means all intellectual and industrial property rights worldwide, whether existing now or hereafter, registered or unregistered, and all applications, registrations, renewals, extensions and counterparts for the foregoing, including: (a) trademarks and service marks, and associated goodwill; (b) copyrights and works of authorship; (c) Trade Secrets, confidential information and know‑how, including inventions (whether or not reduced to practice), methods, processes, improvements, technical data, specifications, research and development information, technology, designs, databases and data, ideas and source code; (d) patents and patent applications, including all continuations, continuations‑in‑part, divisionals, reissues, reexaminations and extensions; (e) websites, internet domain names and social media accounts and handles; (f) software; (g) rights of publicity and privacy; and (h) all other similar rights in any of the foregoing, and all rights to sue for and recover for past, present and future infringement, misappropriation or other violations.

“Issuer Common Stock” means the common stock of Issuer, par value $0.001 per share.

“Issuer Intellectual Property” means collectively, all Owned Intellectual Property and Licensed Intellectual Property.

“Issuer Voting Stock” means, collectively, the shares of Issuer Common Stock and the shares of Issuer’s Series B Convertible Preferred Stock that are entitled to vote on the Stockholder Proposals as of the Record Date.

“Issuer Material Adverse Effect” means, with respect to Issuer, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Issuer Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, results of operations, prospects or financial condition of Issuer and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following individually or taken together, be deemed to constitute, or be taken into account in determining whether an Issuer Material Adverse Effect has occurred or is expected to occur: (i) any change in Issuer’s stock price or trading volume on the Nasdaq, (ii) any failure by Issuer to meet internal or analyst revenue, earnings or other financial projections or expectations for any period, (iii) any Effect that results from changes affecting the industry in which Issuer operates, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or United States or global capital market conditions, (iv) any Effect caused by the announcement of the Transactions contemplated by this Agreement or the other Transaction Documents, (v) political conditions, including acts of war or terrorism or natural disasters or any pandemic or epidemic, including COVID-19, (vi) any action taken or omitted to be taken by Issuer at the written request or with the prior written consent of Contributor, (vii) changes in GAAP or other accounting standards (or any interpretation thereof) or (viii) changes in any Laws or other binding directives issued by any Governmental Entity or interpretations or enforcement thereof; provided, however, that (A) the exceptions in clause (i) and (ii) shall not prevent or otherwise affect a determination that any Effect underlying such change or failure has resulted in, or contributed to, an Issuer Material Adverse Effect or that the underlying cause of such failure (unless such underlying cause would otherwise be excluded from this definition) has resulted in, or contributed to, an Issuer Material Adverse Effect and (B) with respect to clauses (iii), (v), (vii) and (viii), such Effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether an Issuer Material Adverse Effect has occurred or would be reasonably expected to occur, but only to the extent such Effects disproportionately affect Issuer and its Subsidiaries, taken as a whole, relative to other companies operating in the same industry as Issuer and its Subsidiaries.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Knowledge of Cloud” means the actual knowledge of Wes Cummins and Saidal Mohmand, none of whom will have any personal liability or obligations regarding such knowledge.

“Knowledge of Issuer” means the actual knowledge of Scott Davis and Jerome Wong, none of whom will have any personal liability or obligations regarding such knowledge.

“Law” means any federal, national, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, rule, regulation, ordinance, treaty, ruling or other legally binding requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by Issuer and any of its Subsidiaries.

“Licensed Intellectual Property” means all Intellectual Property that is owned by a third Person and used or held for use by Issuer or any of its Subsidiaries.

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction (other than restrictions imposed by federal or state securities laws or created by this Agreement).

“Listing Application” means an initial listing application for the post-transaction entity, as required by Nasdaq Listing Rule 5110(a).

“Meeting Approval Deadline” means the date that is three (3) business days after the date of the Stockholder Meeting at which the Stockholder Proposals were approved.

“OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, decision, verdict or settlement, in each case, whether civil, criminal or administrative, and, in each case, whether temporary, preliminary or permanent, entered, issued, made or rendered by any Governmental Entity or arbitrator.

“Organizational Documents” means (i) with respect to Issuer, the Issuer Articles of Incorporation and the Issuer Bylaws, and (ii) with respect to Cloud, the Cloud Articles of Organization and the Cloud Bylaws.

“Open Source Software” shall mean any Software (in source or object code form) that is subject to (a) a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge.

“Owned Intellectual Property” means all Intellectual Property that is owned, or purported to be owned, by Issuer or any of its Subsidiaries.

“Permitted Transferee” means, with respect to Issuer or Contributor, (i) any Affiliate thereof, or (ii) any successor entity of such party.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Personal Data” means (a) information related to an identified or identifiable individual and (b) any other, similar information or data, each to the extent defined as “personal data,” “personal information,” “personally identifiable information” or similar terms by Data Protection Laws.

“PIPE Investment” means a private placement of shares of Issuer Common Stock or preferred stock of Issuer that is convertible into Issuer Common Stock in such amount as shall be determined by, and on terms acceptable to, APLD Intermediate.

“Privacy Policy” means, with respect to a party, the party’s internal and external (including published, public-facing) privacy policies and notices.

“Proceeding” means any legal action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Process” (and the corollary terms “Processed” and “Processing”) shall mean, with respect to data, the collection, use, storage, transfer, disclosure, disposal, or other processing of such data.

“Products” means products of Issuer or any of Issuer’s Subsidiaries, including the Ekso NR, the Indego Therapy, the Indego Personal, the Indego Nomad and the Ekso Walker.

“Registered Intellectual Property” means all Owned Intellectual Property issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar.

“Restated Issuer Articles” means amended and restated Issuer Articles of Incorporation, in the form and substance attached hereto as Exhibit D, and which shall be proposed for adoption pursuant to the Stockholder Proposals.

“Restated Issuer Bylaws” means amended and restated Issuer Bylaws, in the form and substance attached hereto as Exhibit C.

“Restricted Person” means (a) any Person that is the subject of Sanctions, (b) any Person listed on any applicable U.S. or non-U.S. sanctions or export-related restricted party list, including OFAC’s list of Specially Designated Nationals and Blocked Persons, and the EU Consolidated List, or (c) is in the aggregate directly or indirectly fifty percent (50%) or greater owned or otherwise controlled by a Person or Persons described in (a) or (b), or (d) any Person located in, or organized under the Laws of any Sanctioned Country.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

“Sale of Applied Parent” means (a) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Applied Parent or its wholly-owned Subsidiaries, or their respective employee benefit plans, files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the common stock of Applied Parent representing more than fifty percent (50%) of the voting power of all of the common stock of Applied Parent; (b) the consummation of a sale or other disposition, in one or more transactions, of all or substantially all of the assets of Applied Parent and its Subsidiaries, taken as a whole; or (c) the consummation of any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the common stock of Applied Parent is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property.

“Sanctions” means all applicable economic or financial sanctions or Laws and trade embargoes imposed, administered or enforced from time to time by any Governmental Entity, including the list of Specially Designated Nationals and Blocked Persons and other regulations enforced by OFAC and the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctioned Country” means any country or region that is, or since April 24, 2019, has been, the subject or target of a comprehensive embargo under Sanctions (including Myanmar (f/k/a Burma), Cuba, Iran, North Korea, Russia, Sudan, South Sudan, Syria, Venezuela and the Crimea, Donetsk, and Luhansk regions of Ukraine).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Provider” means any employee, director, independent contractor or consultant.

“Services Agreement” means that certain services agreement, by and between Issuer and Applied Parent, in form and substance acceptable to APLD Intermediate.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Stockholder Approval” means the approval of the Stockholder Proposals, including this Agreement, the Contribution and the other Transactions, by the requisite holders of Issuer Voting Stock, as applicable, whether by (a) the Written Consent obtained on or prior to the Consent Deadline, or (b) the affirmative vote of such holders at the Stockholder Meeting, following SEC clearance and mailing of the Proxy Statement, obtained prior to the Meeting Approval Deadline.

“Stockholder Proposals” means the proposals to approve (i) this Agreement, the Contribution and the other Transactions; (ii) Restated Issuer Articles; (iii) the issuance of the shares of Issuer Common Stock in the Contribution and the PIPE Investment for purposes of complying with Nasdaq Listing Rule 5635; (iv) the adoption of the 2026 Plan; and (v) any other proposals set forth in the Written Consent, the Information Statement or the Proxy Statement, as the case may be, which are mutually acceptable to the Issuer and Contributor.

“Subsidiary” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation including, NRS 78.378-3793, inclusive, and NRS 78.411-444, inclusive.

“Tax Return” means any return, report, form, information return, declaration of estimated Tax, claim for refund or similar statement filed or required to be filed with any Governmental Entity with respect to any Tax, including any attached schedules or amendments thereto.

“Taxes” means any and all taxes, charges, fees, levies or other similar assessments, each in the nature of a tax, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, production, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental, customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other similar taxes, assessments or charges in the nature of a tax imposed by any Governmental Entity having jurisdiction in matters relating to Tax matters and any interest, penalties, or additions to tax attributable thereto.

“Trade Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and/or import controls of Products, including the Export Administration Regulations, the International Traffic in Arms Regulations, economic Sanctions and embargoes administered by Office of Foreign Assets Control, anti-boycott Laws and the customs and import Laws administered by U.S. Customs and Border Protection.

“Trade Secrets” means any information that derives actual or potential economic value from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.

“Trading Market” means any of the following markets or exchanges on which the Issuer Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Investor Rights Agreement, and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the Transactions contemplated hereunder.

“Transfer Agent” means Vstock Transfer, LLC, Issuer’s transfer agent.

ARTICLE II.
    CONTRIBUTION AND EXCHANGE

2.1    Closing

.

(a)    Issuer shall have adopted and filed with the Secretary of State of the State of Nevada on or before the Closing Date, the Restated Issuer Articles.

(b)    The closing of the Transactions (the “Closing”) shall take place at 9:00 a.m. Eastern time, as soon as practicable (and, in any event, within two (2) business days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article 5 (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions or, to the extent permitted hereunder, waiver by the party entitled to waive such conditions) via electronic exchange of signature pages or at such other time and place as the parties shall agree in writing.

(c)    On the Closing Date and after the filing of the Restated Issuer Articles as contemplated by Section 2.1(a), upon the terms and subject to the conditions set forth in this Agreement, (i) Contributor shall consummate the Contribution by delivering to Issuer all of Contributor’s right, title and interest in and to Contributed Shares free and clear of all Liens, and (ii) in exchange therefor, Issuer shall issue and deliver to Contributor the Exchanged Shares free and clear of all Liens.

2.2    Deliveries.

(a)    It shall be a condition to Contributor’s obligations to consummate the Transactions that, on or prior to the Closing Date, Issuer delivers or causes to be delivered to Contributor the following:

i.    the Written Consent, duly executed by the requisite holders of Issuer Voting Stock, or, if the Written Consent has not been obtained by the Consent Deadline, evidence reasonably satisfactory to Contributor of receipt of the Stockholder Approval prior to the Meeting Approval Deadline;

ii.    evidence of the due and proper mailing of the Information Statement in accordance with applicable Law, or, if the Written Consent has not been obtained by the Consent Deadline, evidence of the due and proper mailing of the Proxy Statement in accordance with applicable Law;

iii.    the Investor Rights Agreement, duly executed by Issuer;

iv.    a legal opinion of Ballard Spahr LLP, directed to Contributor, in form and substance reasonably acceptable to Contributor;

v.    a legal opinion of Wilson Sonsini Goodrich & Rosati, directed to Contributor, in form and substance reasonably acceptable to Contributor;

vi.    a copy of the resolutions of the Issuer Board, duly authorizing and approving entry into this Agreement by Issuer and the Transactions contemplated hereby and under the Transaction Documents;

vii.    a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, evidence of the issuance of 138,216,820 shares of Issuer Common Stock as held in DRS book-entry form by the Transfer Agent and registered in the name of Contributor;

viii.    the resignation, effective as of the Closing, of the individuals set forth on Schedule 2.2(a)(viii), on a form reasonably acceptable to APLD Intermediate;

ix.    evidence that the Listing Application has been approved by Nasdaq;

x.    evidence of concurrent closing of the PIPE Investment and duly executed copies of all definitive agreements executed in connection therewith, each in form and substance reasonably acceptable to APLD Intermediate;

xi.    a certificate, executed on behalf of Issuer by its secretary, dated as of the Closing Date, certifying the resolutions adopted by the Issuer Board approving the Contribution and other Transactions contemplated by this Agreement, certifying the current versions of the Organizational Documents, including that the Restated Issuer Articles and the Restated Issuer Bylaws have been validly adopted as of the Closing and have not been amended or modified, and certifying as to the signatures and authority of Persons signing this Agreement, the Transaction Documents and related documents on behalf of Issuer;

xii.    the Services Agreement, duly executed by Issuer;

xiii.    a copy of the Restated Issuer Articles, duly approved by the Issuer Board and its stockholders and filed with the Secretary of State of the State of Nevada;

xiv.    a copy of the Restated Issuer Bylaws, duly adopted by the Issuer Board prior to the Closing;

xv.    a copy of 2026 Plan, duly approved by the Issuer Board and its stockholders; and

xvi.    evidence reasonably satisfactory to APLD Intermediate that Issuer has taken all actions necessary (including obtaining any required approvals of the Issuer Board or the compensation committee thereof) to suspend the 2014 Plan as of the Closing, such that from and after the Closing no further Awards (as defined in the 2014 Plan) may be granted thereunder; provided that, all Awards outstanding thereunder as of Closing shall continue in full force and effect in accordance with the terms thereof;

xvii.    evidence reasonably satisfactory to APLD Intermediate that Issuer has taken all actions necessary (including obtaining any required approvals of the Issuer Board or the compensation committee thereof) to terminate the Company ESPP as of the Closing; and

xviii.    all such other documents as Contributor may reasonably request.

(b)    It shall be a condition to Issuer’s obligations to consummate the Transactions that, on or prior to the Closing Date, Contributor delivers or causes to be delivered to Issuer, the following:

i.    the Investor Rights Agreement, duly executed by Contributor;

ii.    the Services Agreement, duly executed by Applied Parent,

iii.    a copy of the resolutions of the Cloud Board, duly authorizing entry into this Agreement by Cloud and the Transactions contemplated hereby and under the Transaction Documents;

iv.    a copy of resolutions of the board of Contributor, as sole stockholder of Cloud, duly authorizing entry into this Agreement by Cloud and the Transactions contemplated hereby and under the Transaction Documents;

v.    an IRS Form W-9 duly executed by Contributor or its regarded owner;

vi.    a stock power, in the form and substance attached hereto as Exhibit B, evidencing the transfer of the Contributed Shares; and

vii.    evidence, reasonably satisfactory to Issuer, that the Cloud Pre-Closing Restructuring has been completed.

ARTICLE III.
    REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of Issuer

. Except as set forth in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement or in the correspondingly numbered section of the Disclosure Schedules that relates to such section or in another section of the Disclosure Schedules to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such section, Issuer hereby represents and warrants to APLD Intermediate and Contributor, as of the date hereof and as of the Closing Date as follows (unless as of a specific date therein, in which case they shall be accurate as of such date) that:

(a)    Organization and Authority.

i.    Issuer (i) is a corporation duly organized and validly existing under the Laws of the state of Nevada, (ii) has all requisite corporate power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have an Issuer Material Adverse Effect. True and accurate copies of the Restated Articles of Incorporation of Issuer (as amended or modified from time to time prior to the date hereof, the “Issuer Articles of Incorporation”) and the amended and restated by-laws of Issuer (as amended or modified from time to time prior to the date hereof, the “Issuer Bylaws”), each as in effect, have been made available to APLD Intermediate and Contributor prior to the date hereof.

ii.    All of Issuer’s Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”)) are set forth on Exhibit 21.1 to its most recent Annual Report on Form 10-K, and Issuer owns, directly or indirectly, 100% of the outstanding equity securities of such Subsidiaries. Each of Issuer’s Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have an Issuer Material Adverse Effect.

(b)    Capitalization.

i.    The authorized capital stock of Issuer consists of 141,429,000 shares of Issuer Common Stock, and 10,000,000 shares of preferred stock (the “Issuer Preferred Stock”). As of the close of business on February 13, 2026, (i) 3,563,152 shares of Issuer Common Stock were issued and outstanding, (ii) 93,528 shares of Issuer Common Stock were reserved for issuance under Issuer’s equity incentive plans including (x) 224 shares reserved for future issuance, (y) 11,116 shares in respect of outstanding options (“Issuer Options”) and (z) 82,188 shares in respect of outstanding restricted stock units (“Issuer RSUs”) and (iii) 5,852 shares of Issuer Preferred Stock were issued and outstanding. Since February 13, 2026, no other shares of Issuer Common Stock or Issuer Preferred Stock have been issued, other than shares of Issuer Common Stock issued in respect of the exercise of Issuer Options or settlement of Issuer RSUs in the ordinary course of business.

ii.    No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Transactions contemplated by the Transaction Documents. Except as set forth in the SEC Documents, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Issuer Common Stock or the capital stock of any Subsidiary, or Contracts, commitments, understandings or arrangements by which Issuer or any Subsidiary is or may become bound to issue additional shares of  Issuer Common Stock or Common Stock Equivalents or capital stock of any  Subsidiary. Except as set forth in the SEC Documents, there are no outstanding securities or instruments of Issuer or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by Issuer or any Subsidiary. There are no outstanding securities or instruments of Issuer or any Subsidiary that contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which Issuer or any Subsidiary is or may become bound to redeem a security of Issuer or such Subsidiary. Issuer does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of Issuer are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state securities laws where applicable, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no stockholder agreements, voting agreements or other similar agreements with respect to Issuer’s capital stock to which Issuer is a party or, to the Knowledge of Issuer, between or among any of Issuer’s stockholders.

iii.    All outstanding shares of Issuer Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Except as set forth in Schedule 3.1(b)(iii) of the Disclosure Schedules, Issuer has not issued any securities or right to purchase securities of Issuer (including any options, warrants or other rights, agreements, arrangements or commitments of any character or any securities convertible into or exchangeable for any capital stock or other Equity Interests of Issuer). Except as provided in the Transaction Documents, there are no outstanding contractual obligations of Issuer or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right, with respect to any shares of capital stock of, or other Equity Interests in, Issuer or any of Issuer’s Subsidiaries. Issuer does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.

iv.    Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of Issuer is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Issuer or one or more of its wholly-owned Subsidiaries free and clear of all Liens, except, in each case, where such failure, individually or in the aggregate, has not and would not reasonably be expected to have an Issuer Material Adverse Effect. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Issuer may vote are issued.

(c)    Authorization.

i.    Issuer has the corporate power and authority to enter into this Agreement and the other Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by Issuer and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by the Issuer Board. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by Issuer and, assuming due authorization, execution and delivery by APLD Intermediate, Cloud and Contributor, this Agreement and each of the other Transaction Documents is a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings or further action by Issuer, the Issuer Board or Issuer’s stockholders (other than the Stockholder Approval) are necessary for the execution and delivery by Issuer of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the Transactions contemplated hereby or thereby.

ii.    Neither the execution and delivery by Issuer of this Agreement or the other Transaction Documents, nor the consummation of the Transactions contemplated hereby or thereby, nor compliance by Issuer with any of the provisions hereof or thereof, will (i) require notice, consent or approval pursuant to, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Issuer or any Subsidiary of Issuer under any of the terms, conditions or provisions of (A) the Issuer Articles of Incorporation or the Issuer Bylaws or the charter, bylaws or other governing instrument of any Subsidiary of Issuer or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Issuer or any Subsidiary of Issuer is a party or by which it may be bound, or to which Issuer or any Subsidiary of Issuer or any of the properties or assets of Issuer or any Subsidiary of Issuer may be subject, or (ii) violate any Law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Issuer or any Subsidiary of Issuer or any of their respective properties or assets, except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

iii.    Other than (i) the securities or blue sky Laws of the various states of the United States and (ii) the filing of one or more Forms 8-K, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity or stock exchange, nor expiration or termination of any statutory waiting period other than expressly in connection with the Information Statement or the Proxy Statement, as applicable, is necessary for the execution or delivery by Issuer of this Agreement or the other Transaction Documents or the consummation by Issuer of the Transactions contemplated by this Agreement or the other Transaction Documents, except, in the case of any such matters arising in respect of a non-United States Governmental Entity or Law, as would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

iv.    Any registrations, qualifications, permits and approvals, if any, required to be obtained prior to the Closing under applicable state securities laws have been obtained for the lawful execution, delivery and performance of this Agreement.

(d)    SEC Documents; Financial Statements.

i.    Issuer has filed, on a timely basis, all required reports, proxy statements, forms, and other documents with the SEC since January 1, 2024 (collectively, the “SEC Documents”). Each of the SEC Documents, as of its respective filing date complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and, except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Issuer has never been an issuer subject to Rule 144(i) of the Securities Act.

ii.    Issuer (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to Issuer, including its consolidated Subsidiaries, is made known to the individuals responsible for the preparation of Issuer’s filings with the SEC and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Issuer’s outside auditors and the Issuer Board’s audit committee (A) any material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect Issuer’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Issuer’s internal controls over financial reporting.

iii.    There is no transaction, arrangement or other relationship between Issuer and/or any of its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by Issuer in its SEC Documents and is not so disclosed.

iv.    The financial statements of Issuer and its consolidated Subsidiaries included in the SEC Documents (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case as of the date such SEC Document was filed, and (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of Issuer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows of Issuer and its consolidated Subsidiaries for the periods then ended (subject, in the case of unaudited quarterly statements, to the absence of footnote disclosures and normal year-end audit adjustments).

(e)    Brokers and Finders. Except for Lake Street Capital Markets, LLC pursuant to that certain engagement letter dated January 19, 2026 and Bradley Woods & Co. Ltd. pursuant to that certain engagement letter dated December 12, 2025, the fees and expenses of which will be paid by Issuer, neither Issuer nor any of its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Issuer in connection with this Agreement or the Transactions contemplated hereby.

(f)    Litigation. There is no action, suit, Proceeding or investigation pending or threatened (including “cease and desist” letters or invitations to take patent license) against, nor any outstanding judgment, order, writ or decree against, Issuer or any of its Subsidiaries or any of their respective assets, operations or business before or by any Governmental Entity. Neither Issuer nor any of its Subsidiaries is subject to any judgment, order or decree of any Governmental Entity.

(g)    Indebtedness. Neither Issuer nor any of its Subsidiaries is, immediately prior to the execution and delivery of this Agreement, in default in the payment of any material indebtedness or in default under any agreement relating to its material indebtedness.

(h)    Listing and Maintenance Requirements. The Issuer Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Issuer has taken no action designed to, or which, to the Knowledge of Issuer, is reasonably likely to, have the effect of, terminating the registration of the Issuer Common Stock under the Exchange Act nor has Issuer received as of the date of this Agreement any notification that the SEC is contemplating terminating such registration. Issuer has not, in the twelve (12) months preceding the date hereof, received notice from Nasdaq that Issuer is not in compliance with the listing or maintenance requirements of Nasdaq. Issuer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(i)    Taxes.

i.    Issuer and each Subsidiary of Issuer has filed all Tax Returns that are required to be filed or has requested extensions thereof and has paid all Taxes required to be paid by it to the extent that any of the foregoing is due and payable, except (i) for any such assessment, fine or penalty that is currently being contested in good faith or (ii) where such failure to file or pay would not have an Issuer Material Adverse Effect.

ii.    The unpaid Taxes of Issuer and its Subsidiaries have, as of the date of Issuer’s most recent financial statements, been reflected on Issuer’s financial statements as of such date in accordance with GAAP, and Issuer and its Subsidiaries have not incurred any material liability for Taxes since such date outside the ordinary course of business.

iii.    There is no audit or proceeding action, suit, Proceeding, audit or claim now proposed in writing or pending against or with respect to Issuer or any of its Subsidiaries in respect of any material amount of Tax or material Tax Return.

iv.    Neither Issuer nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treasury Regulation section 1.1502-6 (and any comparable provision of the Tax Laws of any state, local or foreign jurisdiction) to the affiliated group of which Issuer is or was the common parent or pursuant to any Tax sharing or indemnification provisions contained in any agreement solely between or among any of Issuer and its Subsidiaries or any Tax sharing or any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

v.    Neither Issuer nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under the Tax Laws of any state, local or foreign jurisdiction.

vi.    Neither Issuer nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

vii.    Neither Issuer nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of Issuer or any of its Subsidiaries other than extensions requested in the ordinary course of business and routinely granted.

viii.    Neither Issuer nor any of its Subsidiaries is a party to, is bound by, or has any obligation for any Tax imposed on any entity other than such Person under, any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except for any such agreement or arrangement solely between or among any of Issuer and its Subsidiaries or any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).

ix.    Neither Issuer nor any of its Subsidiaries has participated in any “listed transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

x.    There are no Liens for Taxes other than Taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established) upon any of the assets of Issuer or any of its Subsidiaries;

xi.    No claim has been made in writing in the last three years by an authority in a jurisdiction in which Issuer or any of its Subsidiaries does not file Tax Returns that Issuer or any of its Subsidiaries is or may be subject to Tax in that jurisdiction; and

xii.    Neither Issuer nor any of its Subsidiaries (i) has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law nor has any Governmental Entity proposed any such adjustment in writing, or (ii) will be required to include any item of income in taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(j)    Employee Relations.

i.    Section 3.1(j) of the Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct, and complete list of all employees of Issuer and each Issuer Subsidiary, showing date of hire; hourly rate, salary, or other basis of compensation (including annual bonus payment); full-time or part-time status; exempt or non-exempt status; paid-time off accrued as of the last payroll period prior to the date of this Agreement; principal work location; job title or function; and union affiliation, each as applicable.

ii.    Neither Issuer nor any Issuer Subsidiary is, nor has either been a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with any works council, trade or labor union, labor organization, employee association, group of employees, or other bargaining unit representatives (each, a “Union,” and such an agreement or arrangement with a Union, a “Labor Agreement”) nor are there any negotiations or discussions currently pending or occurring between Issuer nor any Issuer Subsidiary and any Union regarding any Labor Agreement or any other work rules or polices, nor is Issuer any or any Issuer Subsidiary under an obligation to negotiate with any Union. No Union has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Issuer nor any Issuer Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Issuer or any Issuer Subsidiary (the “Issuer Business Personnel”), and there has been no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or threatened in writing against Issuer or any Issuer Subsidiary by the National Labor Relations Board or any other Governmental Entity with respect to any present or former Issuer Business Personnel. There has been no labor strike, dispute, lockout, slowdown, disruption or stoppage pending or threatened against or affecting Issuer or any Issuer Subsidiary.

iii.    Neither Issuer nor any Issuer Subsidiary is required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the Transactions.

iv.    Issuer and each Issuer Subsidiary is and have for the past twelve (12) months been in compliance with all applicable Laws respecting labor, employment, and employment practices, including, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, an Issuer Material Adverse Effect.

v.    Neither Issuer nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign Laws related to plant closings, relocations or mass layoffs (the “WARN Act”)) or a “mass lay-off” (as defined in the WARN Act), in either case without complying in all material respects with the WARN Act.

vi.    No Order imposes continuing remedial obligations or otherwise limits or affects Issuer’s or any of Issuer’s Subsidiary’s ability to manage its employees, Service Providers, or job applicants.

vii.    No Issuer Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to Issuer or any Issuer Subsidiary or to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Issuer or any Issuer Subsidiary or (ii) to the knowledge or use of Trade Secrets or proprietary information, in each case except as, individually or in the aggregate, currently does not have and would not reasonably be expected to have, an Issuer Material Adverse Effect.

viii.    Issuer or each Issuer Subsidiary is not delinquent in payments to any current or former Issuer Business Personnel for any services or amounts required to be reimbursed or otherwise paid except as currently does not have and would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

ix.    No allegations of sexual harassment or sexual misconduct have been made by any current or former employee of Issuer or any Issuer Subsidiary against any current or former officer of Issuer or any Issuer Subsidiary, neither Issuer nor any Issuer Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by an officer, executive or other employee of Issuer or any Issuer Subsidiary. Issuer and each Issuer Subsidiary has promptly, thoroughly and impartially investigated all allegations of sexual harassment or discriminatory harassment of which they are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations that are reasonably calculated to prevent further discrimination and harassment with respect to each allegation with potential merit. No such allegation of sexual or discriminatory harassment would reasonably be expected to result in any material loss to Issuer or any Issuer Subsidiary and no such allegations have been made that, if known to the public, would reasonably be expected to bring Issuer or any Issuer Subsidiary into disrepute.

(k)    Employee Benefit Plans.

i.    Section 3.1(k) of the Disclosure Schedules sets forth a true and complete list of each material Benefit Plan. Neither Issuer nor any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or (ii) adopt any new Benefit Plan.

ii.    With respect to each material Benefit Plan, Issuer has made available to APLD Intermediate and Contributor a current written copy thereof (if any) and, to the extent applicable: (i) all amendments and any related trust agreement; (ii) the most recent IRS determination, opinion or advisory letter; (iii) the most recent summary plan description and summary of material modifications for each Benefit Plan for which a summary plan description is required by applicable Law, and (iv) for the most recent plan year (A) the Form 5500 filed with the IRS and attached schedules and (B) audited financial statements.

iii.    Each Benefit Plan has been administered in accordance with its terms and all applicable Law, including ERISA and the Code, and contributions required to be made under the terms of any of the Benefit Plans have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the SEC Documents prior to the date of this Agreement.

iv.    Except as has not resulted or would not reasonably be expected to result, individually or in the aggregate, in an Issuer Material Adverse Effect: (i) each Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion or advisory letter from the IRS as to its qualified status, and each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the exempt status of any such trust, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any Benefit Plan, and (iii) no action has been brought or is threatened against or with respect to any Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

v.    No Benefit Plan is, and neither Issuer nor any of its ERISA Affiliates contributes to, has during the preceding six (6) years contributed to or has any liability or obligation, whether fixed or contingent, with respect to a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or other plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. No material liability under Title IV of ERISA has been incurred by Issuer or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that would reasonably be expected to have an Issuer Material Adverse Effect (whether primarily, jointly or secondarily) under Title IV of ERISA.

vi.    No amount, economic benefit or other entitlement that could be received (including in cash or property or vesting of property) as a result of the execution, delivery and performance of this Agreement or the consummation of the Transactions contemplated by this Agreement (whether alone or in conjunction with any other event, including any termination of employment or service on or following the Closing Date) by any person who could be a “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Issuer could give rise to any “parachute payment,” as defined under Section 280G(b)(2) of the Code and the regulations thereunder or trigger the excise tax under Section 4999 of the Code.

vii.    Except as required by Law, no Benefit Plan provides post-employment medical, disability or life insurance benefits to any current or former Issuer Service Provider or their respective dependents (other than as required by health care continuation coverage as required by Section 4980B of the Code or any similar state Law or ERISA at the sole cost of the former Issuer Service Provider or coverage through the end of the calendar month in which a termination of employment occurs).

viii.    Neither the execution of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) entitle any current or former Service Provider of Issuer or any Issuer Subsidiary to a bonus, severance or change in control or similar payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits to any current or former Service Provider of Issuer or any Issuer Subsidiary, (iii) increase the amount payable or trigger any other material obligation pursuant to any of the Benefit Plans or (iv) result in any breach or violation of, or default under any Benefit Plan.

ix.    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Benefit Plan. There is no agreement, plan, Contract or other arrangement to which Issuer or any Issuer Subsidiary is a party or by which it is otherwise bound to compensate any Person in respect of Taxes pursuant to Sections 409A or 4999 of the Code.

x.    Except as has not resulted and would not reasonably be expected to result, individually or in the aggregate, in an Issuer Material Adverse Effect, with respect to each Benefit Plan established or maintained outside of the United States of America primarily for the benefit of current or former Service Providers of Issuer or any Issuer Subsidiary residing outside the United States of America (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of any Foreign Benefit Plan have been made or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and neither the execution of this Agreement nor the consummation of the Transactions will cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(l)    Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, an Issuer Material Adverse Effect:

i.    Issuer and each Issuer Subsidiary (i) has been, and is, in compliance with all, and are not subject to any liability with respect to any, Environmental Laws, (ii) has held, and currently hold, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as conducted and used, and (iii) have been, and are, in compliance with their respective Environmental Permits.

ii.    There are no Environmental Claims pending or threatened against Issuer or any Issuer Subsidiary relating to a violation or liability under any Environmental Laws, including, without limitation, with respect to any Environmental Permits or Hazardous Materials.

iii.    There have been no releases of Hazardous Materials at any properties that are currently owned, operated, leased, used, or any third party property to which Hazardous Materials were sent, by or on behalf of Issuer or any Issuer Subsidiary, or at properties that were formerly owned, operated, leased, used, or any third party property to which Hazardous Materials were sent, by or on behalf of Issuer or any Issuer Subsidiary, that are reasonably likely to cause Issuer or any Issuer Subsidiary to incur liability pursuant to Environmental Laws.

iv.    None of Issuer or any Issuer Subsidiary (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with, or liability under, any Environmental Laws or Environmental Permits, the investigation, sampling, labeling, monitoring, treatment, remediation, response, removal or cleanup of, or exposure to, Hazardous Materials, and no action is pending or is threatened with respect thereto, or (ii) is an indemnitor by Contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise to any third-party concerning any liabilities or obligations under Environmental Laws, including, without limitation, with respect to any Hazardous Materials.

v.    There are no other circumstances or conditions involving Issuer or any Issuer Subsidiary that could reasonably be expected to result in any Environmental Claim, violation or liability under Environmental Laws, or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Laws.

vi.    None of Issuer or any Issuer Subsidiary has expressly assumed or retained any liabilities of any other Person in respect of any Environmental Laws, including in any acquisition or divestiture of any property or business.

vii.    Issuer has made available to APLD Intermediate and Contributor, prior to the date of this Agreement, correct and complete copies of all material environmental reports, studies, assessments, data, and other material environmental information accessible or controlled by Issuer relating to Issuer or any Issuer Subsidiary or their respective current and former properties or operations.

(m)    Licenses.      Issuer and each Subsidiary of Issuer possesses all licenses, approvals, clearances, registrations, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct its business (“Licenses”), except in each case, the lack of which would not reasonably be expected, individually or in the aggregate, to have an Issuer Material Adverse Effect, and neither Issuer nor any Subsidiary of Issuer has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have an Issuer Material Adverse Effect.

(n)    Material Contracts.

i.    All Contracts required to be filed as exhibits to the Issuer SEC Documents have been so filed in a timely manner. Section 3.1(n) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Benefit Plans, to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(a)    any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(b)    any Contract that materially limits the ability of Issuer or any of its Subsidiaries to engage or compete in any line of business or in any geographic area;

(c)    any Contract or series of related Contracts relating to indebtedness for borrowed money;

(d)    any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(e)    any license, sublicense, development or collaboration agreement or other Contract relating to Issuer Material Intellectual Property (excluding Excluded Contracts);

(f)    any Contract with an Issuer Material Customer or an Issuer Material Supplier;

(g)    any purchase, sale or supply Contract that contains material volume requirements or commitments or exclusive purchasing arrangements on Issuer or its Subsidiaries or most favored nation provisions granted by Issuer or its Subsidiaries;

(h)    any Issuer Lease;

(i)    any Contract that requires Issuer or its Subsidiaries to pay any material leasing, brokerage or similar commissions in connection with the acquisition, sale, or leasing of any Issuer Owned Real Property;

(j)    other than any Issuer Lease, any Contract under which Issuer or its Subsidiaries are lessors of or permits any third party to hold, operate, in each case, any material tangible property (other than real property), owned or controlled by Issuer or its Subsidiaries;

(k)    any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Issuer or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(l)    any acquisition or divestiture Contract (A) entered into since January 1, 2022, or (B) that contains “earn-out” provisions or other contingent payment obligations that have not been satisfied in full;

(m)    any Contract that by its terms limits the payment of dividends or other distributions by Issuer or any of its Subsidiaries;

(n)    any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of material revenues, profits, losses, costs, or liabilities by Issuer or any of its Subsidiaries with any other Person;

(o)    any “single source” supply Contract pursuant to which goods or materials that are material to Issuer or any of its Subsidiaries are supplied to Issuer or such Subsidiary from an exclusive source

(p)    any Labor Agreement;

(q)    any Contract (other than a Benefit Plan) between Issuer or any Subsidiary of Issuer, on the one hand, and any director or officer of Issuer or any Person beneficially owning five percent or more of the outstanding shares of Issuer Common Stock or any of their respective Affiliates (other than Issuer and a Subsidiary of Issuer), on the other hand;

(r)    any Contract with any Governmental Entity; or

(s)    any Contract pursuant to which Issuer or any Subsidiary of Issuer has uncapped indemnification obligations to any Person (except for (i) Contracts related to Licensed Intellectual Property entered into in the ordinary course and (ii) Contracts with the customers or end users of the Issuer or any of its Subsidiaries on the Issuer’s or Subsidiary’s form agreement).

(ii)         Issuer has heretofore made available to APLD Intermediate and Contributor true, correct and complete copies of the Contracts set forth in Section 3.1(n)(i) of the Disclosure Schedules.

(iii)         Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.1(n)(i) of the Disclosure Schedules or filed or required to be filed as exhibits to the Issuer SEC Documents (the “Issuer Material Contracts”) are valid, binding and in full force and effect and are enforceable by Issuer or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Issuer, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Issuer Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Issuer, no other party to any Issuer Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2022, neither Issuer nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential material violation of, or failure to comply with, any material term or requirement of any Issuer Material Contract, and (iv) neither Issuer nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Issuer Material Contract.

(o)    Intellectual Property.

i.    Section 3.1(o)(i) of the Disclosure Schedules set forth a correct and complete list of all Registered Intellectual Property, indicating for each item the registration or application number, the registration or application date, and the applicable filing jurisdiction. All Issuer Registered Intellectual Property is, subsisting and to the Knowledge of Issuer, valid and enforceable, and not subject to any outstanding Order adversely affecting the validity or enforceability of, or Issuer’s or its Subsidiaries’ ownership or use of, or rights in or to, any such Intellectual Property.

ii.    Except as set forth in Section 3.1(o)(ii) of the Disclosure Schedules, Issuer and its Subsidiaries solely and exclusively own all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens other than Liens created by Issuer.

iii.    Neither the execution and delivery of this Agreement by Issuer, nor the performance of this Agreement by Issuer, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit or terminate, or require the consent of, notice to, or payment to any Person for the continued use of, any rights of Issuer or any of its Subsidiaries in any Issuer Intellectual Property.

iv.    Issuer and its Subsidiaries own, or have valid and sufficient rights to use, all Issuer Intellectual Property necessary or required for the conduct of their respective businesses as currently conducted. None of, and neither Issuer nor its Subsidiaries has received a notice (written or otherwise) that any of, the Issuer Intellectual Property has expired, terminated or been abandoned except as would not reasonably be expected to have an Issuer Material Adverse Effect. Neither Issuer nor any its Subsidiaries has received, since the date of the latest consolidated financial statements included within the Issuer SEC Documents, a written notice of a claim or any complaint, notice, or demand alleging that the Issuer Intellectual Property violates, infringes, misappropriates, or dilutes the rights of any Person or challenging the use, validity, or enforceability of any rights in any Issuer Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, neither Issuer nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating and has not infringed, diluted, or otherwise violated the Intellectual Property of any Person.

v.    To the Knowledge of Issuer, all such Issuer Intellectual Property is enforceable and no Person is infringing, misappropriating, diluting or otherwise violating any of the Issuer Intellectual Property.

vi.    Issuer and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Issuer Intellectual Property that is material to their business (“Issuer Material Intellectual Property”). Issuer has maintained all Trade Secrets included in the Issuer Material Intellectual Property in accordance with protection procedures customarily used in the industry to protect and maintain the confidentiality of Trade Secrets of a similar nature. Trade Secrets included in the Issuer Material Intellectual Property have not been disclosed by Issuer to any Person other than pursuant to written non-disclosure agreements that, to the Knowledge of Issuer, have not been breached by such Person. To the Knowledge of Issuer, there has been no unauthorized disclosure of any Issuer Intellectual Property. All current and former officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Issuer and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception, creation, or development of Intellectual Property for or on behalf of such entities have entered into valid and binding proprietary rights agreements with Issuer or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in Issuer or one of its Subsidiaries.

vii.    No Software owned by or purported to be owned by Issuer or any of its Subsidiaries (“Owned Software”) (or products containing Owned Software) contains, is derived from, or links to or is combined or distributed with any Open-Source Software in a manner that requires or purports to require, (i) any Owned Software (or portion thereof) to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any such any Owned Software; or (iii) any other material limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Issuer Intellectual Property (other than attribution, warranty and liability disclaimer, and notice delivery conditions). Issuer and its Subsidiaries are in material compliance with all licenses or other obligations to which any Open-Source Software used by Issuer or any of its Subsidiaries is subject.

viii.    No Person other than Issuer or its Subsidiaries (and its and their respective authorized employees and authorized independent contractors) has or has had possession of any source code for any Software that is owned or developed by or on behalf of Issuer or any of its Subsidiaries and is material to their respective businesses, taken as a whole. Neither Issuer nor any Subsidiary of Issuer has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open Source Software) for any such Software to any escrow agent or other third person, other than any employee, consultant or contractor of Issuer or a Subsidiary of Issuer under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.

ix.    No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Issuer Material Intellectual Property.

x.    The IT Assets owned, used, held for use, or maintained by or on behalf of each of Issuer and its Subsidiaries (“Issuer IT Assets”): (i) are sufficient for the current and anticipated needs of the business of Issuer and its Subsidiaries; (ii) operate in all material respects in accordance with their documentation and functional specifications and as required by Issuer and its Subsidiaries to operate the business as presently conducted; and (iii) have not, since January 1, 2022, materially malfunctioned or failed. Issuer and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of Personal Data, Issuer Business Data, and Issuer IT Assets and information stored or contained therein against any loss, unauthorized use, access, interruption, corruption modification or disclosure, and there have been no material incidents regarding the same that would require notification of individuals, law enforcement, or any Governmental Entity under any applicable Data Protection Law, or that would reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect. Issuer and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to the Issuer IT Assets.

i.    Except as would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect, each of Issuer, its Subsidiaries and, to the Knowledge of Issuer, all vendors, processors, or other third parties Processing or otherwise with access to Personal Data collected and/or Processed by or for, and/or sharing Personal Data with, Issuer or any of its Subsidiaries is in compliance, and has for the past twelve (12) months complied, with all applicable Data Protection Requirements. In the past twelve (12) months, neither Issuer nor any of its Subsidiaries, has received written communication from any Governmental Entity that alleges that Issuer or any of its Subsidiaries is not in compliance with any Data Protection Requirement and there are no other facts that, individually or in the aggregate, would reasonably indicate non-compliance by Issuer or its Subsidiaries with any Data Protection Requirement. There is no action, suit or proceeding by or before any court or Governmental Entity pending or threatened against Issuer or its Subsidiaries alleging in writing non-compliance by Issuer or its Subsidiaries with any Data Protection Requirements.

ii.    Issuer and each Subsidiary of Issuer have taken all commercially reasonable technical and organizational measures necessary to protect the information technology systems and Data used in connection with the operation of their business. Without limiting the foregoing, Issuer and each Subsidiary of Issuer have used commercially reasonable efforts to establish and maintain, and have established, maintained, implemented and complied with, commercially reasonable information technology, information security, cyber security and data protection controls, policies and procedures, including oversight, access controls, encryption, technological and physical safeguards and business continuity/disaster recovery and security plans that are designed to protect against and prevent unauthorized access to or acquisition of Data used in connection with the operation of the their business (“Breach”). There has been no such Breach, and neither Issuer nor any Subsidiary of Issuer has been notified in writing of and to the Knowledge of Issuer of any event or condition that would reasonably be expected to result in, any such Breach.

(p)    FDA Regulatory.   (i) Issuer and each Subsidiary of Issuer are in compliance in all material respects, with all Laws, including those governing manufacture, import, export, testing, clinical or nonclinical investigation, development, processing, packaging, labeling, storage, marketing, registration, listing, advertising, reporting, record keeping, and distribution of the Products, except as would not have an Issuer Material Adverse Effect. Neither Issuer and each Subsidiary of Issuer nor any Representative of Issuer and each Subsidiary of Issuer has received any written or oral notice from a Governmental Entity alleging a violation by Issuer and each Subsidiary of Issuer of any Law applicable to Issuer and each Subsidiary of Issuer’s business; (ii) To Issuer and each Subsidiary, and to the Knowledge of Issuer, any third party that is a manufacturer or a contractor for Issuer and each Subsidiary of Issuer is in material compliance with all Licenses from the FDA or comparable Governmental Entity insofar as they pertain to the manufacture of the Products or any components, parts or accessories of the Products; (iii) Each Product developed, tested, investigated, manufactured, distributed, marketed or sold by Issuer and each Subsidiary of Issuer, that are subject to the jurisdiction of the FDA or comparable Governmental Entity, including Products for which marketing authorization applications are pending with the FDA or any comparable Governmental Entity, are being developed, tested, investigated, manufactured, distributed, marketed and sold in material compliance with all Laws, including those regarding clinical research, pre-market notification, Good Manufacturing Practices set forth in the Quality System Regulation at 21 C.F.R. Part 820, labeling, advertising, record-keeping, medical device reporting for adverse events and malfunctions, and reporting of corrections; (iv) Issuer and each Subsidiary of Issuer has not received any Form FDA-483, notice of adverse finding, FDA warning letters, notice of violation or “untitled letters,” or notice of FDA action for import detentions or refusals to allow entry into the United States from the FDA or other Governmental Entity alleging or asserting noncompliance with any applicable Law or Governmental Authorization, except as would not have an Issuer Material Adverse Effect. Issuer and each Subsidiary of Issuer is not subject to any obligation arising under an FDA inspection, FDA warning letter, FDA notice of violation letter or other enforcement notice, response or commitment made to or with the FDA or any comparable Governmental Entity, except as would not have an Issuer Material Adverse Effect. Issuer and each Subsidiary of Issuer has made all notifications, submissions and reports required by any such obligation, and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Governmental Entity, except as would not have an Issuer Material Adverse Effect; (v) Within the last three years prior to the date of this Agreement, (i) there have been no recalls, field corrections, suspensions, seizures, or withdrawals of any of the Products or related to the business, and to Issuer and each Subsidiary to the Knowledge of Issuer, none are threatened or pending, nor is there any fact or condition related to any Product that would impose upon Issuer and any Subsidiary of Issuer a duty to recall any Product or material liability for returns with respect to the Products; (vi) There are no pending, and within the last 24 months prior to the date of this Agreement, there have not been any, actions, claims or, to Issuer and each Subsidiary to the Knowledge of Issuer, threats thereof related to product liability involving any Product, and no such actions or claims have been settled, adjudicated or otherwise disposed of within the twenty four (24) months prior to the date of this Agreement; (vii) All Product claims made by Issuer and each Subsidiary of Issuer with respect to their respective Products are accurate and truthful in all respects, except as would not have an Issuer Material Adverse Effect; (viii) Except as would not have an Issuer Material Adverse Effect, to Issuer and each Subsidiary to the Knowledge of Issuer, neither Issuer nor any Subsidiary of Issuer nor any of their Representatives has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, including the FDA, failed to disclose a material fact required to be disclosed to any Governmental Entity, or committed an act, made a material statement, or failed to make a material statement, including that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in the FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09), or another Governmental Entity to invoke a similar policy; and (ix) Issuer and each Subsidiary of Issuer have made available to APLD Intermediate and Contributor copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents relating to an enforcement action received from the FDA or comparable foreign Governmental Entities in its possession that identify lack of compliance with any Law of the FDA or comparable foreign Governmental Entities.

(q)    Healthcare Regulatory Compliance. (i) Neither Issuer, any Subsidiary of Issuer nor any of their officers, directors, employees, or to Issuer and each Subsidiary to the Knowledge of Issuer, agents acting on behalf of Issuer and each Subsidiary of Issuer: (1) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program; (2) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (3) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act (“SSA”); (4) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (5) is or has been involved in any investigation relating to any Federal Health Care Program-related offense; (ii) Neither Issuer, any Subsidiary of Issuer nor any of their officers, directors, employees, or to Issuer and each Subsidiary to the Knowledge of Issuer, agents, including distributors and independent contractors, acting on behalf of Issuer and each Subsidiary of Issuer has engaged in connection with the conduct of Issuer’s or any Subsidiary’s business or services performed for or on behalf of Issuer or any Subsidiary, any activity that would constitute a violation of the federal Anti-Kickback Statute, Medicare, or federal or state Medicaid statutes, including, but not limited to, Sections 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the Sunshine Act, the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), or related regulations, or any applicable other federal or state Laws that govern the health care industry, to the extent applicable to the current business of Issuer and each Subsidiary of Issuer (collectively, “Health Care Program Laws”); (iii) To Issuer and each Subsidiary to the Knowledge of Issuer, no Person has filed or has threatened to file against Issuer and each Subsidiary of Issuer or any representative of Issuer and each Subsidiary of Issuer acting on Issuer and each Subsidiary of Issuer’s behalf an action under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.); (iv) All arrangements involving the offer, payment, or provision by Issuer and each Subsidiary of Issuer, or any Representative of Issuer and each Subsidiary of Issuer acting on Issuer and each Subsidiary of Issuer’s behalf, to any health care professional, institution, organization or other provider, or any Representative thereof, are memorialized in writing, are at fair market value for bona fide items or services, and are in compliance in all material respects with Health Care Program Laws; (v) Issuer and each Subsidiary of Issuer have established and implemented a health care compliance program commensurate with and appropriately tailored to Issuer and each Subsidiary of Issuer’s risk profile and applicable state Health Care Program Laws, which includes the necessary policies, procedures, and trainings required to fulfill its contractual and regulatory obligations in all material respects, and to govern its interactions with healthcare professionals, institutions, organizations and other providers; (vi) Neither Issuer nor any Subsidiary of Issuer nor any of its representatives: (1) is a party to a corporate integrity agreement with the OIG (or a foreign equivalent), (2) has entered into or is negotiating a settlement agreement with a Governmental Entity, (3) has made or is preparing any filings pursuant to the OIG’s Provider Self Disclosure Protocol, (4) is or has been a defendant in any qui tam or False Claims Act litigation or (5) has been served with or received any written search warrant, subpoena (other than those related to actions against third parties), civil investigative demand or Contact Letter from a Governmental Entity. For purposes of this Section 3.1(q), a “Contact Letter” means a letter from a Governmental Entity notifying Issuer or any Subsidiary of Issuer or any of its representatives of a potential violation under the Health Care Program Laws that allows Issuer and each Subsidiary of Issuer or any of its representatives an opportunity to respond prior to the Governmental Entity’s taking further action.

(r)    Products.      Other than as part of the ordinary course of the business of Issuer and Issuer’s Subsidiaries, neither Issuer nor any Subsidiary of Issuer has granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell its products to any other Person and is not bound by any agreement that materially affects the exclusive right of Issuer or such Subsidiary of Issuer to develop, manufacture, produce, assemble, distribute, license, market or sell its products.

(s)    Significant Customers and Suppliers. Section 3.1(s) of the Disclosure Schedules list: (a) the ten (10) largest customers of Issuer and Issuer’s Subsidiaries (measured by aggregate billings) during the twelve (12) month period ended December 31, 2025 (the “Issuer Material Customers”) and (b) the ten (10) largest suppliers of materials, products or services to Issuer and Issuer’s Subsidiaries (measured by aggregate dollars spent) during the twelve (12) month period ended December 31, 2025 (the “Issuer Material Suppliers”). No Issuer Material Customer or Issuer Material Supplier has cancelled, terminated or adversely changed the pricing or other terms of its business relationship with Issuer or any of its Subsidiaries since December 31, 2025, or notified Issuer or any Issuer Subsidiary in writing since December 31, 2025, of any intent to do so.

(t)    No Integrated Offering. Assuming the accuracy of the representations and warranties by Contributor, APLD Intermediate and Cloud, as applicable, set forth in Section 3.2, neither Issuer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Exchanged Shares to be integrated with prior offerings by Issuer for purposes of (i) the Securities Act which would require the registration of any such share of the Exchanged Shares under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of Issuer are listed or designated.

(u)    Investment Company. Issuer is not, and is not an Affiliate of, and immediately after receipt of the Contributed Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Issuer shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(v)    Listing and Maintenance Requirements. The Issuer Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Issuer has taken no action designed to, or to the Knowledge of Issuer is likely to have the effect of, terminating the registration of the Issuer Common Stock under the Exchange Act nor has Issuer received any notification that the Commission is contemplating terminating such registration. Issuer has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Issuer Common Stock is or has been listed or quoted to the effect that Issuer is not in compliance with the listing or maintenance requirements of such Trading Market. Issuer is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Issuer Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Issuer is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer. On or prior to the date hereof, Issuer has submitted to Nasdaq the Listing Application pursuant to Nasdaq Listing Rule 5110(a).

(w)    Related-Party Transactions. Section 3.1(w) of the Disclosure Schedules sets forth a complete and correct list of any transaction or arrangement (other than any Benefit Plan) under which any (a) present or former executive officer or director of Issuer or any Issuer Subsidiary, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Issuer or any of its Subsidiaries or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing Persons described in clause (a) or (b), in each case as would be required to be disclosed by Issuer pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, is a party to any actual or proposed loan, lease or other Contract with or binding upon Issuer or any Issuer Subsidiary or any of their respective properties or assets or has any interest in any property owned by Issuer or any Issuer Subsidiary, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of Issuer or any Issuer Subsidiary.

(x)    Anti-Bribery and Anti-Money Laundering Laws. Each of Issuer, its Subsidiaries and any of their respective officers, directors, supervisors, managers, agents, or employees are and have at all times been in compliance in all material respects with and its participation in the offering will not violate: (A) anti-bribery Laws, including but not limited to, any applicable Law, rule, or regulation of any locality, including but not limited to any Law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other Law, rule or regulation of similar purposes and scope or (B) anti-money laundering Laws, including, but not limited to, applicable federal, state, international, foreign or other Laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code sections 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

(y)    Real Property.

i.    Section 3.1(y)(i) of the Disclosure Schedules sets forth a list of all real property owned by Issuer or any Issuer Subsidiary and the record owner thereof (the “Issuer Owned Real Property”). Issuer or the applicable Issuer Subsidiary has good, valid and marketable fee simple ownership of each parcel of the Issuer Owned Real Property, free and clear of all Liens. Except as set forth in Section 3.1(y)(i), there are no outstanding options, rights of first offer or rights of first refusal to purchase or lease the Issuer Owned Real Property or any portion thereof or interest therein.

ii.    Section 3.1(y)(ii) of the Disclosure Schedules sets forth a list of all Leased Real Property, and a description of the applicable leases, including all amendments, extensions, guarantees and other binding supplements, waivers or other changes with respect to each lease thereto (each, an “Issuer Lease”) related thereto. Issuer or a Subsidiary of Issuer has a good, valid and subsisting leasehold or subleasehold interest, as applicable, in the Issuer Leased Real Property, free and clear of all Liens.

iii.    With respect to the Issuer Leased Real Property, the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of Issuer or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred, which, with notice, lapse of time or both, would constitute a breach or default by Issuer or any of its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, except in each case as would not, individually or in the aggregate, have an Issuer Material Adverse Effect or reasonably be expected to prevent, materially delay or materially impair the ability of Issuer to consummate the Transactions contemplated by this Agreement.

iv.    Section 3.1(y)(iv) of the Disclosure Schedules contains a correct and complete list of all Issuer Leased Real Property, together with a correct street address and such other information as is reasonably necessary to identify each Issuer Leased Real Property.

(z)    Insurance. Section 3.1(z) of the Disclosure Schedules sets forth a true, correct, and complete list of each insurance policy currently maintained by or for the benefit of Issuer and its Subsidiaries and relating to their assets, business, operations, employees, officers and directors (the “Insurance Policies”), and for each Insurance Policy identifies the type of insurance, policy number, name of the insurer, name of the named insured, the aggregate limit of liability, and the policy period. Complete and accurate copies of the Insurance Policies have been made available to APLD Intermediate and Contributor. Issuer is in compliance in all material respects with the Insurance Policies (and any predecessor policies) and has taken no actions (or failed to take an action) that would render any of the Insurance Policies (or any predecessor insurance policies) void or unenforceable or otherwise limit, prejudice, or reduce recovery under any Insurance Policy (or predecessor policies), or materially interfere with the right to receive the proceeds of any such policy. The Insurance Policies are in full force and effect and, to the extent allowable, shall remain in full force and effect following the consummation of the Transactions contemplated within this Agreement in accordance with their terms and conditions. All premiums and fees due and owing with respect to the Insurance Policies have been timely paid in full or, if due and payable prior to Closing, will be paid prior to Closing. No Insurance Policy is subject to any premium financing arrangements and no Insurance Policy (or predecessor policies) are subject to any retrospective premium adjustment or other experience-based liability on the part of Issuer. All Insurance Policies provide adequate coverage for the operations and assets of Issuer, are valid and binding in accordance with their terms, are provided by licensed insurers who, to the Knowledge of Issuer, are financially solvent, and no Insurance Policy (or predecessor policy) has been subject to any lapse in coverage. The Insurance Policies are of a type and level of coverage as is required by applicable Law or any Issuer Material Contract. During the past three (3) years, no insurer or underwriter has canceled or non-renewed any Insurance Policy (or predecessor insurance policy) and, during such time period, neither Issuer nor its Subsidiaries have received any written notice of a material increase in premium, cancellation, termination, non-renewal, or reduction in coverage with respect to such policies. To the Knowledge of Issuer, no event has occurred that is reasonably likely to give rise to a claim under the Insurance Policies. All claims against Issuer or its Subsidiaries reasonably likely to be covered under the Insurance Policies (or predecessor policies) have been timely submitted or noticed under such policies, and all such submissions were true and correct as and when submitted, and supplemented to the extent necessary. Section 3.1(z) includes a true and correct list of all pending or open claims made under the Insurance Policies (or predecessor policies) and any claims made under the Insurance Policies (or their predecessor insurance policies) during the past five (5) years. Except as set forth on Section 3.1(z), there is no claim or notice of circumstance open or pending under any of the Insurance Policies (or any predecessor insurance policies) and, in the past five (5) years, there is no claim under the any of the Insurance Policies (or any predecessor insurance policies) as to which an insurer has denied or disputed coverage or reserved any rights to deny coverage. Issuer and its Subsidiaries do not have any fronting or self-insured insurance policies.

(aa)    XBRL.       The interactive data in eXtensible Business Reporting Language included in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(bb)    Corporate Authority Relative to this Agreement.

i.    Issuer has the requisite corporate power and authority to execute and deliver this Agreement, and, subject to the Stockholder Approval having been obtained, to consummate the Transactions contemplated hereby, including the Contribution. The execution, delivery and performance by Issuer of this Agreement and the consummation of the Transactions contemplated hereby, including the Contribution, have been duly, validly and unanimously authorized by the Issuer Board and, except for the Stockholder Approval, no other corporate action or proceedings on the part of Issuer or vote of Issuer’s stockholders are necessary to authorize the execution and delivery by Issuer of this Agreement or the consummation of the Transactions contemplated hereby, including the Contribution. This Agreement has been duly and validly executed and delivered by Issuer and, assuming this Agreement constitutes the legal, valid and binding agreement of Contributor, APLD Intermediate and Cloud, this Agreement constitutes the legal, valid and binding agreement of Issuer and is enforceable against Issuer in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights generally and the availability of equitable relief and any implied covenant of good faith and fair dealing.

ii.    Other than in connection with or in compliance with (i) the requirements of the applicable U.S. federal securities Laws, including the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”), including, assuming the procurement of the Stockholder Approval as contemplated herein, the filing and delivery with the SEC and mailing to the holders of Issuer Voting Stock of the Information Statement prepared pursuant to Section 14(c) of the Exchange Act, or, if the Written Consent has not been obtained by the Consent Deadline, the Proxy Statement prepared pursuant to Section 14(a) under the Exchange Act, regarding the Contribution and the other Transactions contemplated hereby, (ii) the rules and regulations of The Nasdaq Capital Market, (iii) requirements under applicable state securities Laws or “blue sky” Laws and the securities Laws of any foreign country, and (iv) the approvals set forth in Section 3.1(c)(ii) of the Disclosure Schedules, and subject to the accuracy of the representations and warranties of Contributor, APLD Intermediate and Cloud, as applicable, set forth in Section 3.2, ((i)-(iv), the “Securities Approvals”) no material authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Issuer of the Transactions contemplated by this Agreement.

iii.    Neither the Information Statement nor the Proxy Statement, as applicable, nor any other filings required under the Securities Laws relating to the Contribution will, at the time such documents are filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the holders of Issuer Voting Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement or the Proxy Statement, as applicable, and any other filings required under the Securities Laws relating to the Contribution, as the case may be, will comply as to form in all material respects with the Securities Laws. Notwithstanding the foregoing, no representation or warranty is made by Issuer with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Contributor, APLD Intermediate for inclusion or incorporation by reference therein.

(cc)    Sale of Securities. Assuming the accuracy of Cloud’s representations in Section 3.2, the offer and sale of the Exchanged Shares is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Neither Issuer nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D as promulgated by the SEC under the Securities Act) in connection with the offer or sale of any of the Exchanged Shares. Neither Issuer nor its Subsidiaries nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any Issuer security, under circumstances that would adversely affect reliance by Issuer on Section 4(a)(2) for the exemption from registration for the Transactions contemplated hereby or would require registration of the Exchanged Shares under the Securities Act. Neither Issuer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Exchanged Shares to be integrated with prior offerings by Issuer for purposes of any applicable shareholder approval provisions of any Trading Market on which any of the securities of Issuer are listed or designated.

(dd)    Registration Statement Eligibility; Inelligible Issuer. Issuer is eligible to register the resale of the Exchanged Shares for resale by Contributor on Form S-3 promulgated under the Securities Act. The Issuer is not, and on the date on which the first bona fide offer of the Exchanged Shares issued pursuant to this Agreement is made will not be, an “ineligible issuer”, as defined in Rule 405 under the Securities Act.

(ee)    No Disqualification Events. With respect to the Exchanged Shares to be provided hereunder in reliance on Rule 506 under the Securities Act, none of Issuer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Issuer participating in the Transactions contemplated hereunder, or to the Knowledge of Issuer, any beneficial owner of 20% or more of Issuer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Issuer in any capacity at the time of the exchange (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Issuer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. Issuer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to APLD Intermediate and Contributor a copy of any disclosures provided thereunder, if any. Issuer will notify APLD Intermediate and Contributor in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any Issuer Covered Person, in each case of which it is aware.

(ff)    Absence of Changes.   Since December 31, 2025, except as set forth in a subsequent SEC Document filed prior to the date hereof or as contemplated by the Transaction Documents, there has not been any other change, development, occurrence or event that has had or would reasonably be expected to have an Issuer Material Adverse Effect.

3.2    Representations and Warranties of Cloud, APLD Intermediate and Contributor

. Except as set forth in the SEC Documents filed with or furnished to the SEC prior to the date of this Agreement or in the correspondingly numbered section of the Disclosure Schedules that relates to such section or in another section of the Disclosure Schedules to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such section, Cloud, APLD Intermediate and Contributor hereby represent and warrant to Issuer as of the date hereof and as of the Closing Date (assuming that the Cloud Pre-Closing Restructuring has been completed) as follows (unless as of a specific date therein, in which case they shall be accurate as of such date) that:

(a)    Organization and Authority.

i.    Cloud (i) is a corporation duly organized and validly existing under the Laws of the state of Nevada, (ii) has all requisite corporate power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Cloud Material Adverse Effect. True and accurate copies of the Articles of Incorporation of Cloud (as amended or modified from time to time prior to the date hereof, the “Cloud Articles of Incorporation”) and the by-laws of Cloud (as amended or modified from time to time prior to the date hereof, the “Cloud Bylaws”), each as in effect, have been made available to Issuer prior to the date hereof.

ii.    All of Cloud’s Subsidiaries, after giving effect to the Cloud Pre-Closing Restructuring, are set forth on Section 3.2(a)(ii) of the Disclosure Schedules, and, other than as set forth on Section 3.2(a)(ii) of the Disclosure Schedules, after giving effect to the Cloud Pre-Closing Restructuring, Cloud will own, directly or indirectly, 100% of the outstanding equity securities of such Subsidiaries. Each of Cloud’s Subsidiaries (i) are duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) have all requisite corporate or other applicable entity power and authority to own its properties and conduct its business as presently conducted and (iii) is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except, in the case of this clause (iii), where failure to be so qualified or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Cloud Material Adverse Effect.

(b)    Capitalization.

i.    The authorized capital stock of Cloud consists of 1,200 shares of Cloud Common Stock, and 0 shares of preferred stock. As of the date hereof, 1,200 shares of the Cloud Common Stock are issued and outstanding.

ii.    No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Transactions contemplated by the Transaction Documents. Except as set forth herein, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of the Cloud Common Stock or the capital stock of any Subsidiary of Cloud, or Contracts, commitments, understandings or arrangements by which Cloud or any Subsidiary is or may become bound to issue additional shares of Cloud Common Stock or Common Stock Equivalents or capital stock of any  Subsidiary of Cloud. There are no outstanding securities or instruments of Cloud or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by Cloud or any Subsidiary. There are no outstanding securities or instruments of Cloud or any Subsidiary that contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which Cloud or any Subsidiary is or may become bound to redeem a security of Cloud or such Subsidiary. Cloud does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of Cloud are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state securities laws where applicable, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no stockholder agreements, voting agreements or other similar agreements with respect to Cloud’s capital stock to which Cloud is a party or between or among any of Cloud’s stockholders.

iii.    All outstanding shares of Cloud Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Cloud has not issued any securities or right to purchase securities of Cloud (including any options, warrants or other rights, agreements, arrangements or commitments of any character or any securities convertible into or exchangeable for any capital stock or other Equity Interests of Cloud). Except as provided in the Transaction Documents, there are no outstanding contractual obligations of Cloud or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right, with respect to any shares of capital stock of, or other Equity Interests in, Cloud or any of Cloud’s Subsidiaries. Cloud does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect.

iv.    Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of Cloud is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Cloud or one or more of its wholly-owned Subsidiaries free and clear of all Liens, except, in each case, where such failure, individually or in the aggregate, has not and would not reasonably be expected to have a Cloud Material Adverse Effect. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the shareholders of Cloud may vote are issued.

(c)    Authorization.

i.    Cloud, APLD Intermediate and Contributor have the requisite power and authority to enter into this Agreement and the other Transaction Documents and to carry out their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by Cloud and the consummation of the Transactions contemplated hereby and thereby have been duly authorized by the Cloud Board. This Agreement and the other Transaction Documents have been duly and validly authorized, executed and delivered by Cloud, APLD Intermediate and Contributor, as applicable, and, assuming due authorization, execution and delivery by Issuer, this Agreement and each of the other Transaction Documents is a valid and binding obligation of Cloud, APLD Intermediate and Contributor as applicable enforceable against Cloud, APLD Intermediate and Contributor in accordance with its terms as applicable (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings or further action by Cloud, the Cloud Board or Contributor as the sole stockholder of Cloud are necessary for the execution and delivery by Cloud, Contributor or APLD Intermediate , as applicable, of this Agreement or the other Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the Transactions contemplated hereby or thereby.

ii.    Neither the execution and delivery by Cloud, Contributor nor APLD Intermediate, as applicable, of this Agreement or the other Transaction Documents, nor the consummation of the Transactions contemplated hereby or thereby, nor compliance by Cloud, Contributor or APLD Intermediate, as applicable, with any of the provisions hereof or thereof, will (i) require notice, consent or approval pursuant to, violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of Cloud or any Subsidiary of Cloud under any of the terms, conditions or provisions of (A) the Cloud Articles of Incorporation or the Cloud Bylaws or other governing instrument of any Subsidiary of Cloud or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Cloud or any Subsidiary of Cloud is a party or by which it may be bound, or to which Cloud or any Subsidiary of Cloud or any of the properties or assets of Cloud or any Subsidiary of Cloud may be subject, or (ii) violate any Law, statute, ordinance, rule, regulation, permit, franchise or any judgment, ruling, order, writ, injunction or decree applicable to Cloud or any Subsidiary of Cloud or any of their respective properties or assets, except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not, individually or in the aggregate, reasonably be expected to have a Cloud Material Adverse Effect. Other than the Securities Approvals, no material authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Cloud, Contributor or APLD Intermediate of the Transactions contemplated by this Agreement.

iii.    Other than the securities or blue sky Laws of the various states of the United States, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of any Governmental Entity or stock exchange, nor expiration or termination of any statutory waiting period other than expressly in connection with the Information Statement or the Proxy Statement, as applicable, is necessary for the execution or delivery by Cloud, Contributor or APLD Intermediate, as applicable, of this Agreement or the other Transaction Documents or the consummation by Cloud, APLD Intermediate and Contributor of the Transactions contemplated by this Agreement or the other Transaction Documents, except, in the case of any such matters arising in respect of a non-United States Governmental Entity or Law, as would not, individually or in the aggregate, reasonably be expected to have a Cloud Material Adverse Effect.

(d)    Ownership of the Contributed Shares. After giving effect to the Cloud Pre-Closing Restructuring, Contributor will be the sole record and beneficial owner of the Contributed Shares, free and clear of any and all Liens. All of the Contributed Shares have been duly authorized, validly issued, fully paid and are non-assessable. Except as contemplated by the Cloud Pre-Closing Restructuring, none of the Contributed Shares are subject to any voting trust, stockholder agreement, proxy or other agreement or understanding in effect with respect to the voting, transfer or disposition of any of the Contributed Shares. Other than this Agreement, neither APLD Intermediate nor Contributor is not bound by any Contract restricting its right to transfer the Contributed Shares.

(e)    Brokers and Finders. Except as set forth on Section 3.2(e) of the Disclosure Schedules, neither Cloud nor its Subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Cloud in connection with this Agreement or the Transactions contemplated hereby.

(f)    Litigation. There is no action, suit, Proceeding or investigation pending or threatened (including “cease and desist” letters or invitations to take patent license) against, nor any outstanding judgment, order, writ or decree against, Cloud or any of its Subsidiaries or any of their respective assets, operations or business before or by any Governmental Entity, which individually or in the aggregate has had, or, would reasonably be expected to have (including for this purpose, assuming an adverse determination of any such matter), a Cloud Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Cloud Material Adverse Effect, neither Cloud nor any of its Subsidiaries is subject to any judgment, order or decree of any Governmental Entity.

(g)    Indebtedness. Neither Cloud nor any of its Subsidiaries is, immediately prior to the execution and delivery of this Agreement, in default in the payment of any material indebtedness or in default under any agreement relating to its material indebtedness.

(h)    Taxes. Cloud and each Subsidiary has filed all Tax Returns that are required to be filed or has requested extensions thereof and has paid all Taxes required to be paid by it to the extent that any of the foregoing is due and payable, except (i) for any such assessment, fine or penalty that is currently being contested in good faith or (ii) where such failure to file or pay would not have a Cloud Material Adverse Effect.

(i)    Employee Relations.     No labor problem or dispute with the employees of Cloud or any Subsidiary of Cloud exists or is threatened or imminent, and Cloud is not aware of any existing or imminent labor disturbance by the employees of any of its principal suppliers, contractors or customers, that in each case could reasonably be expected to have a Cloud Material Adverse Effect.

(j)    Licenses.      Cloud and each Subsidiary of Cloud possesses all licenses, certificates, permits and other authorizations issued by all applicable authorities necessary to conduct its business, except in each case, the lack of which would not reasonably be expected, individually or in the aggregate, to have a Cloud Material Adverse Effect, and neither Cloud nor any Subsidiary of Cloud has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Cloud Material Adverse Effect.

(k)    Intellectual Property.

i.    Cloud and each Subsidiary of Cloud owns, possesses, licenses or has other rights to use, on reasonable terms, all Intellectual Property necessary for the conduct of their business in all material respects as now conducted (collectively, the “Cloud Intellectual Property”) necessary for the conduct of their business in all material respects as now conducted. (a) There are no rights of third parties to any such Cloud Intellectual Property; (b) to Knowledge of Cloud, there is no material infringement by third parties of any such Cloud Intellectual Property; (c) there is no pending or, to Knowledge of Cloud, threatened action, suit, Proceeding or claim by others challenging Cloud’s or any Cloud’s Subsidiaries’ rights in or to any such Cloud Intellectual Property, and, except as would not reasonably be expected to have a Cloud Material Adverse Effect, Cloud is unaware of any facts which would form a reasonable basis for any such claim; (d) there is no pending or, to Knowledge of Cloud, threatened action, suit, Proceeding or claim by others challenging the validity or scope of any such Cloud Intellectual Property, and, except as would not reasonably be expected to have a Cloud Material Adverse Effect, Cloud is unaware of any facts which would form a reasonable basis for any such claim; (e) there is no pending or, to Knowledge of Cloud, threatened action, suit, Proceeding or claim by others that Cloud or any Subsidiary of Cloud infringes or otherwise violates any Intellectual Property of others, and, except as would not reasonably be expected to have a Cloud Material Adverse Effect, Cloud is unaware of any other fact which would form a reasonable basis for any such claim; (f) there is no U.S. patent which contains claims that dominate any Cloud Intellectual Property described in the SEC Documents as being owned by or licensed to Cloud or any Subsidiary of Cloud or that interferes with the issued claims of any such Cloud Intellectual Property; and (g) there is no prior art that may render any U.S. patent held by Cloud and or any Subsidiary of Cloud invalid, and all prior art of which Cloud is aware that may be material to the validity of a U.S. patent or to the patentability of a U.S. patent application has been disclosed to the U.S. Patent and Trademark Office.

ii.    Except as would not, individually or in the aggregate, reasonably be expected to have a Cloud Material Adverse Effect, each of Cloud, its Subsidiaries and, to the Knowledge of Cloud, all vendors, processors, or other third parties Processing or otherwise with access to Personal Data collected and/or Processed by or for, and/or sharing Personal Data with, Cloud or any of its Subsidiaries is in compliance, and has for the past twelve (12) months complied, with all applicable Data Protection Requirements. In the past twelve (12) months, neither Cloud nor any of its Subsidiaries, has received written communication from any Governmental Entity that alleges that Cloud or any of its Subsidiaries is not in compliance with any Data Protection Requirement and there are no other facts that, individually or in the aggregate, would reasonably indicate non-compliance by Cloud or its Subsidiaries with any Data Protection Requirement, except for noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Cloud Material Adverse Effect. There is no action, suit or proceeding by or before any court or Governmental Entity pending or threatened against Cloud or its Subsidiaries alleging in writing non-compliance by Cloud or its Subsidiaries with any Data Protection Requirements.

iii.    Cloud and each Subsidiary of Cloud have taken all commercially reasonable technical and organizational measures necessary to protect the information technology systems and Personal Data used in connection with the operation of their business. Without limiting the foregoing, Cloud and each Subsidiary of Cloud have used commercially reasonable efforts to establish and maintain, and have established, maintained, implemented and complied with, commercially reasonable information technology, information security, cyber security and data protection controls, policies and procedures, including oversight, access controls, encryption, technological and physical safeguards and business continuity/disaster recovery and security plans that are designed to protect against and prevent unauthorized access to or acquisition of Personal Data used in connection with the operation of their business (“Security Breach”). To the Knowledge of Cloud, there has been no such Security Breach, and neither Cloud nor any Subsidiary of Cloud has been notified in writing of and has no knowledge of any event or condition that would reasonably be expected to result in, any such Security Breach.

(l)    Operational Business. The Cloud business as described in Applied Parent’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025, and the Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2025, is in compliance with the rules of the SEC and GAAP, and is true, accurate and complete in all material respects.

(m)    Regulatory. Cloud and each Subsidiary of Cloud (i) are and at all times have been in compliance with all local, state, federal, national, supranational and foreign statutes, rules and regulations applicable to it, (ii) have not received written notice of any claim, action, suit, Proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or governmental or regulatory authority alleging that any product, operation or activity is in violation of any applicable Laws nor, to Knowledge of Cloud, is any such claim, action, suit, Proceeding, hearing, enforcement, investigation, arbitration or other action threatened, except such as would not, individually or in the aggregate, have a Cloud Material Adverse Effect; and (iii) are not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any governmental or regulatory authority.

(n)    Anti-Bribery and Anti-Money Laundering Laws. Each of Cloud, its Subsidiaries and any of their respective officers, directors, supervisors, managers, agents, or employees are and have at all times been in compliance in all material respects with and its participation in the offering will not violate: (A) anti-bribery Laws, including but not limited to, any applicable Law, rule, or regulation of any locality, including but not limited to any Law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other Law, rule or regulation of similar purposes and scope or (B) anti-money laundering Laws, including, but not limited to, applicable federal, state, international, foreign or other Laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code sections 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder.

(o)    Balance Sheet. Section 3.2(o) of the Disclosure Schedules sets forth a true, correct and complete copy of the unaudited consolidated balance sheet of the Cloud business as within the Applied Parent’s consolidated group (the “Cloud Balance Sheet”) as of November 30, 2025 (the “Cloud Balance Sheet Date”). The Cloud Balance Sheet has been prepared in accordance with GAAP applied on a consistent basis and fairly presents, in all material respects, the consolidated financial position of the Cloud business as within the Applied Parent’s consolidated group. Since the Cloud Balance Sheet Date, except as contemplated by the Transaction Documents, there has not been any other change, development, occurrence or event that has had or would reasonably be expected to have a Cloud Material Adverse Effect.

(p)    Purchase for Investment. Contributor is an accredited investor (as defined in Rule 501 of the Securities Act) and acknowledges that the Exchanged Shares have not been registered under the Securities Act or under any state securities Laws. Contributor (i) acknowledges that it is acquiring the Exchanged Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Exchanged Shares to any person in violation of applicable securities Laws, (ii) that such securities are characterized as “restricted securities” under the U.S. federal securities laws and will bear the legend set forth in Section 4.15, (iii) will not sell, transfer, or otherwise dispose of any of the Exchanged Shares, except in compliance with this Agreement, the Issuer Articles of Incorporation and/or the Restated Issuer Articles, as applicable, the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iv) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Exchanged Shares and of making an informed investment decision, and (v) without prejudice to any claim of Contributor hereunder for breach of Issuer’s representations and warranties or for actual and intentional fraud, (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Exchanged Shares, (B) has had an opportunity to discuss with management of Issuer the intended business and financial affairs of Issuer and to obtain information (to the extent Issuer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (C) can bear the economic risk of (1) an investment in the Exchanged Shares indefinitely and (2) a total loss in respect of such investment. Contributor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to, its investment in the Exchanged Shares and to protect its own interest in connection with such investment.

(q)    Purchase Entirely for Own Account. The Exchanged Shares to be received by Contributor hereunder will be acquired for the Contributor’s own account. Contributor is not a broker-dealer registered with the SEC or an entity engaged in a business that would require it to be so registered.

(r)    No General Solicitation. Contributor did not learn of the investment in the Exchanged Shares as a result of any general solicitation or general advertising.

ARTICLE IV.
    COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

4.1    Conduct of Issuer’s Business.

(a)    During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as may be required by applicable Law, (ii) with prior written consent of APLD Intermediate (which shall not be unreasonably withheld, conditioned or delayed), or (iii) as permitted or contemplated by this Agreement, Issuer shall and shall cause each of its Subsidiaries to use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business.

(b)    In addition to and without limiting the generality of Section 4.1(a), during the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as may be required by applicable Law, (ii) with the prior written consent of APLD Intermediate (which shall not be unreasonably withheld, conditioned or delayed), (iii) as permitted or contemplated by this Agreement, or (iv) as set forth in Section 4.1(b) of the Disclosure Schedules, Issuer shall not, and shall not permit any of its Subsidiaries (whether by merger, sale of shares, sale of assets, consolidation, formation of a joint venture or otherwise) to:

i.    amend, supplement or otherwise modify any of its Organizational Documents;

ii.    split, combine or reclassify any of its capital stock, voting securities or other Equity Interests;

iii.    make, declare, set aside or pay any dividend, or make any other distribution on, redeem, purchase or otherwise acquire (or authorize any of the foregoing), any shares of its capital stock or other Equity Interests, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other Equity Interests, except for purchases, redemptions, or other acquisition of any shares of its capital stock, other Equity Interests or any other securities expressly required by the terms of any Benefit Plan or any Issuer Options;

iv.    grant any Issuer Options or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire shares of its capital stock or other Equity Interests;

v.    issue, sell, transfer, pledge, authorize, encumber, dispose of or otherwise permit to become outstanding (or authorized any of the foregoing) any additional shares of its capital stock, other Equity Interests or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the due exercise, vesting and/or settlement of Issuer Options outstanding as of the date hereof in express accordance with their terms;

vi.    adopt a plan, Contract or resolutions providing for complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

vii.    incur, create, assume, acquire, endorse, guarantee or otherwise become directly or indirectly liable (whether as primary obligor, guarantor, surety, endorser or otherwise) for, or modify, amend, extend, refinance, replace, repay, prepay or otherwise alter in any respect the terms of, any indebtedness (including any increase in principal amount, interest rate, fees, or maturity);

viii.    sell, transfer, mortgage, encumber, license, sublicense, lease, sublease, pledge, abandon, otherwise make subject to any Lien or otherwise dispose of any of its properties or assets whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise;

ix.    acquire for cash consideration any assets or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person;

x.    (1) establish, adopt, amend or terminate any material Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a material Benefit Plan if it were in existence as of the date hereof, (2) accelerate any rights or benefits under any Benefit Plan, or (3) accelerate the time of vesting or payment of any award under any Benefit Plan, in each case except as required by terms of this Agreement or as required by applicable Law or the terms of a Benefit Plan or Contract or agreement in effect on the date hereof;

xi.    except as required pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement or as otherwise required by any applicable Law: (1) increase in any manner the compensation or consulting fees, bonus, pension, or other benefits of any current or former employee, officer, director or natural person independent contractor or consultant of Issuer, except in connection with annual promotion-related or merit-based increases for employees that are not executive officers of Issuer in the ordinary course of business; (2) become a party to, establish, adopt, amend, commence participation in or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement; (3) take any action to accelerate rights under any Benefit Plan; or (4) enter into any Contract for employment (other than “at-will” employment) with Issuer or any of its Subsidiaries that provides compensation and/or benefits (including severance pay or benefits) in an amount, or having a value in excess, of $100,000 per year;

xii.    unless required by applicable Law, (1) become a party to, establish, adopt, amend, extend, commence participation in or terminate any collective bargaining agreement or other agreement or arrangement with a Union or (2) recognize or certify any Union as the bargaining representative for any employees of Issuer or any of its Subsidiaries;

xiii.    (1) make, change or rescind any express or deemed election relating to Taxes, or take any action to deny the availability of any election relating to Taxes; (2) settle or compromise any material Proceeding relating to Taxes or surrender any right to obtain a material tax refund or credit, offset or other reduction in tax liability; (3) enter into any closing agreement with respect to any material Taxes; (4) file any material amended Tax Return; (5) change any method of reporting income or deductions (including, without limitation, any method of accounting) for federal income Tax purposes from those employed in the preparation of its federal income Tax Returns for the taxable year ending December 31, 2025; except, in each case, as is required by applicable Law or GAAP; (6) extend or waive the application of any statute of limitations relating to the collection or assessment or any tax (except with respect to routine extensions relating to the initial filing of a Tax Return); (7) apply for or pursue any tax ruling or (8) execute any power of attorney in respect of any material tax matter; except, in each case, as is required by applicable Law or GAAP, provided, notwithstanding the foregoing, Issuer and its Subsidiaries shall have the right to make any election permitted pursuant to Revenue Procedure 2025-28 under Section 70302(f)(1)(A), if eligible, or Section 70302(f)(2)(A)(i) of the One Big Beautiful Bill Act (P.L. 119-21);

xiv.    cancel or make any material changes to the Insurance Policies, other than renewals of the Insurance Policies and in the ordinary course of business consistent with past practices;

xv.    change its present accounting methods or principles in any material respect, except as required by GAAP or applicable Law;

xvi.    enter into any Contract that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

xvii.    make or enter into any commitment for capital expenditures in excess of $250,000 individually;

xviii.    make any loans, advances or capital contributions to, or material investments in, any other Person;

xix.    sell, assign, transfer or exclusively license any Issuer Intellectual Property, or permit the lapse of any right, title or interest to any Issuer Intellectual Property, or terminate, cancel or amend any Contract governing Issuer Intellectual Property;

xx.    settle, compromise or otherwise resolve any Proceedings (excluding any audit, claim or other Proceeding in respect of Taxes) in a manner resulting in liability for, or restrictions on the conduct of business by, Issuer or any of its Subsidiaries;

xxi.    (1) amend, modify, terminate (partially or completely), grant a waiver under, cancel, or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or a material default under, any Issuer Material Contract, or (2) enter into or assume any Contract that would have constituted an Issuer Material Contract had it been in effect as of the date hereof; or

xxii.    agree or commit in writing, or otherwise take any action or resolve to do any of the foregoing.

4.2    Conduct of Cloud’s Business.

During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing, except (i) as may be required by applicable Law, (ii) with the prior written consent of Issuer (which shall not be unreasonably withheld, conditioned or delayed), (iii) for the purpose of consummating the Cloud Pre-Closing Restructuring, (iv) as permitted or contemplated by this Agreement or (v) as set forth in Section 4.2 of the Disclosure Schedules, Cloud shall not, and shall not permit any of its Subsidiaries (whether by merger, sale of shares, sale of assets, consolidation, formation of a joint venture or otherwise) to:

i.    amend, supplement or otherwise modify any of its Organizational Documents;

ii.    make, declare, set aside or pay any dividend, or make any other distribution on, redeem, purchase or otherwise acquire (or authorize any of the foregoing), any shares of its capital stock or other Equity Interests, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock or other Equity Interests;

iii.    adopt a plan, Contract or resolutions providing for complete or partial liquidation, or dissolution;

iv.    sell, transfer, mortgage, encumber, license, sublicense, lease, sublease, pledge, abandon, otherwise make subject to any Lien or otherwise dispose of any of its properties or assets whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise except on an arms’ length basis and at fair market value;

v.    settle, compromise or otherwise resolve any Proceedings (excluding any audit, claim or other proceeding in respect of Taxes) in a manner reasonably likely to result in a Cloud Material Adverse Effect; or

vi.    enter into any Contract with an Affiliate that is not on an arms’ length basis.

4.3    Access and Information.

(a)    Prior to the Closing, APLD Intermediate and its officers, directors, managers, employees, consultants, equity partners, agents, advisors, financial advisors, attorneys, accountants and other representatives (collectively, “Representatives”) shall be entitled to, at APLD Intermediate’s sole cost and expense, make or cause to be made such investigation of Issuer and its business, assets and operations, and the financial and legal condition thereof, as APLD Intermediate reasonably deems necessary for the purposes of evaluating or implementing the Transactions, and Issuer shall reasonably cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, Issuer shall upon reasonable request during regular business hours, promptly provide APLD Intermediate and its Representatives or cause them to be permitted to have reasonable access to the premises, books and records of Issuer and shall promptly furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the business or operations of Issuer as APLD Intermediate or its Representatives shall reasonably request from time to time; provided, however that APLD Intermediate will take all reasonable actions to not interfere with the conduct of Issuer’s business.

(b)    Prior to the Closing, Issuer and its Representatives shall be entitled to, at Issuer’s sole cost and expense, make or cause to be made such investigation of Contributor, APLD Intermediate and their respective businesses, assets and operations, and the financial and legal condition thereof, as Issuer reasonably deems necessary for the purposes of evaluating or implementing the Transactions, and APLD Intermediate and Contributor, as applicable, shall reasonably cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, APLD Intermediate and Contributor, as applicable, shall, upon reasonable request, provide Issuer and its Representatives or cause them to be permitted to have reasonable access to the premises, books and records of APLD Intermediate and Contributor upon reasonable notice during regular business hours; provided, however that Issuer will take all reasonable actions to not interfere with the conduct of neither Contributor’s nor APLD Intermediate’s business.

4.4    Written Consent; Information Statement; Proxy Statement.

(a)    Issuer shall use its best efforts to obtain the Stockholder Approval by the Consent Deadline or the Meeting Approval Deadline, as applicable, and, if by Written Consent, deliver the same to APLD Intermediate immediately after execution thereof by the requisite stockholders of Issuer. Issuer shall comply with applicable Law and Issuer’s Organizational Documents in connection with the Written Consent and Information Statement or the Proxy Statement, as applicable, including giving notice of the availability of dissenters’ rights in accordance with the Nevada Revised Statutes to the holders of Issuer Voting Stock not executing the Written Consent or not voting in favor of the approval of the Stockholder Proposals, together with any additional information required by the Nevada Revised Statutes. The parties agree and acknowledge that the Stockholder Approval shall be void and of no further effect if this Agreement is terminated in accordance with the terms and conditions hereof. The Issuer shall timely file with the SEC, within two (2) business days of the execution of the Written Consent by stockholders holding a majority of the Issuer’s voting power, the Written Consent under cover of Item 5.07 of a Current Report on Form 8-K.

(b)    As promptly as reasonably practicable after delivery to APLD Intermediate of the Written Consent (but in any event, no later than March 13, 2026), Issuer shall prepare and file with the SEC, the preliminary Information Statement in form and substance reasonably satisfactory to each of Issuer and APLD Intermediate relating to the Contribution and the other Transactions contemplated hereby; provided, that, if the Issuer is required by APLD Intermediate to initiate the Meeting Procedures pursuant to Section 4.4(c), Issuer shall instead prepare and file with the SEC the preliminary Proxy Statement in form and substance reasonably satisfactory to each of Issuer and APLD Intermediate and in no event later than March 12, 2026 (or such later date as the Contributor may determine by written notice to the Issuer) and shall obtain the Stockholder Approval no later than the Meeting Approval Deadline; provided further that such filing deadlines shall be extended to the extent APLD Intermediate does not promptly provide the information relating to Contributor as required by this Section 4.4(b). Any SEC filing fees associated with the Information Statement or the Proxy Statement shall be split between APLD Intermediate and Issuer. APLD Intermediate and Issuer shall reasonably cooperate with the other party in the preparation of the preliminary Information Statement or the preliminary Proxy Statement, as applicable, the definitive Information Statement or the definitive Proxy Statement, as applicable, and any amendments or supplements thereto and APLD Intermediate will promptly furnish to Issuer the information relating to Contributor required by the Exchange Act and stock exchange requirements for inclusion therein. Prior to filing with the SEC, Issuer shall provide APLD Intermediate and its counsel a reasonable opportunity to review and comment on the Information Statement or the Proxy Statement, as applicable, and shall incorporate any comments to the Information Statement or the Proxy Statement, as applicable, made by APLD Intermediate or its counsel to the extent such comments are not in violation of applicable Law. Issuer shall notify APLD Intermediate immediately following the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for any amendments or supplements to the Information Statement or the Proxy Statement, as applicable. Issuer shall, after consultation with APLD Intermediate, respond as promptly as practicable to any comments of the SEC with respect to the preliminary Information Statement or the preliminary Proxy Statement, as applicable. Issuer shall cause the Information Statement or the Proxy Statement, as applicable, in definitive form to be mailed to the holders of Issuer Voting Stock as promptly as reasonably practicable after the filing of the definitive Information Statement or the definitive Proxy Statement, as applicable, with the SEC and in no event later than one (1) business day after the earliest of the SEC notifying Issuer that it is not reviewing or has completed its review of the Information Statement or Proxy Statement or the SEC has not timely notified Issuer of its intent to review the Information Statement or Proxy Statement. If at any time prior to the Closing any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Information Statement or the Proxy Statement, as applicable, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the parties shall work together to prepare and Issuer shall file with the SEC such amendment or supplement to the Information Statement or the Proxy Statement, as applicable, in consultation with and subject to review by APLD Intermediate as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to the Information Statement or the Proxy Statement, as applicable, to be disseminated to the holders of the Issuer Voting Stock; provided that Issuer shall incorporate all comments received from APLD Intermediate or its counsel to the extent such comments comply with applicable Law. Issuer shall provide APLD Intermediate and its counsel the opportunity to participate in all discussions or meetings (whether in-person, telephonic or otherwise) with the SEC, unless prohibited by Law. Notwithstanding the foregoing, in the event that this Agreement is terminated in accordance with the terms and conditions hereof, the parties shall not be required, after the date of termination, to prepare, file and mail the Information Statement or the Proxy Statement pursuant to this Section 4.4(b).

(c)    If the Written Consent is not obtained by the Consent Deadline, then APLD Intermediate has the unilateral right and authority in its sole and absolute discretion to require Issuer to initiate the following procedures (collectively, the “Meeting Procedures”) upon delivery of a written notice from APLD Intermediate to Issuer (the “Proxy Notice”), and the Issuer shall, at its sole cost and expense, take each of the following actions:

i.    Within three (3) business days of the receipt of the Proxy Notice, Issuer shall cause the Issuer Board to duly convene at a meeting of the Issuer Board to, or though action by written consent (the date of such approval, the “Issuer Board Approval Date”), (A) set a record date for stockholders eligible to vote at the Stockholder Meeting, which record date is (i) no less than two (2) business days after the date of the Issuer Board Approval Date, and (ii)  no less than ten (10) calendar days prior to the Meeting Date, and no more than sixty (60) calendar days prior to the Meeting Date (such date, as may be extended from time to time, the “Record Date”), (B) set April 20, 2026 as the initial date for the Stockholder Meeting, subject to SEC clearance of the Proxy Statement relating to this Agreement, the Contribution and the other Transactions contemplated hereby, provided, that, if such date is not permitted under applicable Laws, then such other date as mutually agreed by the Issuer and Contributor (such date, as extended from time to time, the “Meeting Date”), and (C) recommend to the Issuer’s stockholders that such holders vote to approve the Stockholder Proposals as set forth in the Proxy Statement in accordance with subsection (v) below;

ii.     Issuer shall, at its own cost and expense, engage a proxy solicitor no later than the Record Date. Issuer shall use commercially reasonable efforts to solicit proxies in favor of the Stockholder Approval and to obtain the Stockholder Approval prior to the Meeting Approval Deadline;

iii.    No later than two (2) business days prior to the Record Date, Issuer shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act;

iv.    Notwithstanding anything to the contrary contained herein, but subject to the immediately following sentence, Issuer shall not postpone or adjourn the Stockholder Meeting without the prior written consent of APLD Intermediate (which consent shall not be unreasonably withheld); provided that if at any time following the dissemination of the Proxy Statement, either Issuer or APLD Intermediate reasonably determines in good faith that the Stockholder Approval is unlikely to be obtained at the Stockholder Meeting, including due to an absence of quorum, then each of Issuer and APLD Intermediate shall have the right to require an adjournment or postponement of the Stockholder Meeting for the purpose of soliciting additional votes in favor of the Stockholder Proposals; provided, further, that no such single adjournment or postponement shall delay the Stockholder Meeting by more than ten (10) calendar days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the End Date. Notwithstanding the foregoing, Issuer may (without the consent of APLD Intermediate) postpone or adjourn the Stockholder Meeting if (i) Issuer is required to postpone or adjourn the Stockholder Meeting by applicable Law, or (ii) after consultation with APLD Intermediate, the Issuer Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that such postponement or adjournment of the Stockholder Meeting is required in order to give Issuer’s stockholders sufficient time to evaluate any amendment or supplement to the Proxy Statement that Issuer is required to provide to such holders under applicable Law (so long as any such supplement or amendment was provided in compliance with this Agreement); provided that no such single adjournment or postponement shall delay the Stockholder Meeting by more than ten (10) calendar days from the prior-scheduled date or to a date on or after the fifth (5th) business day preceding the End Date. Unless this Agreement has been validly terminated pursuant to Section 6.1, (A) Issuer shall submit this Agreement to the stockholders of Issuer for adoption at the Stockholder Meeting and (B) the only matters to be voted upon at the Stockholder Meeting shall be the Stockholder Proposals and routine proposals required in connection with such vote (and not any other matters).

v.    Issuer shall (A) upon APLD Intermediate’s request, provide APLD Intermediate reasonably detailed periodic updates concerning proxy solicitation results on a timely basis, (B) give written notice to APLD Intermediate one day prior to the Stockholder Meeting, and on the day of, but prior to the Stockholder Meeting, indicating whether as of such date sufficient proxies representing the Stockholder Approval have been obtained. Issuer shall undertake any other obligations that APLD Intermediate reasonably requests in connection with the Stockholder Meeting and/or the Stockholder Approval, and (C) take such other actions as are reasonably and customarily necessary, appropriate and convenient to conduct the Stockholder Meeting and obtain the Stockholder Approval thereat.

4.5    No Solicitation.

(a)    Issuer shall not, and shall cause each of its Subsidiaries and Representatives not to, directly or indirectly (i) initiate, knowingly encourage (including by means of furnishing or disclosing information), solicit, discuss or negotiate, directly or indirectly, any Acquisition Proposal, other than with APLD Intermediate and Contributor (for the avoidance of doubt, no controlled equityholder of Issuer or member of Issuer’s management will be permitted to meet with any Person with respect to an Acquisition Proposal), (ii) furnish or disclose any non-public information to any Person, other than to Contributor and/or APLD Intermediate, their respective Affiliates and their respective Representatives, in connection with an Acquisition Proposal, (iii) enter into any agreement regarding an Acquisition Proposal, other than with Contributor and/or APLD Intermediate, or (iv) enter into any agreement, arrangement or understanding that would reasonably be expected to have an adverse effect on the ability of Issuer to consummate the Contribution. Notwithstanding anything to the contrary in this Agreement, Issuer may (i) engage in discussions with potential buyers of substantially all of Issuer’s assets and (ii) engage in (and consummate) the PIPE Investment.

(b)    Neither Contributor nor APLD Intermediate shall, directly or indirectly, through any of its Representatives (i) initiate, knowingly encourage (including by means of furnishing or disclosing information), solicit, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) (A) to acquire, directly or indirectly, Cloud, or any portion of Contributor’s assets (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), (B) to make any investment in, capital contribution or loan to, or reorganization, dissolution, liquidation or recapitalization of Cloud, or (C) any similar transaction or business combination involving the assets, equity, interests or capital stock of Cloud (each, a “Cloud Acquisition Proposal”), other than with Issuer (for the avoidance of doubt, no controlled equityholder of Contributor or member of Contributor’s management will be permitted to meet with any Person with respect to a Cloud Acquisition Proposal), (ii) furnish or disclose any non-public information to any Person, other than to Issuer, its Affiliates and their Representatives, in connection with a Cloud Acquisition Proposal, (iii) enter into any agreement regarding a Cloud Acquisition Proposal, other than with Issuer, or (iv) enter into any agreement, arrangement or understanding that would reasonably be expected to have an adverse effect on the ability of Contributor consummate the Contribution. Notwithstanding anything to the contrary in this Agreement, no inquiry, proposal, offer, discussion, negotiation or agreement that contemplates the sale, transfer, disposition, merger, business combination, financing, restructuring or other transaction involving the Cloud as part of any proposed Sale of Applied Parent shall be restricted by this Section 4.5(b).

4.6    Regulatory Approvals; Efforts.

(a)    Prior to the Closing, the parties hereto shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable by such party under any applicable Laws to consummate and effectuate the Contribution and other transactions as contemplated herein and in the Transaction Documents, as promptly as practicable, including (i) preparing and filing all forms, registrations and notifications with any governmental authorities or third parties required to be filed to consummate the Contribution, (ii) using reasonable best efforts to satisfy the conditions to consummating the Contribution, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order or approval of, waiver or any exemption by, any governmental authorities required to be obtained or made by the parties hereto or any of their respective Subsidiaries in connection with the Contribution or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Contribution, and (v) using reasonable best efforts with respect to the execution and delivery of all such instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Contribution and to fully carry out the purposes or intent of this Agreement.

4.7    Securities Laws Disclosure; Publicity

. Issuer shall not (i) issue a press release or (ii) file a Current Report on Form 8-K disclosing the material terms of the Transactions contemplated hereby (a “Press Release”), including forms of the Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act, in each case except to the extent required by applicable Law. Notwithstanding the foregoing, if such Press Release is required in accordance with applicable Law, it shall be on a form reasonably acceptable to APLD Intermediate after APLD Intermediate has had reasonable time to review and comment on such form. Issuer shall not issue any press release nor otherwise make any public statement which contains any false, defamatory, or disparaging remarks, comments, or statements concerning Contributor, APLD Intermediate, Cloud or any of its Affiliates.

4.8    Acknowledgment of Dilution

. Issuer acknowledges that the issuance of the Exchanged Shares may result in dilution of the outstanding shares of Issuer Common Stock, which dilution may be substantial under certain market conditions. Issuer further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Exchanged Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim Issuer may have against Contributor and regardless of the dilutive effect that such issuance may have on the ownership of the other stockholders of Issuer.

4.9    Notifications of Certain Events

. Subject to applicable Law and as otherwise required by any Governmental Entity, APLD Intermediate and/or Contributor, on the one hand, and Issuer, on the other hand, each shall keep the other apprised of the status of matters relating to the consummation of the Transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by APLD Intermediate and/or Contributor or Issuer, as applicable, or any of their Subsidiaries, from any third party or any Governmental Entity with respect to this Agreement and the Transactions contemplated hereby. APLD Intermediate and/or Contributor and Issuer each shall give prompt written notice (including copies of relevant documents) to the other of any Effect (within 48 hours of a board or chief executive officer first becoming aware), individually or in the aggregate, that has had or would reasonably be expected to have a Cloud Material Adverse Effect or an Issuer Material Adverse Effect, as applicable, or of any failure of any condition to a party’s obligation to consummate the Transactions contemplated by this Agreement or the Transaction Documents; provided, however, that the failure to deliver any such notice shall not affect any of the conditions set forth in ARTICLE V or give rise to any right to terminate under ARTICLE VI, unless the underlying breach would independently result in the failure of a condition set forth in ARTICLE V to be satisfied.

4.10    Tax Matters.

(a)    Tax Periods Ending on or before Closing Date. To the extent permitted by applicable Law, Issuer agrees to apply for any automatic extension of the deadline for filing any income Tax Returns that otherwise would be required to be filed before July 1, 2026. Not later than thirty (30) days prior to the due date for filing any federal income Tax Returns, for periods ending on or prior to the Closing Date that are filed after the Closing Date, Issuer shall provide APLD Intermediate with drafts of such Tax Returns. Issuer shall permit APLD Intermediate to review and comment on each such Tax Return described in this paragraph prior to filing and shall consider in good faith all of APLD Intermediate’s reasonable comments timely provided.

(b)    Cooperation on Tax Matters. Issuer shall cooperate fully, as and to the extent reasonably requested by APLD Intermediate, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon APLD Intermediate’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)    Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Issuer, except for any such agreement or arrangement solely between or among any of Issuer and its Subsidiaries or any Tax sharing or indemnification provisions contained in any agreement agreements entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements) shall be terminated as of the Closing Date and, after the Closing Date, Issuer shall not be bound thereby or have any liability thereunder.

(d)    Transfer Taxes; Mitigation. Notwithstanding anything to the contrary contained herein, Issuer shall bear 100% of any and all liabilities for any excise, sales, use, stamp, value added, documentary, filing, recording, transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Governmental Entity in connection with the Contribution (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law. Issuer shall, at its own expense, prepare and file the required Tax Returns and other required documents with respect to the Transfer Taxes required to be paid pursuant to the preceding sentence and shall promptly provide APLD Intermediate with evidence of the payment of such Transfer Taxes.

4.11    Transaction Litigation

. Issuer shall promptly (and in any event within two business days) notify APLD Intermediate in writing of, and shall give APLD Intermediate the opportunity to participate fully and actively in the defense and settlement of, any shareholder or stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving Issuer and/or any of their respective directors or officers relating to this Agreement, the Contribution or any of the other Transactions contemplated by this Agreement (any such claim or litigation, “Transaction Litigation”). No compromise or full or partial settlement of any such claim or litigation shall be agreed to by Issuer without APLD Intermediate’s prior written consent (not to be unreasonably delayed, conditioned or withheld).

4.12    Confidentiality

. Any such information provided pursuant to this Agreement shall be held in confidence to the extent required by, and in accordance with, the provisions of that certain Mutual Non-Disclosure Agreement, by and between Applied Parent and Issuer, dated as of August 11, 2025 (the “Confidentiality Agreement”).

4.13    Nasdaq Listing of Shares

. Prior to Closing, Issuer shall apply to cause the shares of Issuer Common Stock issued in connection with the Transactions contemplated by this Agreement to be approved for listing on Nasdaq and shall timely submit a notice of listing of additional shares with Nasdaq with respect thereto.

4.14    Takeover Statutes

. If any Takeover Statute is or may become applicable to the Transactions contemplated by this Agreement, Issuer, and the Issuer Board, as applicable, shall promptly grant such approvals and take such lawful actions as are necessary so that transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and shall otherwise take any such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such Transactions.

4.15    Legend.

(a)    Contributor agrees that all certificates or other instruments representing the Exchanged Shares issued pursuant to this Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b)    In connection with any sale, assignment, transfer or other disposition of the Exchanged Shares by Contributor pursuant to Rule 144, pursuant to any other exemption under the Securities Act or pursuant to sale under an effective registration statement such that the purchaser acquires freely tradable shares and upon compliance by Contributor with the requirements of this Section 4.15, if requested by Contributor (or any Permitted Transferee), Issuer shall cause the Transfer Agent to timely remove any restrictive legends related to the book entry account holding such Exchanged Shares, and make a new, unlegended entry for such book entry Exchanged Shares, provided that Issuer has received customary representations and other documentation reasonably acceptable to Issuer in connection therewith.  Subject to receipt by Issuer of customary representations and other documentation reasonably acceptable to Issuer in connection therewith (including in the case of clause (i) below, to the extent the Transfer Agent requires an opinion from counsel pursuant to clause (B) below, representations and documentation from a broker dealer acceptable to Issuer as to prospective sales pursuant to such registration statement), upon the earlier of such time as the Exchanged Shares (i) have been registered under the Securities Act pursuant to an effective registration statement, (ii) have been sold or transferred pursuant to an effective registration statement, (iii) have been sold pursuant to Rule 144, or (iv) are eligible for resale under Rule 144(b)(1) or any successor provision (without the requirement for Issuer to comply with the current public information obligations of Rule 144(c)), Issuer shall promptly upon any request therefor from Contributor accompanied by such customary and reasonably acceptable documentation referred to above (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Exchanged Shares, and (B) use reasonably best efforts to cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act.

4.16    Reservation of Common Stock

. As of the date hereof, Issuer has reserved and Issuer shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Issuer Common Stock for the purpose of enabling Issuer to issue Issuer Common Stock pursuant to this Agreement.

4.17    Listing of Issuer Common Stock

. Issuer hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the Issuer Common Stock on the Trading Market on which it is currently listed, and in connection with the execution and delivery of this Agreement, Issuer has submitted the Listing Application to Nasdaq to list or quote all of the Exchanged Shares on such Trading Market and shall not consummate the Closing until such Listing Application has been approved. Issuer further agrees, if Issuer applies to have the Issuer Common Stock traded on any other Trading Market, it will then include in such application all of the Exchanged Shares, and will take such other action as is necessary to cause all of the Exchanged Shares to be listed or quoted on such other Trading Market as promptly as possible. Issuer will then take all action reasonably necessary to continue the listing and trading of its Issuer Common Stock on a Trading Market and will comply in all respects with Issuer’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. Issuer agrees to maintain the eligibility of its Issuer Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

4.18    Directors’ and Officers’ Indemnification and Insurance.

(a)    Contributor agrees that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of any of the current or former directors, managers, officers or authorized person of Issuer (each an “Indemnified Party” and collectively the “Indemnified Parties”), to the extent permitted under applicable Law and required by Issuer’s Organizational Documents as in effect as of the date of this Agreement shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date, and in the event that any Proceeding is pending or asserted or any claim made during such period, until the disposition of any such Proceeding or claim. From and after the Closing, Contributor shall cause Issuer and its Subsidiaries to comply with and honor the foregoing obligations.

(b)    Prior to or on the Closing Date, Issuer shall, at Issuer’s sole cost and expense, obtain a non-cancellable (i) “tail” directors’ and officers’ liability, employment practices liability, and fiduciary liability insurance policies (“D&O Tail Policy”) with an extended reporting period of six (6) years from the Closing Date insuring claims for conduct, acts, and omissions occurring prior to the Closing Date and (ii) “tail” products liability and cyber insurance policies (“Cyber/Products Tail Policy,” and together with the D&O Tail Policy, the “Tail Insurance”), in each case, insuring events, acts, and omissions occurring before the Closing Date and on terms and conditions, including limits and retentions, no less favorable than Issuer’s existing policies and in form and substance reasonably satisfactory to APLD Intermediate and Contributor.

(c)    The covenants contained in this Section 4.18 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

4.19    Contractor Information. Issuer agrees to use best efforts to provide the Contributor with a true, correct, and complete list of all independent contractors (other than those employed or retained by third party corporate entities) and consultants, including, but not limited to, all individuals who provide services to Issuer or any Issuer Subsidiary either personally or through a single member corporate entity and receive a Form 1099, of Issuer or any Issuer Subsidiary, showing date of engagement; hourly rate or other basis of compensation; principal work location; job title or function, each as applicable, within ten (10) days of the date hereof.

ARTICLE V.
    CONDITIONS TO CLOSING

5.1    Conditions to Each Party’s Obligation to Effect the Contribution

. The respective obligations of each party to effect the Contribution and complete the Transactions contemplated hereby shall be subject to the fulfillment (or waiver in a writing signed by Issuer, APLD Intermediate and Contributor, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Closing of the following conditions:

(a)    The Stockholder Approval shall have been obtained in accordance with all applicable Law, including, for the avoidance of doubt, all of the Securities Laws and rules of the Trading Market.

(b)    If the Stockholder Approval is obtained by Written Consent, the Information Statement shall have been cleared by the SEC and shall have been sent to the holders of Issuer Voting Stock at least twenty (20) calendar days prior to the Closing Date in accordance with Regulation 14C of the Exchange Act; provided, that, if the Stockholder Approval is obtained at the Stockholder Meeting, the definitive Proxy Statement shall have been cleared by the SEC and mailed in accordance with Regulation 14A under the Exchange Act.

(c)    No Order or Law shall have been entered, adopted, enacted, issued, promulgated or enforced, in each case, by a Governmental Entity of competent jurisdiction, that prevents, enjoins, prohibits, restrains or makes illegal the consummation of the Contribution or the other transactions contemplated hereby.

(d)    All requisite approvals or waivers of any Governmental Entity or other third parties in each case as set forth on Section 5.1(d) of the Disclosure Schedules have been obtained.

(e)    Immediately following the Closing, Issuer, on a consolidated basis with Cloud, shall have Cash and Cash Equivalents of at least $15,000,000, inclusive of net proceeds of the PIPE Investment.

(f)    The Restated Issuer Articles shall have been duly adopted by all necessary corporate action on the part of the Issuer, filed with the Secretary of State of the State of Nevada, and shall be in full force and effect as of immediately prior to the Closing.

5.2    Conditions to Obligation of Issuer to Effect the Contribution

. The obligation of Issuer to effect the Contribution is further subject to the fulfillment (or waiver in a writing signed by Issuer, to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)    (i) The representations and warranties of Cloud set forth in Section 3.2 that are qualified by a “Cloud Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Cloud, APLD Intermediate and Contributor set forth in Section 3.2 that are not qualified by a “Cloud Material Adverse Effect” qualification shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct that have not had, individually or in the aggregate, a Cloud Material Adverse Effect; provided that representations and warranties set forth in Section 3.2 that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii) of this Section 5.2(a), as applicable) only as of such date or period.

(b)    APLD Intermediate and Contributor shall have performed and complied with, in each case, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c)    Contributor shall have delivered to Issuer a certificate, dated the Closing Date and signed by a duly authorized executive officer in their capacity as such (and not individually) of each of Contributor and Cloud, certifying to the effect that the conditions set forth in Section 5.2(a) and Section 5.2(b) have been satisfied.

(d)    Since the date hereof, there shall not have occurred and be continuing a Cloud Material Adverse Effect.

(e)    Contributor shall have delivered to Issuer duly executed counterparts to all Transaction Documents to which it, Cloud or APLD Intermediate is a party, and all such other documents and deliveries set forth in Section 2.2(b).

5.3    Conditions to Obligation of APLD Intermediate and Contributor to Effect the Contribution

. The obligation of each of APLD Intermediate and Contributor to effect the Contribution is further subject to the fulfillment (or the waiver in a writing signed by APLD Intermediate and Contributor, to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:

(a)    (i) The representations and warranties of Issuer set forth in Section 3.1 that are qualified by an “Issuer Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Issuer set forth in Section 3.1 that are not qualified by an “Issuer Material Adverse Effect” qualification shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct that have not had, individually or in the aggregate, an Issuer Material Adverse Effect; provided that representations and warranties set forth in Section 3.1 that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii) of this Section 5.3(a), as applicable) only as of such date or period.

(b)    Issuer shall have performed and complied with, in each case, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to the Closing.

(c)    Issuer shall have delivered to Contributor a certificate, dated the Closing Date and signed by a duly authorized executive officer in their capacity as such (and not individually), certifying to the effect that the conditions set forth in Section 5.3(a) and Section 5.3(b) have been satisfied.

(d)    The PIPE Investment shall be consummated concurrently with the Closing.

(e)    Issuer shall have delivered the third-party consents and waivers set forth on Section 5.3(e) of the Disclosure Schedules.

(f)    Since the date hereof, there shall not have occurred an Issuer Material Adverse Effect.

(g)    The Listing Application shall have been submitted and approved, and a copy thereof provided to APLD Intermediate.

(h)    The Investor Rights Agreement shall be in full force and effect in accordance with its terms.

(i)    Evidence, reasonably satisfactory to APLD Intermediate, that the Tail Insurance is bound, paid for, and in effect as of the Closing.

(j)    Issuer shall have delivered to Contributor duly executed counterparts to all Transaction Documents to which it is a party, and all such other documents and deliveries set forth in Section 2.2(a).

5.4    Waiver of Conditions; Frustration of Purpose

. All conditions to the consummation of the Contribution shall be deemed to have been satisfied or waived from and after the Closing Date. Neither Issuer, APLD Intermediate nor Contributor may rely on the failure of any condition set forth in this ARTICLE V, as applicable, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VI.
    TERMINATION

6.1    Termination or Abandonment

. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated, and this Agreement and the Contribution may be abandoned at any time prior to the Closing Date, whether before or after, subject to the terms hereof, as follows:

(a)    by the mutual written consent of Issuer and APLD Intermediate;

(b)    by either Issuer or APLD Intermediate if the Contribution shall not have been consummated on or prior to 5:00 p.m. New York City time, on July 15, 2026 (the “End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to a party if the failure of the Contribution to be consummated by such date shall be proximately caused by the material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or other agreement of such party set forth in this Agreement by such party;

(c)    by either Issuer or APLD Intermediate if an Order shall have been issued restraining, enjoining or otherwise prohibiting the consummation of the Contribution and such order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available to a party if such Order was proximately caused by the material breach or inaccuracy of, or failure to comply with, any representation, warranty, covenant or other agreement of such party set forth in this Agreement by such party;

(d)    by Issuer, if Contributor, APLD Intermediate or Cloud shall have materially breached or there is any material inaccuracy in any of their respective representations or warranties, or shall have materially breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following delivery of written notice from Issuer to Contributor, APLD Intermediate or Cloud, as applicable, of such breach, inaccuracy or failure;

(e)    by APLD Intermediate, if Issuer shall have materially breached or there is any material inaccuracy in any of its representations or warranties, or shall have materially breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 5.3(a) or Section 5.3(b) and (ii) is either not curable or is not cured by the earlier of (A) the End Date and (B) the date that is thirty (30) days following delivery of written notice from Contributor or APLD Intermediate to Issuer of such breach, inaccuracy or failure;

(f)    by APLD Intermediate, at any time prior to receiving the Stockholder Approval, in the event that Issuer fails to obtain the Written Consent and deliver the same to APLD Intermediate prior to the Consent Deadline; provided, that, if the Written Consent is not obtained by the Consent Deadline and APLD elects to cause Issuer to initiate the Meeting Procedures, then in the event that Issuer fails to obtain the Stockholder Approval prior to the Meeting Approval Deadline; or

(g)    by APLD Intermediate, at any time after or concurrently with the announcement of a Sale of Applied Parent.

6.2    Effect of Termination

. In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall terminate (except that Section 7.1 and the provisions of the final sentence of this Section 6.2 shall survive any termination), and there shall be no other liability on the part of Issuer, on the one hand, or Contributor, APLD Intermediate or Cloud, on the other hand. In the event of termination of this Agreement, and regardless of the reason for the termination, the provisions set forth in the Confidentiality Agreement shall continue in full force and effect and any such termination shall not amend, modify, release, waive or otherwise limit any rights or obligations under the Confidentiality Agreement.

ARTICLE VII.
    MISCELLANEOUS

7.1    Expenses

. Unless this Agreement is terminated in accordance with ARTICLE VI, Issuer shall pay, at the Closing, all fees and expenses of Issuer, Cloud, APLD Intermediate and Contributor, including the fees and expenses of their respective advisers, counsel, accountants, and other experts, if any, as well as all other out-of-pocket expenses incurred by such parties in connection with the negotiation, preparation, execution, and delivery of this Agreement (collectively, the “Expenses”). If this Agreement is terminated in accordance with ARTICLE VI, Issuer shall be responsible for its own Expenses, and APLD Intermediate and Contributor shall be responsible for its own Expenses and any Expenses incurred by Cloud.

7.2    Entire Agreement

. The Transaction Documents, together with the exhibits and schedules hereto and thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

7.3    Notices

. Any notice, request, instruction or other document to be given hereunder by any party to the other will be either personally delivered, sent by electronic mail, or sent by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the parties at the applicable address set forth below, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or sent by telecopier or electronic mail (provided confirmation of transmission is received), three (3) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

(a)    If to APLD Intermediate, Contributor or Cloud:

c/o Applied Digital Corporation

3811 Turtle Creek Blvd., Suite 2100 Dallas, TX 75219

Attention: Saidal Mohmand

Email: [***]

With a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: Steven E. Siesser, Esq.

Email: [***]

(b)    If to Issuer:

Ekso Bionics Holdings, Inc.

[***]

Attn: Scott Davis

E-Mail: [***]

With a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati

One Market Plaza, Spear Tower #3300,

San Francisco, CA 94105

Attn: Ethan Lutske

E-mail: [***]

7.4    Amendments; Waivers

. This Agreement may be amended only by a writing signed by Issuer and APLD Intermediate. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver by any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

7.5    Successors and Assigns

. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of each of the parties hereto, provided, however, that (a) the parties may assign their rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, and (b) in the event of such assignment, (i) the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned and (ii) the assignor shall remain responsible for the provisions of this Agreement and the performance of its obligations hereunder.

7.6    No Third-Party Beneficiaries

. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto (and their permitted assigns), any benefit, right or remedies; provided that, notwithstanding the foregoing, the Indemnified Parties are express third party beneficiaries of Section 4.18.

7.7    Captions

. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

7.8    Governing Law

. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the state of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of New York; provided that any matters relating to the internal governance of Issuer will be governed by, and construed in accordance with, the Laws of the state of Nevada. Any dispute relating hereto shall be heard in any state or federal court located in Manhattan in the state of New York (each a “Chosen Court” and collectively, the “Chosen Courts”), and the parties agree to the exclusive jurisdiction and venue of the Chosen Courts. Such Persons further agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any Proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the state of New York, and each of the foregoing Persons hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such Proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Such Persons further covenant not to bring a Proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court. Process in any such Proceeding may be served on any Person with respect to such Applicable Matters anywhere in the world, whether within or without the jurisdiction of any such Chosen Court. Without limiting the foregoing, each such Person agrees that service of process on such party as provided in Section 7.8 shall be deemed effective service of process on such Person. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

7.9    Survival

. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for covenants and agreements that contemplate performance after the Closing or otherwise expressly by their terms survive the Closing.

7.10    Execution

. This Agreement, and any amendments hereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the Transactions contemplated hereby (including without limitation waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act or any state Laws based on the Uniform Electronic Transactions Act. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on each party hereto.

7.11    Severability

. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

7.12    Remedies

. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement and the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement and the Transaction Documents, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

7.13    Non-Recourse

. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof may only be made against the entities that are expressly identified as parties hereto (including entities that become parties hereto after the date hereof, pursuant to a permitted assignment in accordance with Section 7.5), and not against any other Person, except as expressly provided in this Section 7.13. Notwithstanding anything to the contrary in this Agreement, no claim or cause of action (whether in tort, contract or otherwise) may be asserted against, and no recourse shall be had to Applied Parent or any Subsidiary of Applied Parent, other than Contributor, APLD Intermediate or Cloud, in each case in their capacities as parties hereto.

7.14    Construction

. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)    the word “or” is not exclusive;

(b)    the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)    the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision; and

(d)    the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York generally are authorized or required by Law or other governmental action to close.

(Signature Pages Follow)         IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

APLD INTERMEDIATE APLD INTERMEDIATE HOLDCO LLC By: /s/ Saidal Mohmand Name: Saidal Mohmand Title: Chief Financial Officer
CONTRIBUTOR APLD CHRONOSCALE HOLDCO LLC By: /s/ Saidal Mohmand Name: Saidal Mohmand Title: Chief Financial Officer
CLOUD APPLIED DIGITAL CLOUD CORPORATION By: /s/ Saidal Mohmand Name: Saidal Mohmand Title: Chief Financial Officer

ISSUER EKSO BIONICS HOLDINGS, INC.
By: /s/ Scott G. Davis Name: Scott G. Davis Title: Chief Executive Officer

EXHIBIT A

INVESTOR RIGHTS AGREEMENT

EXHIBIT B

FORM OF STOCK POWER

STOCK POWER

FOR VALUE RECEIVED, APLD ChronoScale HoldCo LLC, a Delaware limited liability company does hereby sell, assign and transfer unto Ekso Bionics Holdings, Inc., a Nevada corporation 1,200 shares of the common stock (the “Shares”) of Applied Digital Cloud Corporation, a Nevada corporation (the “Company”), standing in its name on the books of the Company and does hereby irrevocably constitute and appoint [●] attorney to transfer the Shares on the books of the Company, with full power of substitution in the premises.

Dated: _____, 2026

By: __________________________ Name:[Saidal Mohmand] Title: [Chief Financial Officer]

EXHIBIT C

RESTATED ISSUER BYLAWS

SECOND AMENDED AND RESTATED BYLAWS

OF

CHRONOSCALE CORPORATION

Effective as of [●], 2026

ARTICLE I

Meetings of Stockholders

Section 1.1         Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Nevada, as may be designated by resolution or resolutions of the board of directors (the “Board of Directors”) of ChronoScale Corporation (as such name may be changed from time to time in accordance with applicable law, the “Corporation”). Any annual meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.

Section 1.2         Special Meetings. Except as otherwise provided by or pursuant to the Corporation’s articles of incorporation (including any certificate filed with the Secretary of State of the State of Nevada establishing a series of preferred stock of the Corporation) (as the same may be amended, restated or amended and restated, from time to time, the “Articles of Incorporation”), special meetings of stockholders for any purpose or purposes may be called at any time solely and exclusively by the Board of Directors, the chairman of the Board of Directors (the “Chairman”) (or, if and to the extent expressly provided for in the Articles of Incorporation with respect to any series of preferred stock, by the holders of such series of preferred stock, acting pursuant to the terms applicable thereto). Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors (or by the person calling such meeting, if other than the Board of Directors) at any time in advance of such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 1.3         Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Articles of Incorporation or these Second Amended and Restated Bylaws (as the same may be further amended, restated or amended and restated, from time to time, these “Bylaws”), the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4         Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment or postponement is for more than sixty (60) days, the Board of Directors shall fix a new record date for such adjourned or postponed meeting in accordance with Section 1.8 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 1.5         Quorum. Except as otherwise provided by applicable law, by or pursuant to the Articles of Incorporation or by these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum; provided, however, that for so long as Applied Digital Corporation, a Nevada corporation (“APLD”) Beneficially Owns (which, for purposes of these Bylaws, shall have the meaning ascribed thereto in Rule 13d-3 under the Exchange Act) more than fifty percent (50%) of such voting power, the presence in person or by proxy of the holders of at least two thirds (66 2/3%) in voting power of the then outstanding shares entitled to vote at the meeting shall be required to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall be present in person or represented by proxy. Shares of the Corporation’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the Corporation, (b) to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Corporation or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly by the Corporation or if such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity.

Section 1.6         Organization. Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence, by the President, if any, or in his or her absence, by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7         Voting; Proxies. Except as otherwise provided by or pursuant to the Articles of Incorporation, including any certificates of designation for any class of capital stock, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock of the Corporation held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors (other than any Class/Series Directors) (as defined below) at which a quorum is present, a majority of the votes cast shall be sufficient to elect; provided, however, that any meeting of stockholders for the election of directors (other than any Class/Series Directors) at which a quorum is present, and one or more stockholders have (a) nominated one or more individuals for election to the Board of Directors in compliance with Section 1.13 of these Bylaws, such that the number of nominees for election to the Board of Directors exceeds the number of open seats, and (b) not withdrawn such Nomination or Nominations (as each is defined below) on or prior to the tenth (10th) day preceding the date the Corporation first gives notice of such meeting to stockholders, a plurality of the votes cast shall be sufficient to elect. When a quorum is present at any meeting of stockholders, all other elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the Articles of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or the laws of the State of Nevada, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern. For purposes of this Section 1.7, a “majority of votes cast” means that the number of votes cast “for” a nominee, question or business exceeds the number of votes cast “against” such nominee, question or business.

Section 1.8         Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date for determining stockholders entitled to notice of or to vote at the meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting; and (b) in the case of a determination of stockholders entitled to consent to corporate action without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held; and (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

Section 1.9         Maintenance of List of Stockholders. The Corporation shall keep, at its principal office or with its custodian of records whose name and street address are available at the corporation’s registered office, a list, revised annually not later than 60 days after the date by which an annual list is required to be filed pursuant to Nevada Revised Statute 78.150, containing only the names, alphabetically arranged, of all persons who are stockholders of record of the Corporation, showing their places of residence, if known, and the number of shares held by them respectively. Such list shall be open to the inspection by any person who has been a stockholder of record of the Corporation for at least six (6) months immediately preceding the demand, or any person holding, or thereunto authorized in writing by the holders of, at least five percent (5%) of all of its outstanding shares, upon at least five (5) days’ written demand, including the affidavit required pursuant to Nevada Revised Statute 78.105. Absent manifest error or actual fraud, the stock ledger of the Corporation, as maintained by the Corporation or its designated transfer agent, shall conclusively determine the stockholders of record of the Corporation.

Section 1.10         Action By Consent in Lieu of Meeting. Notwithstanding anything to the contrary in these Bylaws, for so long as APLD Beneficially Owns more than fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. At all other times, stockholder action shall be taken only at a duly called annual or special meeting of the stockholders and may not be taken by written consent.

Section 1.11         Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the individual presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No individual who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12         Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting of stockholders shall be announced at the meeting by the individual presiding over the meeting. Without limiting the foregoing, the presiding individual may impose reasonable time, topic and manner limitations on questions and comments to ensure orderly conduct and to confine discussion to matters properly before the meeting. If a stockholder proposal or nomination is determined to be procedurally deficient but the deficiency is reasonably curable, the Corporation shall provide prompt notice of such deficiency to the proponent, and the presiding individual may permit a brief recess or deferral to allow the proponent a reasonable opportunity to cure such deficiency before the polls close; proposals or nominations that remain deficient after such opportunity shall be disregarded. The Board of Directors may adopt (by resolution or resolutions thereof) such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the individual presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding individual, are appropriate for the proper conduct of the meeting of stockholders. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the individual presiding over the meeting of stockholders, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting of stockholders; (b) rules and procedures for maintaining order at the meeting of stockholders and the safety of those present; (c) limitations on attendance at or participation in the meeting of stockholders to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other individuals as the individual presiding over the meeting of stockholders shall determine; (d) restrictions on entry to the meeting of stockholders after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants in the meeting of stockholders. The Board of Directors or, in addition to making any other determinations that may be appropriate to the conduct of the meeting of stockholders, the individual presiding over any meeting of stockholders, in each case, shall have the power and duty to determine whether any election, question or business was or was not properly made, proposed or brought before the meeting of stockholders and therefore shall be disregarded and not be considered or transacted at the meeting, and, if the Board of Directors or the individual presiding over the meeting, as the case may be, determines that such election, question or business was not properly made, proposed or brought before the meeting of stockholders and shall be disregarded and not be considered or transacted at the meeting, the individual presiding over the meeting shall declare to the meeting that such election, question or business was not properly made, proposed or brought before the meeting and shall be disregarded and not be considered or transacted at the meeting, and any such election, question or business shall not be considered or transacted at the meeting. Unless and to the extent determined by the Board of Directors or the individual presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.13         Notice of Stockholder Business and Nominations.

(a)         Annual Meetings of Stockholders.

(i)         Nominations of one or more individuals for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Class/Series Directors (as defined below)) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than a Nomination or Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than a Nomination or Nominations required by or pursuant to the Articles of Incorporation to be voted on solely and exclusively by the holders of any class (voting separately as a class) or series (voting separately as a series) of capital stock of the Corporation then outstanding) (collectively, “Business”) may be made at an annual meeting of stockholders only a. pursuant to the Corporation’s notice of meeting (or any supplement thereto), provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations, b. by or at the direction of the Board of Directors or c. by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 1.13.

(ii)         For Nominations or Business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 1.13(a)(i)(C) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. The Corporation may notify the stockholder of any immaterial deficiencies in such notice, and the stockholder shall have five (5) business days following delivery of such notice (but in no event later than the second (2nd) business day prior to the meeting) to cure such immaterial deficiencies; material deficiencies or untimely notices shall not be subject to cure. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of the stockholder’s notice as described above. The stockholder’s notice shall set forth: a. as to each Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), without regard to the application of the Exchange Act to either the Nomination or the Corporation, (2) such individual’s written consent to being named in any proxy statement as a nominee and to serving as director if elected, (3) a description of any direct or indirect compensation or benefit (including, without limitation, indemnification and/or advancement rights) to which the individual subject to such Nomination may be entitled under any agreement, arrangement or understanding with any person other than the Corporation (including, without limitation, the amount of any such monetary compensation) in connection with such individual’s nomination or service as a director of the Corporation and (4) a description of any other material relationship or relationships between or among the individual subject to such Nomination and/or such individual’s affiliates and associates, on the one hand, and the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Nominations is/are made and/or such stockholder’s or beneficial owner’s respective affiliates and associates, or others acting in concert with such stockholder or beneficial owner or their respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate, associate or other person were the “registrant” for purposes of such rule and the individual subject to such Nomination was a director or officer of such registrant; b. as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolution or resolutions proposed for consideration and in the event that such Business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reason or reasons for conducting such Business at the meeting and any material interest or interests in such Business of such stockholder and of the beneficial owner, if any, on whose behalf the Business is proposed; and c. as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination, Nominations or Business is/are made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, and any of their respective affiliates or associates or others acting in concert with them, (2) the class, series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, (3) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination, Nominations or Business and (4) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the Business or elect the nominee or nominees subject to the Nomination or Nominations and/or (y) to otherwise solicit proxies from stockholders of the Corporation in support of such Nomination, Nominations or Business; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders. The Corporation may require (1) any individual subject to a Nomination by a stockholder pursuant to Section 1.13(a)(i)(C) of these Bylaws of to furnish such other information as the Corporation may reasonably require to determine the eligibility of such individual subject to such Nomination to serve as a director of the Corporation if elected and (2) the stockholder giving notice pursuant to Section 1.13(a)(i)(C) of these Bylaws to furnish such other information as the Corporation may reasonably require to demonstrate that any Business is a proper matter for stockholder action at an annual meeting of stockholders.

(iii)         Notwithstanding anything in the second sentence of Section 1.13(a)(ii) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by Section 1.13(a)(ii) of these Bylaws shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)         Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) pursuant to the Corporation’s notice of meeting (or any supplement thereto) as aforesaid (provided that the Board of Directors has determined that directors shall be elected at such meeting) (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.13(b) is delivered to the Secretary, who is entitled to vote at the special meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13(b). In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors), any such stockholder entitled to vote in such election may make a Nomination or Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to this Section 1.13(b), if the stockholder’s notice setting forth the information required by Section 1.13(a)(ii) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 1.13(b).

(c)         General.

(i)         Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.13 shall be eligible for election at an annual or special meeting of stockholders, and only such Business shall be conducted at an annual or special meeting of stockholders as shall have been brought before such meeting in accordance with the procedures set forth in this Section 1.13. Except as otherwise provided by applicable law, the Board of Directors or the individual presiding over an annual or special meeting of stockholders shall have the power and duty to determine whether (A) a Nomination or any Business proposed to be brought before the meeting was or was not made, proposed or brought, as the case may be, in accordance with the procedures set forth in this Section 1.13 and (B) any proposed Nomination, Nominations or Business shall be disregarded or that such Nomination, Nominations or Business shall not be considered or transacted at the meeting. Notwithstanding the foregoing provisions of this Section 1.13, if the stockholder (or a qualified representative of the stockholder) giving notice pursuant to Section 1.13(a)(i)(C) or Section 1.13(b) of these Bylaws does not appear at the annual or special meeting of stockholders to present a Nomination, Nominations or Business, such Nomination, Nominations or Business shall be disregarded and such Nomination, Nominations or Business shall not be considered or transacted at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)         For purposes of this Section 1.13 and Section 1.14 of these Bylaws, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with or publicly furnished by the Corporation to the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) (or any successor thereto) of the Exchange Act.

(iii)         Nothing in this Section 1.13 shall be deemed to affect any (A) rights or obligations, if any, of stockholders with respect to inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (to the extent the Corporation or such proposals are subject to Rule 14a-8), (B) rights or obligations, if any, of stockholders with respect to the inclusion of a nominee in a universal proxy card pursuant to Rule 14a-19 (or any successor thereto) promulgated under the Exchange Act or (C) rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the Articles of Incorporation and then outstanding to, solely and exclusively, elect one or more directors (collectively, the “Class/Series Directors” and each, a “Class/Series Director”).

Section 1.14         Proxy Access.

(a)         Nominations of Eligible Nominees. The Corporation shall include in its proxy statement and/or on its proxy card (collectively, “proxy materials”) for an annual meeting of stockholders the name of, and the Required Information (as defined below) relating to, any individual nominated for election to the Board of Directors who satisfies the eligibility requirements set forth in this Section 1.14 (an “Eligible Nominee” and more than one, the “Eligible Nominees”), who is nominated pursuant to a stockholder notice in compliance with Section 1.13(a)(i)(C) of these Bylaws, which notice also complies with Section 1.14(f) (a “Proxy Access Notice”) and is timely delivered pursuant to Section 1.14(g) of these Bylaws by a stockholder or a group of no more than twenty (20) stockholders (each, a “Holder” and collectively, “Holders”) who: (i) expressly elects or elect, as the case may be, at the date of delivery of the Proxy Access Notice pursuant to Section 1.14(g) of these Bylaws to have such Eligible Nominee included in the Corporation’s proxy materials; (ii) as of both the date of delivery of the Proxy Access Notice and the record date for determining stockholders entitled to vote at the annual meeting of stockholders, (A) owns of record, or is acting on behalf of one or more beneficial owners who own (in each case, as defined in Section 1.14(c) of these Bylaws), a number of shares that represents at least three percent (3%) in voting power of the then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors (the “Required Shares”) and (B) has owned of record, or is acting on behalf of one or more beneficial owners who have owned (in each case, as defined in Section 1.14(c) of these Bylaws), continuously the Required Shares (as adjusted for any stock splits, stock dividends or similar events) for at least the three-year period preceding the date of delivery of the Proxy Access Notice, and must continue to hold the Required Shares through the date of the annual meeting; and (iii) satisfies the additional requirements set forth in this Section 1.14 (such Holder, or such group of Holders, collectively, an “Eligible Stockholder”). For the avoidance of doubt, in the event of a nomination by a group of Holders that together constitute an Eligible Stockholder, any and all requirements and obligations for an individual Eligible Stockholder set forth in this Section 1.14, including the minimum holding period, shall apply to each member of such group of Holders (each, a “Constituent Holder”); provided that the Required Shares shall be owned by such group of Holders in the aggregate. Should any Holder withdraw from a group of Holders constituting an Eligible Stockholder at any time prior to the annual meeting of stockholders, the remaining Holders shall be deemed to own only the shares owned by the remaining members of the group in determining if the group of Holders continues to constitute an Eligible Stockholder.

(b)         Satisfying the Ownership Requirement. For purposes of satisfying the ownership requirement under Section 1.14(a) of these Bylaws: (i) the outstanding shares of capital stock of the Corporation owned by one or more Holders may be aggregated, provided that the number of Holders whose ownership of shares is aggregated for such purpose shall not exceed twenty (20); (ii) a group of investment funds under common management and investment control shall be treated as one Holder for the purpose of determining the aggregate number of Holders in Section 1.14(b)(i) of these Bylaws, provided that each such investment fund otherwise meets the requirements set forth in this Section 1.14; and (iii) two (2) or more persons that would be deemed to be beneficial owners of the same outstanding shares of capital stock of the Corporation under Rule 13d-3 (or any successor Rule) promulgated under the Exchange Act) shall be treated as one Holder for the purpose of determining the aggregate number of Holders in Section 1.14(b)(i) of these Bylaws.

(c)         Determining Ownership. For purposes of this Section 1.14, a Holder “owns” only those outstanding shares of capital stock of the Corporation as to which the Holder possesses both: (i) the full voting and investment rights pertaining to such shares; and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, provided that the number of shares calculated in accordance with Section 1.14(b)(i) and Section 1.14(b)(ii) of these Bylaws shall not include any shares (A) sold by such Holder or any of such Holder’s affiliates in any transaction that has not been settled or closed (including any short sale), (B) borrowed by such Holder or any of such Holder’s affiliates for any purpose or purchased by such Holder or any of such Holder’s affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Holder or any of such Holder’s affiliates, whether any such instrument or agreement is to be settled with shares of capital stock of the Corporation or with cash based on the notional amount or value of outstanding shares of capital stock of the Corporation, in any such case, which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such Holder’s or any of such Holder’s affiliates’ full right to vote or direct the voting of any such shares and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such Holder or such Holder’s affiliates.

A Holder “owns” outstanding shares of capital stock of the Corporation held in the name of a nominee or other intermediary so long as the Holder retains the right to instruct how such shares are voted with respect to the election of directors and possesses the full economic interest in such shares. A Holder’s ownership of shares of capital stock of the Corporation shall be deemed to continue during any period in which the Holder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the Holder. A Holder’s ownership of outstanding shares of capital stock of the Corporation shall be deemed to continue during any period in which the Holder has loaned such shares, provided that the Holder has the power to recall such loaned shares on no more than five (5) business days’ notice and recalls such loaned shares back to such Holder’s own possession not more than five (5) business days after being notified that such Holder’s Eligible Nominee will be included in the Corporation’s proxy material for the relevant annual meeting of stockholders and holds the recalled shares through date of such annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of capital stock of the Corporation are “owned” for purposes of this Section 1.14 shall be determined by the Board of Directors. For purposes of this Section 1.14, the terms “affiliate” or “affiliates” and “associate” or “associates” shall have the respective meanings ascribed thereto under the General Rules and Regulations promulgated under the Exchange Act.

(d)         Limitations on Groups of Holders. No shares of capital stock of the Corporation may be attributed to more than one group of Holders constituting an Eligible Stockholder under this Section 1.14, and no Holder may be a member of more than one group of Holders constituting an Eligible Stockholder under this Section 1.14 per each annual meeting of stockholders.

(e)         Required Information. For purposes of this Section 1.14, the “Required Information” that the Corporation shall include in its proxy statement is: (i) the information concerning the Eligible Nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy materials by the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed five-hundred (500) words, in support of such Eligible Stockholder’s Eligible Nominee, which must be delivered at the same time and in the same manner as the Proxy Access Notice for inclusion in the Corporation’s proxy materials for the annual meeting (the “Statement”). Notwithstanding anything to the contrary contained in this Section 1.14, the Corporation may omit from its proxy materials, or may require the Eligible Stockholder to supplement or correct, any information, including all or a portion of any Statement, if the Corporation believes: (A) such information is not true and correct in all material respects or omits to state a material statement necessary to make the statements therein not misleading; (B) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; (C) the inclusion of such information would violate any applicable law, rule or regulation; or (D) the inclusion of such information would impose a material risk of liability to or upon the Corporation. Nothing in this Section 1.14 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements or other information relating to any Eligible Stockholder or Eligible Nominee.

(f)         Information to be Set Forth in Proxy Access Notice. The Proxy Access Notice shall set forth the information required under Section 1.13(a)(ii)(A) and Section 1.13(a)(ii)(C) of these Bylaws with respect to the Eligible Stockholder and each Eligible Nominee, respectively, and, in addition, shall set forth or include the following: (i) a copy of the Schedule 14N that has been or is concurrently filed with the Securities and Exchange Commission under Rule 14a-18 promulgated under the Exchange Act; (ii) the details of any relationship not disclosed in the Schedule 14N that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (iii) the name and address of the Eligible Stockholder; (iv) an executed written agreement by the Eligible Stockholder addressed to the Corporation, setting forth the following additional agreements, representations, and warranties: (A) with respect to the Eligible Stockholder, a representation and warranty as to the number of outstanding shares of capital stock of the Corporation such Eligible Stockholder owns and has owned (as defined in Section 1.14(c) of these Bylaws) continuously for at least three (3) years as of the date of delivery of the Proxy Access Notice and an agreement to continue to own the Required Shares through the date of the annual meeting of stockholders, which statement shall also be included in the written statements set forth in Item 4 of the Schedule 14N filed by the Eligible Stockholder with the Securities and Exchange Commission, and a representation and warranty that such Eligible Stockholder intends to continue to satisfy the eligibility requirements described in this Section 1.14 of these Bylaws through the date of the annual meeting of stockholders; (B) the Eligible Stockholder’s agreement to provide (1) written statements from the record holder and intermediaries as required under Section 1.14(h) of these Bylaws verifying the Eligible Stockholder’s continuous ownership of the Required Shares, such statements to be delivered to the Corporation in the same manner as the Proxy Access Notice within five (5) business days after the date of delivery of the Proxy Access Notice and as of the business day immediately preceding the date of the annual meeting of stockholders and (2) immediate notice to the Corporation (in the same manner as the Proxy Access Notice) if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the annual meeting of stockholders; (C) the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (and its respective affiliates and associates) (1) did not acquire the Required Shares with the intent to change or influence control of the Corporation, and does not presently have such intent, (2) has not nominated and will not nominate for election to the Board of Directors at the annual meeting of stockholders any individual other than the Eligible Nominee being nominated pursuant to this Section 1.14, (3) has not engaged and will not engage in a “solicitation,” and has not been and will not be a “participant” in another person’s “solicitation,” in each case, within the meaning of Rule 14a-1(l) (or any successor rule) promulgated under the Exchange Act, in support of the election of any individual as a director at the annual meeting of stockholders other than such Eligible Stockholder’s Eligible Nominee or a nominee of the Board of Directors and (4) will not distribute to any stockholder of the Corporation any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation; (D) the Eligible Stockholder’s agreement to (1) assume all liability stemming from any legal or regulatory violation arising out of any statements or communications made by the Eligible Stockholder to the Corporation, its stockholders or any other persons in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice, (2) indemnify and hold harmless (jointly, in the case of a group of Holders constituting an Eligible Stockholder) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including reasonable attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of the Eligible Stockholder’s actions, including the provision of any information in the Proxy Access Notice or any other communication by the Eligible Stockholder to or with the Corporation, in connection with any nomination submitted by the Eligible Stockholder pursuant to this Section 1.14, (3) in the event that any information in the Proxy Access Notice, or any other communication by the Eligible Stockholder to or with the Corporation, its stockholders or any other person in connection with the nomination or election (including, without limitation, the Statement) or the Eligible Nominee ceases to be true and correct in all material respects or omits to state a material fact necessary to make the statements made therein not misleading, or the Eligible Stockholder discovers that such person has failed to continue to satisfy the eligibility requirements described in this Section 1.14, promptly (and in any event within forty-eight (48) hours of discovering such misstatement, omission or failure to satisfy eligibility) notify the Corporation (in the same manner as the Proxy Access Notice) and any other recipient of such misstatement or omission and of the information required to correct the misstatement or omission, or of such failure to satisfy eligibility, (4) comply with all other applicable laws and regulations applicable to the Eligible Stockholder in connection with any solicitation in connection with the annual meeting of stockholders, (5) file all materials described in Section 1.14(h)(iii) of these Bylaws with the Securities and Exchange Commission, regardless of whether any such filing is required under Regulation 14A promulgated under the Exchange Act or whether any exemption from filing is available for such materials under Regulation 14A and (6) provide to the Corporation (in the same manner as the Proxy Access Notice) prior to the annual meeting of stockholders such additional information as may be reasonably requested by the Corporation in order for the Corporation to comply with its disclosure obligations under applicable law, determine the Eligible Stockholder’s satisfaction of the requirements of this Section 1.14 and ascertain the Eligible Nominee’s eligibility for nomination pursuant to this Section 1.14; (E) with respect to each Eligible Nominee, (1) a list of all positions held by such Eligible Nominee as an officer or director of any competitor (as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended (the “Clayton Act”)) of the Corporation or any of its subsidiaries within the three (3) years preceding the date of delivery of the Proxy Access Notice, (2) a completed and signed questionnaire, representation and agreement and any additional information, in each case, required by Section 1.14(i) of these Bylaws, (3) such Eligible Nominee’s written consent to being named in any proxy statement as a nominee and to serving as a director of the Corporation if elected; and (F) in the case of a nomination by a group of Holders that together constitute an Eligible Stockholder, the designation by each Constituent Holder of a lead Constituent Holder that is authorized to act on behalf of each such Constituent Holders with respect to the nomination of the Eligible Nominee and matters related thereto, including any withdrawal of the nomination of the Eligible Nominee.

The information and documents required by this Section 1.14(f) shall be: (i) provided with respect to and executed by each Constituent Holder; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of an Eligible Nominee or Constituent Holder that is an entity. The Proxy Access Notice shall be deemed delivered on the date on which all of the information and documents referred to in this Section 1.14(f) (other than such information and documents contemplated to be delivered after the date the Proxy Access Notice is delivered) have been delivered to the Secretary at the principal executive offices of the Corporation.

(g)         Delivery of Proxy Access Notice. To be timely under this Section 1.14, the Proxy Access Notice must be delivered to the Secretary at the principal executive offices of the Corporation within the time period described in the second sentence of Section 1.13(a)(ii) of these Bylaws. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the delivery of the Proxy Access Notice as described above.

(h)         Eligible Stockholder Obligations. An Eligible Stockholder must: (i) within five (5) business days after the date of delivery of the Proxy Access Notice, and on the last business day immediately prior to the date of the annual meeting of stockholders, provide to the Corporation (in the same manner as the Proxy Access Notice) one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case, during the requisite three-year holding period, verifying that the Eligible Stockholder owns, and has owned continuously for the preceding three (3) years, the Required Shares; (ii) include in the written statements provided pursuant to Item 4 of Schedule 14N filed with the Securities and Exchange Commission a statement certifying that such Eligible Stockholder owns and continuously has owned (as defined in Section 1.14(c)) the Required Shares for at least three (3) years; (iii) file with the Securities and Exchange Commission any solicitation or other communication relating to the annual meeting of stockholders at which any Eligible Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A promulgated under the Exchange Act or whether any exemption from filing is available for such solicitation or other communication under Regulation 14A; and (iv) as to any group of investment funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five (5) business days after the date of delivery of the Proxy Access Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control.

(i)         Eligible Nominee Obligations. To be eligible to be an individual nominated for election to the Board of Directors by an Eligible Stockholder pursuant to this Section 1.14, an Eligible Nominee must complete and deliver (within the time period specified in Section 1.14(g) of these Bylaws for delivery of the Proxy Access Notice) to the Corporation (in the same manner as the Proxy Access Notice), a written questionnaire providing information with respect to the background, experience and qualifications of such individual, together with a written representation and agreement of such individual with respect to the matters described in Section 1.13(b)(ii)(A) of these Bylaws. At the request of the Corporation, the Eligible Nominee must promptly, but in any event within five (5) business days of such request, submit to the Corporation (in the same manner as the Proxy Access Notice) any additional completed and signed questionnaires required of the Corporation’s directors and provide to the Corporation such other information as the Corporation may reasonably request in order for the Corporation to comply with its disclosure obligations under applicable law or, as of the date of delivery of the Proxy Access Notice or a date subsequent thereto, determine whether the Eligible Stockholder satisfies the requirements of this Section 1.14 or ascertain whether the Eligible Nominee is eligible for nomination pursuant to this Section 1.14. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if the Eligible Nominee is qualified and suitable to serve as a director of the Corporation, eligible to serve as an “independent director” or “audit committee financial expert” of the Corporation under applicable law, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities, or any publicly disclosed corporate governance guideline or committee charter of the Corporation, and such other information as could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Eligible Nominee. If the Eligible Nominee fails to furnish such requested information prior to the last date on which a Proxy Access Notice would be timely pursuant to Section 1.14(g), the nomination of such Eligible Nominee shall not be considered made in compliance with this Section 1.14, the Corporation may omit from its proxy materials such Eligible Nominee, and such nomination shall be disregarded and not be considered at the annual meeting of stockholders before which such nomination is proposed to be brought, notwithstanding that proxies in respect of such vote or such Eligible Nominee may have been received by the Corporation.

(j)         Omission of Eligible Nominee from Proxy Materials. Notwithstanding anything to the contrary contained in this Section 1.14, the Corporation may omit from its proxy materials any Eligible Nominee, and the nomination of such Eligible Nominee shall be disregarded and not be considered at the annual meeting of stockholders before which such nomination is proposed to be brought, notwithstanding that proxies in respect of such vote or such Eligible Nominee may have been received by the Corporation, and the Eligible Stockholder may not, after the last date on which a Proxy Access Notice would be timely, cure in any way any defect preventing the nomination of the Eligible Nominee, if: (i) the Secretary receives notice pursuant to Section 1.13(a)(i)(C) of these Bylaws that a stockholder intends to nominate one or more individuals for election to the Board of Directors, which stockholder does not elect to have such stockholders nominee(s) included in the Corporation’s proxy materials pursuant to this Section 1.14; (ii) the Eligible Stockholder has engaged in (A) an exempt solicitation as described in Rule 14a-2(b) promulgated under the Exchange Act or (B) any communication, as described in Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act, stating how the Eligible Stockholder intends to vote at the annual meeting of stockholders and the reasons therefor (in each case, other than with respect to such Eligible Stockholder’s Eligible Nominee(s) or any nominee(s) of the Board of Directors); (iii) (A) the Eligible Stockholder fails to include in the Proxy Access Notice or otherwise provide to the Corporation, or the Eligible Nominee fails to include in the written questionnaire, representation or agreement required by Section 1.14(i) of these Bylaws or otherwise provide to the Corporation (in each case, within the time period specified in Section 1.14(g) of these Bylaws for delivery of the Proxy Access Notice), all information required to be provided pursuant to this Section 1.14 in connection with the nomination of the Eligible Nominee, or the Eligible Stockholder or the Eligible Nominee otherwise breaches or fails to comply in any material respect with the Eligible Stockholder’s or Eligible Nominee’s, as applicable, obligations or agreements set forth in this Section 1.14, (B) the Eligible Stockholder has made representations and warranties or provided other information to the Corporation in connection with the nomination of the Eligible Nominee (including, without limitation, in the Proxy Access Notice) that was untrue, or ceases to be true, in any material respect or omitted, or omits, to state a material fact necessary to make the statements made therein not misleading, (C) the Eligible Nominee withdraws his or her written consent to being named in any proxy statement and to serving as a director of the Corporation if elected or becomes unwilling or unable to serve on the Board of Directors or (D) any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Eligible Nominee set forth in or required by this Section 1.14; (iv) the Eligible Stockholder withdraws such Eligible Stockholder’s nomination of the Eligible Nominee; (v) such Eligible Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Articles of Incorporation, these Bylaws or any applicable law, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities, or any publicly disclosed corporate governance guideline or committee charter of the Corporation; or (vi) the Eligible Nominee (A) is not “independent” under the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities, or any publicly disclosed corporate governance guideline or committee charter of the Corporation, (B) does not qualify as a “non-employee director” under Rule 16b-3 (or any successor Rule) promulgated under the Exchange Act, in each case, as determined by the Board of Directors, (C) is or has been, within the past three (3) years, an officer or director of a competitor (as defined in Section 8 of the Clayton Act) of the Corporation or any of its subsidiaries, (D) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten (10) years or (E) is or has been subject to any order, judgement, decree, event or circumstance specified in Rule 506(d)(1) (or any successor Rule) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), such that the exemption under Rule 506 (or any successor rule) would be unavailable to the Corporation were the Eligible Nominee a member of the Board of Directors.

(k)         Nomination Not Made in Compliance with this Section 1.14. Notwithstanding anything to the contrary contained in this Section 1.14, the nomination of an Eligible Nominee shall not be considered made in compliance with this Section 1.14, and such nomination shall be disregarded and not be considered at the annual meeting of stockholders before which such nomination is proposed to be brought, notwithstanding that proxies in respect of such vote or such Eligible Nominee may have been received by the Corporation, if: (i) the Eligible Stockholder has failed to continue to satisfy the eligibility requirements described in this Section 1.14; (ii) the Eligible Stockholder or the designated lead Constituent Holder, as the case may be, or any qualified representative thereof, does not appear at the annual meeting of stockholders before which such nomination is proposed to be brought to present the nomination of the Eligible Nominee submitted pursuant to this Section 1.14; (iii) the Eligible Nominee becomes unwilling or unable to serve on the Board of Directors; or (iv) the Eligible Stockholder withdraws such Eligible Stockholder’s nomination of the Eligible Nominee.

(l)         Impermissible Activities. Notwithstanding anything to the contrary contained in this Section 1.14, the Corporation shall not be required to include in its proxy materials any Eligible Nominee pursuant to this Section 1.14, the nomination of an Eligible Nominee shall not be considered made in compliance with this Section 1.14, such nomination shall be disregarded and not be considered at the annual meeting of stockholders before which such nomination is proposed to be brought, notwithstanding that proxies in respect of such vote or such Eligible Nominee may have been received by the Corporation, and no stockholder who submits a nomination of an Eligible Nominee shall be deemed to constitute an Eligible Stockholder for purposes of this Section 1.14, if such Eligible Nominee or nominating stockholder, as the case may be, at any time during the three (3)-year period immediately preceding the date of delivery of the Proxy Access Notice for such nomination or at any time prior to the annual meeting of stockholders, directly or indirectly, whether through an affiliate, associate or other intermediary, has initiated, financially sponsored, supported or otherwise actively participated in any initiative, campaign or other process seeking to (i) advance any agenda that is not directly related to the enhancement of stockholder value or (ii) restrict, eliminate or declare unlawful any business or operation of the Corporation or any of its subsidiaries that has generated revenue, positive earnings and/or net income in at least one (1) fiscal quarter in the trailing four (4) fiscal quarters, as disclosed in the most recent earnings press release or periodic report (on Form 10-Q or Form 10-K, as the case may be) filed by the Corporation with the Securities and Exchange Commission immediately preceding the date of delivery of such Proxy Access Notice.

(m)         Maximum Number of Eligible Nominees. Notwithstanding the other provisions of this Section 1.14, the number of Eligible Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders (including any Eligible Nominee whose name was submitted for inclusion in the Corporation’s proxy materials but who is nominated by the Board of Directors as a Board of Directors nominee), together with any nominees who were previously elected to the Board of Directors as Eligible Nominees at any of the preceding two (2) annual meetings of stockholders and who are re-nominated for election at such annual meeting of stockholders by the Board of Directors and any Eligible Nominee who was qualified for inclusion in the Corporation’s proxy materials but whose nomination is subsequently withdrawn, shall not exceed (the “Maximum Number”) the greater of (i) two (2) or (ii) twenty-five percent (25%) of the number of directors in office as of the last date on which a Proxy Access Notice may be delivered pursuant to Section 1.14(g) of these Bylaws with respect to such annual meeting of stockholders, or if such amount is not a whole number, the closest whole number below twenty-five percent (25%). In the event that the number of Eligible Nominees submitted by Eligible Stockholders pursuant to this Section 1.14 exceeds this Maximum Number, each Eligible Stockholder will select one (1) Eligible Nominee for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the number (largest to smallest) of outstanding shares of capital stock of the Corporation each Eligible Stockholder disclosed as owned in such Eligible Stockholder’s respective Proxy Access Notice delivered to the Corporation. If the Maximum Number is not reached after each Eligible Stockholder has selected one (1) Eligible Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Maximum Number is reached. In the event that one or more vacancies occurs on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause after the deadline set forth in Section 1.14(g) of these Bylaws, but before the date of the annual meeting of stockholders, and the Board of Directors resolves to reduce the number of directors constituting the Board of Directors in connection therewith, the Maximum Number shall be calculated based on such reduced number of directors.

(n)         Ineligible Nominees. Any Eligible Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at such annual meeting of stockholders or (ii) does not receive at least twenty five percent (25%) of the votes cast in favor of the Eligible Nominee’s election at such annual meeting of stockholders, will be ineligible to be an Eligible Nominee pursuant to this Section 1.14 for the next two (2) annual meetings of stockholders.

(o)         Section 1.14 Exclusive. This Section 1.14 provides the exclusive method for a stockholder or group of stockholders to include nominees for election to the Board of Directors in the Corporation’s proxy materials.

(p)         Determinations. Except as otherwise provided by applicable law, the Articles of Incorporation, or this Section 1.14, the Board of Directors shall have the power and duty to determine whether this Section 1.14 or any of the representations, warranties and covenants contained in this Section 1.14 or required by this Section 1.14 have been complied with.

Section 1.15         Acquisition of Controlling Interests. Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes (the “Acquisition of Controlling Interest Statute”) shall apply to the Corporation beginning on the effective date, first hereinabove stated, of these Bylaws (the “Effective Date”); provided, however, that the Acquisition of Controlling Interest Statute shall not apply to APLD and its subsidiaries (each, an “Exempt Control Share Holder”), and shall not apply to any future acquisition of any controlling interest (at or above any threshold enumerated by the Acquisition of Controlling Interest Statute) by (i) any such Exempt Control Share Holder, or (ii) any trust or estate planning vehicle for the sole benefit of an Exempt Control Share Holder. Terms used but not otherwise defined in this Section 1.15, but defined in the Acquisition of Controlling Interest Statute, shall have the meanings provided therein.

ARTICLE II

Board of Directors

Section 2.1         Number; Qualifications. Except as otherwise provided by or pursuant to the Articles of Incorporation, the Board of Directors shall consist of one (1) or more members, the number thereof to be determined from time to time by resolution or resolutions of the Board of Directors. Directors need not be stockholders.

Section 2.2         Resignation; Vacancies and Newly Created Directorships. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the Articles of Incorporation and then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority vote of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.3         Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Nevada and at such times as the Board of Directors may from time to time determine.

Section 2.4         Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Nevada whenever called by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any two (2) members of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the Secretary or at the direction of the person or persons calling the meeting (a) in the case of notice delivered by U.S. mail, postage prepared, at least five (5) days before the special meeting, and (b) in the case of notice delivered by courier service, personal delivery or electronic transmission, at least forty-eight (48) hours before the special meeting.

Section 2.5         Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

Section 2.6         Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Articles of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Notwithstanding the foregoing, for so long as there are at least two (2) APLD designees then serving on the Board of Directors, the presence of at least one (1) such ALPD designee shall be required to constitute a quorum of the Board of Directors.

Section 2.7         Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, if any, or in the absence of the Chairman of the Board of Directors, by the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, by the President, if any, or in the absence of the President, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the absence of the Secretary, the chairperson of the meeting may appoint any individual to act as secretary of the meeting.

Section 2.8         Action by Unanimous Consent of Directors. Unless otherwise restricted by or pursuant to the Articles of Incorporation or by these Bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and (b) a consent may be documented, signed and delivered in any manner permitted by Chapters 75, 78, 92A or 720 of the Nevada Revised Statutes, as applicable. After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

ARTICLE III

Committees

Section 3.1         Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more natural persons, including at least one of whom is a director of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.2         Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

Officers

Section 4.1         Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer, a President, a Treasurer, a Chief Financial Officer, and a Secretary, and may choose a Chairman of the Board of Directors from among its members. Any two or more offices may be held by the same person. The Board of Directors may also elect a Chief Operating Officer, one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Except as otherwise provided by or pursuant to the Articles of Incorporation, the Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2         Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in these Bylaws or a resolution or resolutions of the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3         Chairman of the Board of Directors. The Chairman of the Board of Directors, if any, shall have the power and duty to confer with the Chief Executive Officer and/or the President on matters of general policy affecting the day-to-day management of the Corporation’s business and preside at all meetings of the Board of Directors.

Section 4.4         Chief Executive Officer. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general charge of the Corporation’s business and day-to-day management and shall have the power and duty to supervise the Corporation’s other officers, see that all resolutions and orders of the Board of Directors are carried into effect, preside at all meetings of the stockholders and, in the absence of the Chairman of the Board of Directors, if any, preside at all meetings of the Board of Directors.

Section 4.5         President. The President shall, in the absence of the Chief Executive Officer, subject to the direction of the Board of Directors, have general charge of the Corporation’s business and day-to-day management and shall have the power and duty to supervise the Corporation’s other officers, see that all resolutions and orders of the Board of Directors are carried into effect, preside at all meetings of the stockholders and, in the absence of the Chairman of the Board of Directors, if any, or the Chief Executive Officer, if any, preside at all meetings of the Board of Directors.

Section 4.6         Chief Financial Officer. The Chief Financial Officer shall, under the direction of the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President, have the power and duty to oversee all financial and accounting matters of the Corporation, including maintaining custody of the Corporation’s funds and securities and depositing, investing and disbursing the Corporation’s funds, and shall have such additional powers and duties as the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President assigns.

Section 4.7         Chief Operating Officer. The Chief Operating Officer shall, under the direction of the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President, have the power and duty to oversee the Corporation’s day-to-day business operations and shall have such additional powers and duties as the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President assigns.

Section 4.8         Vice Presidents. A Vice President, if one is elected, or, if there is more than one, the Vice Presidents, shall have the power and duty to assist the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President, as he or she directs in the management of the Corporation’s business and the implementation of resolutions and orders of the Board of Directors. If there is more than one Vice President, the Board of Directors may give them titles that are descriptive of their respective functions or indicative of their relative seniority. In the event of the absence or inability to act of the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President, if any, or in the absence of the President, the Vice Presidents, or if there is more than one, the Vice Presidents in the order of their seniority as indicated by their titles or as otherwise determined by the Board of Directors, shall have the power and duty to perform the duties of the Chief Executive Officer or President, as applicable. A Vice President shall have such additional powers and duties as the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President assigns.

Section 4.9         Secretary. The Secretary shall have custody of the Corporation’s corporate records and shall have the power and duty to send all notices to stockholders and directors required by applicable law, the Articles of Incorporation or these Bylaws and record all proceedings of meetings of the stockholders and the Board of Directors. The Secretary shall have the power to certify copies of these Bylaws, resolutions of the stockholders and the Board of Directors or any committee thereof and other documents of the Corporation as true and correct and shall have such additional powers and duties as the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President assigns.

Section 4.10         Assistant Officers. An Assistant Treasurer or Assistant Secretary (or if more than one is elected, the Assistant Treasurers and Assistant Secretaries in the order determined by the Board of Directors) shall, in the absence of the Treasurer, if any, or in the absence of the Secretary, if any, have the powers and duties of the Treasurer or the Secretary, respectively, and shall have such additional powers and duties as the Chief Executive Officer, if any, or in the absence of the Chief Executive Officer, the President assigns.

ARTICLE V

Stock

Section 5.1         Book Entry. The shares of the Corporation shall be uncertificated shares and shall be evidenced by a book-entry system maintained by the registrar of such shares, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its capital stock may be represented by certificates. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Chapter 78 of the Nevada Revised Statutes.

ARTICLE VI

Indemnification

Section 6.1         Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any individual (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence or Section 6.2 of these Bylaws, except as otherwise provided in Section 6.3 of these Bylaws, the Corporation shall be required to indemnify a Covered Person or pay expenses in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 6.2         Prepayment of Expenses. The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending or otherwise participating in any proceeding as they are incurred and in advance of its final disposition, except as provided in the final sentence of Section 6.1 of these Bylaws; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay the amounts advanced if it is ultimately determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3         Claims. If (a) a claim for indemnification (following the final disposition of such proceeding) under Section 6.1 of these Bylaws is not paid in full within sixty (60) days after a written claim therefor by the Covered Person has been received by the Corporation or (b) a claim for advancement of expenses under Section 6.2 of these Bylaws is not paid in full within twenty (20) days after a written claim therefor by the Covered Person has been received by the Corporation, as applicable, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In any such action to enforce a claim for indemnification under Section 6.1 of these Bylaws, neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the Nevada Revised Statutes, nor an actual determination by the Corporation that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met such applicable standard of conduct.

Section 6.4         Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5         Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.6         Amendment or Repeal. Any amendment, repeal, modification or elimination of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal, modification or elimination.

Section 6.7         Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 6.8         Certain Terms. For purposes of this Article VI: (a) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation as if its separate existence had continued; (b) references to “other enterprise” shall include employee benefit plans; (c) reference to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and (d) references to “serving at the request of the Corporation or any of its consolidated subsidiaries” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

ARTICLE VII

Miscellaneous

Section 7.1         Fiscal Year. The fiscal year of the Corporation shall be determined by resolution or resolutions of the Board of Directors.

Section 7.2         Seal. The corporate seal of the Corporation shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3         Manner of Notice. Except as otherwise provided in these Bylaws or permitted by applicable law, notices to directors and stockholders shall be in writing or electronic transmission and delivered by mail, courier service or electronic mail to the directors or stockholders at their addresses appearing on the records of the Corporation.

Section 7.4         Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5         Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 7.6         Amendment of Bylaws. For so long as APLD Beneficially Owns at least thirty percent (30%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, these Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, without the approval of the stockholders; provided, however, that at such time APLD Beneficially Owns less than thirty percent (30%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, either (i) the Board of Directors may make, alter, amend or repeal these Bylaws with the prior approval of the stockholders, or (ii) the stockholders may make, alter, amend or repeal these Bylaws with the prior approval of the Board of Directors. In addition to any affirmative vote required by or pursuant to the Articles of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation in accordance with these Bylaws shall require the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.

Section 7.7         Forum for Adjudication of Disputes.

(a)         Chosen Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (the “Nevada Court”) or the Court of Chancery of the State of Delaware (the “Court of Chancery” and together with the Nevada Court, the “Chosen Courts”) shall be the sole and exclusive forum for any and all actions, suits and proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”), provided that the Nevada Court shall be the sole and exclusive forum for any Action that constitutes an internal action (as such term is defined in Nevada Revised Statute 78.046 or any successor statute); provided, however, in the event that the Chosen Courts lack jurisdiction over such Action, the sole and exclusive forum for such Action shall be another state or federal court located within the State of Nevada or the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 7.7(a) shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

(b)         Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(c)         Application. Failure to enforce the foregoing provisions of this Section 7.7 would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.7.

Adopted effective as of [●], 2026.

EXHIBIT D

RESTATED ISSUER ARTICLES

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CHRONOSCALE CORPORATION

ChronoScale Corporation, a corporation organized and existing under and by virtue of the provisions of the Nevada Revised Statutes (the “NRS”),

DOES HEREBY CERTIFY:

1.

That the name of the corporation is ChronoScale Corporation, and that the corporation was organized as a Nevada corporation pursuant to the Chapter 78 of the NRS on January 30, 2012, under the name PN Med Group Inc.

2.	The corporation previously amended its Articles of Incorporation on December 18, 2013 in order to change its name to Ekso Bionics Holdings, Inc. and to authorize additional stock.

3.	The corporation filed a Certificate of Designation on December 24, 2015, in order to authorize certain Series A Preferred Convertible Stock (“Series A Certificate of Designation”).

4.	The corporation amended the Certificate of Designation on April 4, 2016, in order to revise the preferences provided to the Series A Preferred Convertible Stock.

5.	The corporation filed a Certificate of Change on April 29, 2016, in order to change the number of authorized common shares.

6.	The corporation further amended its Articles of Incorporation on December 22, 2017, in order to update the authorized shares.

7.	The corporation further amended its Articles of Incorporation on March 24, 2020, in order to effect a reverse stock split.

8.	The corporation withdrew the Series A Certificate of Designation pursuant to the Certificate of Withdrawal filed April 25, 2023, in order to withdraw the Series A Preferred Convertible Stock.

9.	The corporation further amended and restated in its entirety its Articles of Incorporation on April 25, 2023.

10.	The corporation further amended its Articles of Incorporation on June 2, 2025, in order to effect a reverse stock split.

11.	The corporation filed a Certificate of Designation on January 22, 2026, in order to authorize certain Series B Preferred Convertible Stock (the “Series B Certificate of Designation”).

12.

That the corporation’s board of directors duly adopted resolutions proposing to amend and restate the Restated Articles of Incorporation of this corporation currently in effect, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders.

13.

That these Second Amended and Restated Articles of Incorporation, which amend and restate the provisions of the Corporation’s Restated Articles of Incorporation currently in effect, have been duly adopted in accordance with NRS 78.315 and 78.320.

RESOLVED, that Pursuant to the provisions of Title 7, Chapter 78 of the NRS, the Restated Articles of Incorporation of the corporation currently in effect be amended and restated in their entirety to read as follows:

FIRST. The name of the corporation is ChronoScale Corporation (the “Corporation”).

SECOND. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes.

THIRD. The total number of shares of capital stock which the Corporation shall have authority to issue is 300,000,000, consisting of 290,000,000 shares of common stock, par value of $0.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value of $0.001 per share (the “Preferred Stock”). Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of the Corporation is sought. The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) as determined by the board of directors of the Corporation (the “Board of Directors”) in accordance with the provisions of Section 3 of Article FOURTH of these Articles of Incorporation, or (ii) as otherwise provided by the NRS, as amended from time to time.

FOURTH. The Board of Directors of the Corporation shall be, and hereby is, authorized and empowered, subject to such limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in a class or series, and by filing a certificate of designation pursuant to NRS 78.1955, to establish from time to time the number of shares to be included in each such class or series, and to fix the designations, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions of each such class or series. The authority of the Board of Directors with respect to each class or series shall include, but not be limited to. determination of the following:

1.	The number of shares constituting such class or series and the distinctive designation of such class or series;

2.

The dividend rate on the shares of such class or series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such class or series;

3.	Whether such class or series shall have voting rights, in addition to the voting rights provided by law. and, if so, the terms of such voting rights;

4.

Whether such class or series shall have conversion privileges, and, if so, the terms and conditions of such conversion privileges, including provision for the adjustment of the conversation rate, in such events as the Board of Directors shall determine;

5.

Whether the shares of such class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which those shares shall be redeemable, and the amount per share payable in the event of redemption. which amount may vary in different circumstances and at different redemption dates;

6.	Whether such class or series shall have a sinking fund for the redemption or purchase of shares of such class or series, and, if so, the terms and amount of such sinking fund;

7.

The rights of the shares of such class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of this corporation, and the relative rights of priority, if any, of payment of shares of such class or series; and

8.	Any other relative rights, preferences and limitations of such class or series.

Dividends on issued and outstanding shares of Preferred Stock shall be paid or declared and set apart for payment prior to any dividends being paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to holders of shares of Preferred Stock of all classes and series shall be insufficient to pay such holders the full and complete preferential amount to which such holders are entitled, then such assets shall be distributed ratably among the shares of all classes and series of Preferred Stock in accordance with the respective preferential amounts, including unpaid cumulative dividends, if any, payable with respect thereto.

FIFTH. The personal liability of any director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes. Any repeal or modification of this article by the stockholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of such repeal or modification.

SIXTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article SIXTH.

SEVENTH. Capital stock issued by the Corporation after the amount of the subscription price or par value therefor has been paid in full shall not be subject to pay debts of the Corporation, and no capital stock issued by the Corporation and for which payment has been made shall ever be assessable or assessed.

EIGHTH. In furtherance and not in limitation of the powers conferred by the State of Nevada:

1.

The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. Directors shall be elected by the holders of shares entitled to vote thereon at the annual meeting of shareholders and until their respective successor has been elected and qualified.

2.

Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws), any director or the entire Board of Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of seventy-five percent (75%) or more of the voting power of the issued and outstanding stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders of the Corporation called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of this corporation, the provisions of Section 2 of this Article EIGHTH shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

3.	Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

4.	Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide.

NINTH.         The period of existence of the Corporation shall be perpetual.

TENTH. No contract or other transaction between this Corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this Corporation, and no act of this corporation shall in any way be affected or invalidated solely by the fact that any of the directors of this Corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of the Corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of the Corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of the Corporation, or a majority thereof; and any director of this Corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with the same force and effect as if he or she were not such director or officer of such other corporation or not so interested.

ELEVENTH. All of the powers of the Corporation, insofar as the same may be lawfully vested by these Articles of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of this Corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal bylaws made by the Board of Directors; provided, however, that bylaws shall not be adopted, altered, amended or repealed by the stockholders of this Corporation, except by the vote of the holders of not less than two thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote upon the election of directors.

TWELFTH. Notwithstanding the execution and filing of these Second Amended and Restated Articles of Incorporation of the Corporation, that certain Series B Certificate of Designation, which was filed with the Nevada Secretary of State on January 22, 2026, a copy of which has been attached here as Exhibit A, is incorporated herein and shall remain in full force and effect as of the effective date hereof.

THIRTEENTH.

1.

To the fullest extent permitted by the laws of the State of Nevada and in accordance with NRS 78.070(8), (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (A) Applied Digital Corporation, a Nevada corporation (together with its subsidiaries, “APLD”), any directors who are employees of or Affiliates (other than the Corporation or its subsidiaries) of APLD or any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such director who is also an employee of the Corporation or its subsidiaries), or (B) any director or stockholder who is not employed by the Corporation or its subsidiaries (each such person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (X) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (Y) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person. Notwithstanding the foregoing, the preceding sentence of this Section 1 of Article THIRTEENTH shall not apply to any potential transaction or business opportunity that is expressly offered to a director, officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a director, officer or employee of the Corporation or its subsidiaries. For purposes of this Article THIRTEENTH, “Affiliate” means, with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with, such person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

2.

To the fullest extent permitted by the laws of the State of Nevada, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or business opportunity in accordance with these Articles of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or business opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

3.

To the fullest extent permitted by law, no stockholder and no director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article THIRTEENTH, except to the extent such actions or omissions are in breach of this Article THIRTEENTH.

FOURTEENTH. The Corporation expressly elects not to be governed by NRS 78.411 through NRS 78.444, inclusive, as from time to time in effect or any successor provision thereto.

IN WITNESS WHEREOF, these Second Amended and Restated Articles of Incorporation have been executed by a duly authorized officer of the Corporation on this [•] day of [•], 2026.

____________________________________

Name:

Title:

Exhibit A

Series B Certificate of Designation

EXHIBIT E

2026 PLAN

CHRONOSCALE CORPORATION

2026 OMNIBUS EQUITY INCENTIVE PLAN

1.         Establishment and Purpose

(a)         The purpose of the ChronoScale Corporation 2026 Omnibus Equity Incentive Plan (as amended, restated or otherwise modified from time to time, the “Plan”), is to provide a means whereby eligible employees, officers, non-employee directors and other service providers develop a sense of proprietorship and personal involvement in the development and financial success of the Company (as defined herein) and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Company, by means of the Plan, seeks to retain the services of such eligible persons and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Subsidiaries.

(b)         The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Stock Units, Incentive Bonus Awards, Other Cash-Based Awards and Other Stock-Based Awards. This Plan shall become effective upon the date set forth in Section 17.1 hereof.

2.         Definitions

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

(a)         “Affiliate” means, with respect to a Person, a Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, such Person.

(b)         “Applicable Law” means the requirements relating to the administration of equity-based awards or equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction that applies to Awards.

(c)         “Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Stock Unit, Incentive Bonus Award, Other Cash-Based Award and/or Other Stock-Based Award granted under the Plan.

(d)         “Award Agreement” means either (i) a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award, including any amendment or modification thereof, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan and need not be identical.

(e)         “Board” means the Board of Directors of the Company.

(f)         “Cause” means a Participant’s (i) indictment for or conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime involving dishonesty or moral turpitude or that causes the Company or its Affiliates disgrace or disrepute, or adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company or its Affiliates have with their respective customers, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, misappropriation, theft or dishonesty (A) in the course of Awardee’s employment or other service or (B) otherwise which is injurious to the Company or any of its Affiliates; (iii) failure to perform at a level of effort or results commensurate with such Participant’s role or responsibilities; (iv) refusal to perform any obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its Affiliates (other than due to a disability); (v) breach of any agreement with or duty owed to the Company or any of its Affiliates; (vi) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; (vii) any breach of any policy of the Company or its Affiliates or any action that the Board, determines is reasonably likely to cause the Company or its Affiliates disgrace or disrepute; (viii) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) which interferes with the performance of a Participant’s duties to the Company or any of its Affiliates, or, while under the influence of such drugs or alcohol, engaging in inappropriate conduct during the performance of a Participant’s duties to the Company or any of its Affiliates; or (ix) engaging in any act or discrimination or harassment or any unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature. Notwithstanding the foregoing, if a Participant and the Company (or any of its Affiliates) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause,” then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

(g)         “Change in Control” shall be deemed to have occurred if any one of the following events shall occur, in a single transaction or in a series of related transactions:

(i)         Any Person becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of Common Stock representing more than 50% of the total number of votes that may be cast for the election of directors of the Company; or

(ii)         The consummation of any (a) merger, consolidation, acquisition, reorganization, statutory share exchange or other business combination in which either the Company or any of its subsidiaries is a party, (b) sale or other disposition of all or substantially all of the Company’s assets, in one or a series of related transactions, or (c) a combination of the foregoing transactions (each, a “Transaction”), other than a Transaction (A) involving only the Company and one or more of its now or hereafter existing subsidiaries, (B) immediately following which the shareholders of the Company immediately prior to the Transaction continue to hold a majority of the voting power in the resulting or surviving entity, or (C) following which the Incumbent Directors at the time of the execution of the initial agreement or other action of the Board providing for such Transaction continue to constitute a majority of the directors of the resulting or surviving entity; or

(iii)         Within any twelve (12)-month period beginning on or after the Effective Date, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board (or the board of directors of any successor to the Company); provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Rule 14a-11 promulgated under the Exchange Act or any successor provision; or

(iv)          The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, (i) no event or condition shall constitute a Change in Control to the extent that, if it were, a penalty tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such penalty tax and (ii) no Change in Control shall be deemed to have occurred, and no rights arising upon a Change in Control as provided in the Plan or any Award Agreement shall exist, to the extent that the Board so determines by resolution adopted and not rescinded prior to the Change in Control; provided, however, that no such determination by the Board shall be effective if it would cause a Participant to be subject to a penalty tax under Section 409A of the Code.

(h)         “Code” means the Internal Revenue Code of 1986, as amended. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i)         “Committee” means the committee of the Board delegated with the authority to administer the Plan, or the full Board, as provided in Section 3 of the Plan. With respect to any decision relating to a Reporting Person, the Committee shall consist solely of two or more directors who are disinterested within the meaning of Rule 16b-3 promulgated under the Exchange Act, as amended from time to time, or any successor provision. The fact that a Committee member shall fail to qualify under any of these requirements shall not invalidate an Award if the Award is otherwise validly made under the Plan. The Board may at any time appoint additional members to the Committee, remove and replace members of the Committee with or without cause, and fill vacancies on the Committee however caused.

(j)         “Common Stock” means the Company’s Common Stock, par value $0.001 per share.

(k)         “Company” means ChronoScale Corporation, a Nevada corporation, and any successor thereto as provided in Section 15.8.

(l)         “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an employee, director or consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an employee, director or consultant or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Committee, such Participant’s Continuous Service will be considered to have terminated on the date such entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a director will not constitute an interruption of Continuous Service. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s (or an Affiliate’s) leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by Applicable Law or permitted by the Committee. Unless the Committee provides otherwise, or as otherwise required by Applicable Law, vesting of Awards shall be tolled during any unpaid leave of absence by a Participant.

(m)         “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, or the power to appoint directors of the Company, whether through the ownership of voting securities, by contract or otherwise (the terms “Controlled by” and “under common Control with” shall have correlative meanings).

(n)         “Date of Grant” means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

(o)         “Disability” means a Participant being considered “disabled” within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-3(i)(4), as well as any successor regulation or interpretation.

(p)         “Effective Date” means the date set forth in Section 17.1 hereof.

(q)         “Eligible Person” means any Person who is an employee, officer, director, consultant, advisor or other service provider of the Company or any Subsidiary, or any Person who is determined by the Committee to be a prospective employee, officer, director, consultant, advisor or other service provider of the Company or any Subsidiary.

(r)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)         “Fair Market Value” of a share of Common Stock shall be, as applied to a specific date (i) the closing price of a share of Common Stock as of such date on the principal established stock exchange or national market system on which the Common Stock is then traded (or, if there is no trading in the Common Stock as of such date, the closing price of a share of Common Stock on the most recent date preceding such date on which trades of the Common Stock were recorded), or (ii) if the shares of Common Stock are not then traded on an established stock exchange or national market system but are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market as of such date (or, if there are no closing bid and asked prices for the shares of Common Stock as of such date, the average of the closing bid and the asked prices for the shares of Common Stock on the most recent date preceding such date on which such closing bid and asked prices are available on such over-the-counter market), or (iii) if the shares of Common Stock are not then listed on a national securities exchange or national market system or traded in an over-the-counter market, the price of a share of Common Stock as determined by the Committee in a manner consistent with Section 409A of the Code and Treasury Regulation 1.409A-1(b)(5)(iv), as well as any successor regulation or interpretation.

(t)         “Incentive Bonus Award” means an Award granted under Section 12 of the Plan.

(u)         “Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations promulgated thereunder.

(v)         “Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that by its terms does not qualify, or is not intended to qualify, as an Incentive Stock Option.

(w)         “Other Cash-Based Award” means a contractual right granted to an Eligible Person under Section 13 hereof entitling such Eligible Person to receive a cash payment at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(x)         “Other Stock-Based Award” means a contractual right granted to an Eligible Person under Section 13 representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions as are set forth in the Plan and the applicable Award Agreement.

(y)         “Outside Director” means a director of the Board who is not an employee of the Company or a Subsidiary.

(z)         “Participant” means any Eligible Person who holds an outstanding Award under the Plan.

(aa)         “Person” shall mean, unless otherwise provided, any individual, partnership, firm, trust, corporation, limited liability company or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Common Stock, such partnership, limited partnership, syndicate or group shall be deemed a “Person”.

(bb)         “Performance Goals” shall mean performance goals established by the Committee as contingencies for the grant, exercise, vesting, distribution, payment and/or settlement, as applicable, of Awards.

(cc)         “Performance Shares” means a contractual right granted to an Eligible Person under Section 10 hereof representing a notional unit interest equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(dd)         “Performance Stock Unit” means a contractual right granted to an Eligible Person under Section 11 hereof representing a notional dollar interest as determined by the Committee to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(ee)         “Plan” has the meaning given to such term in Section 1 hereof.

(ff)         “Reporting Person” means an officer, director or greater than ten (10) percent stockholder of the Company within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.

(gg)         “Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions and such other conditions as are set forth in the Plan and the applicable Award Agreement.

(hh)         “Restricted Stock Unit Award” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid and distributed at such times, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(ii)         “Securities Act” means the Securities Act of 1933, as amended.

(jj)         “Stock Appreciation Right” or “SAR” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, upon the exercise of such right, in such amount and at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(kk)         “Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

(ll)         “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

3.         Administration

(a)         Committee Members. The Plan shall be administered by the Committee; provided that the entire Board may act in lieu of the Committee on any matter, subject to Section 16b-3 Award requirements referred to in Section 2.9 of the Plan. If and to the extent permitted by Applicable Law, the Committee may authorize one or more Reporting Persons (or other officers) to make Awards to Eligible Persons who are not Reporting Persons (or other officers whom the Committee has specifically authorized to make Awards). Subject to Applicable Law and the restrictions set forth in the Plan, the Committee may delegate administrative functions to individuals who are Reporting Persons, officers, or employees of the Company or its Subsidiaries.

(b)         Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have authority to amend the terms of an Award in any manner that is not inconsistent with the Plan (including without limitation to determine, add, cancel, waive, amend or otherwise alter any restrictions, terms or conditions of any Award, or extend the post-termination exercisability period of any Stock Option and/or Stock Appreciation Right); provided, no such action shall materially and adversely affect the rights of a Participant with respect to an outstanding Award without the Participant’s consent (for purposes of the foregoing, any action that causes an Incentive Stock Option to be treated as a Nonqualified Stock Option shall not be considered to have adversely affected a Participant’s rights). Notwithstanding anything herein or in any Award Agreement to the contrary, the Committee shall retain the discretion to adjust, up or down, or add, remove or otherwise modify, waive or suspend, any Performance Goals, either on a formula or discretionary basis or any combination thereof, with respect to an outstanding Award in any respect without the Participant’s consent. The Committee shall also have authority to approve forms of Award Agreement, interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All determinations, interpretations, exercises of authority or other actions made by the Committee or Company under the Plan and any Award Agreement shall be taken or made by the Committee or Company, as applicable, in their sole and absolute discretion, and shall be final and binding on all persons, including, without limitation, the Company and all Participants.

3.3         No Liability; Indemnification. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith with respect to the Plan or any Award or Award Agreement. The Company and its Subsidiaries shall pay or reimburse any member of the Committee, as well as any other Person who takes action on behalf of the Plan, for all reasonable expenses incurred with respect to the Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorney’s fees) arising out of their good faith performance of duties on behalf of the Company with respect to the Plan. The Company and its Subsidiaries may, but shall not be required to, obtain liability insurance for this purpose.

4.                  Shares Subject to the Plan

4.1         Plan Share Limitation.

(a)                  Subject to adjustment pursuant to Section 4.3 and any other applicable provisions hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 22,500,000 shares. In no event will the aggregate number of shares of Common Stock that may be issued upon the exercise of Incentive Stock Options exceed 22,500,000.

(b)                  Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. To the extent that any Award payable in shares of Common Stock is forfeited, canceled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Awards settled in cash shall not count against the foregoing maximum share limitation. Shares of Common Stock that otherwise would have been issued upon the exercise of a Stock Option or SAR or in payment with respect to any other form of Award, but are surrendered in payment or partial payment of the exercise price thereof and/or taxes withheld with respect to the exercise thereof or the making of such payment, will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. This Section 4.1(b) shall be construed and interpreted in accordance with the requirements of Section 422 of the Code.

4.2                  Outside Director Limitation. Subject to adjustment as provided in Section 4.3, the aggregate Fair Market Value of Awards granted under the Plan to any Outside Director during any calendar year shall not exceed $750,000 (inclusive of any cash awards to an Outside Director for such year that are not made pursuant to the Plan); provided that in the case of a new Outside Director, such amount shall be increased to $1,000,000 for the initial year of the Outside Director’s term.

4.3         Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split, or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, or any other corporate transaction directly or indirectly affecting the Awards or the Performance Goals or the Company’s financial performance, condition or results of operations, the Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum numbers and kind of shares provided in Section 4.1 hereof, (ii) the numbers and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iii) the price for each share or unit or other right subject to then outstanding Awards, (iv) the performance measures or goals relating to the vesting of an Award, including without limitation, any Performance Goals, and (v) any other terms of an Award that are affected by the event to prevent dilution or enlargement of a Participant’s rights under an Award. The Committee shall also make appropriate adjustments in the terms of any Awards to reflect or relate to such changes and to modify any other terms of outstanding Awards, such as modifying performance goals and changing the length of any performance period without Participant consent. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.

Notwithstanding the foregoing, to the extent of any conflict between this Section 4.3 and the terms of any Award Agreement, this Section 4.3 shall control, unless such Award Agreement specifically references that it controls over this Section 4.3.

5.                  Participation and Awards

5.1         Designation of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

5.2         Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. To the extent deemed appropriate by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 15.1 hereof.

6.                  Stock Options

6.1         Grant of Stock Option. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.6 hereof and Section 422 of the Code, each Stock Option shall be designated by the Committee as an Incentive Stock Option or as a Nonqualified Stock Option.

6.2         Exercise Price. The exercise price per share of a Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.3.

6.3         Vesting of Stock Options. The Committee shall prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable in an Award Agreement or as otherwise may be adjusted from time to time, including by way of adjustment contemplated by this Plan. The requirements for vesting and exercisability of a Stock Option may be based on the Continuous Service of the Participant for a specified time period (or periods) and/or on the attainment of a specified performance goal (or goals) established by the Committee. The Committee may accelerate the vesting or exercisability of any Stock Option at any time. The Committee may allow a Participant to exercise unvested Nonqualified Stock Options, in which case the shares of Common Stock then issued shall be Restricted Stock having analogous vesting restrictions to the unvested Nonqualified Stock Options.

6.4         Term of Stock Options. The Committee shall prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten (10) years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Continuous Service for any reason, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Except as otherwise provided in this Section 6 or in an Award Agreement as such agreement may be amended from time to time upon authorization of the Committee, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in Continuous Service. Notwithstanding the foregoing, unless an Award Agreement provides otherwise:

(i)         If a Participant’s Continuous Service terminates by reason of his or her death, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by such Participant’s estate or any Person who acquires the right to exercise such Stock Option by bequest or inheritance at any time in accordance with its terms for up to one (1) year after the date of such Participant’s death (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such one-year period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(ii)         If a Participant’s Continuous Service terminates by reason of his or her Disability, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by the Participant or his or her personal representative at any time in accordance with its terms for up to one (1) year after the date of such Participant’s termination of Continuous Service (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such one-year period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(iii)         If a Participant’s Continuous Service terminates for any reason other than death, Disability or Cause, any Stock Option held by such Participant may, to the extent then exercisable, be exercised by the Participant up until ninety (90) days following such termination of Continuous Service (but in no event after the earlier of the expiration of the term of such Stock Option or such time as the Stock Option is otherwise canceled or terminated in accordance with its terms). Upon expiration of such 90-day period, no portion of the Stock Option held by such Participant shall be exercisable and the Stock Option shall be deemed to be canceled, forfeited and of no further force or effect.

(iv)         To the extent that a Stock Option of a Participant whose Continuous Service terminates for any reason other than Cause is not exercisable, such Stock Option shall be deemed forfeited and canceled on the ninetieth (90th) day after such termination of Continuous Service or at such earlier time as the Committee may determine.

6.5         Stock Option Exercise. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, and payment of the aggregate exercise price by certified or bank check, or such other means as the Committee may accept. As set forth in an Award Agreement or otherwise determined by the Committee, at or after grant, payment in full or in part of the exercise price of an Option may be made: (i) in the form of shares of Common Stock that have been held by the Participant for such period as the Committee may deem appropriate for accounting purposes or otherwise, valued at the Fair Market Value of such shares on the date of exercise; (ii) by surrendering to the Company shares of Common Stock otherwise receivable on exercise of the Option; (iii) by a cashless exercise program implemented by the Committee in connection with the Plan; (iv) subject to the approval of the Committee, by a full recourse, interest bearing promissory note having such terms as the Committee may permit and/or (v) by such other method as may be approved by the Committee. Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment of the exercise price and satisfaction of any applicable tax withholding pursuant to Section 16.5, the Company shall deliver to the Participant evidence of book entry shares of Common Stock or Common Stock certificates in an appropriate amount based upon the number of shares of Common Stock purchased under the Option. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars or shares of Common Stock, as applicable.

6.6         Additional Rules for Incentive Stock Options.

(a)                  Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee under Treasury Regulation §1.421-1(h) of the Company or any Subsidiary.

(b)                  Annual Limits. No Incentive Stock Option shall be granted to an Eligible Person as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which Incentive Stock Options are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Subsidiary would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Incentive Stock Options into account in the order in which granted.

(c)                  Ten Percent Stockholders. If a Stock Option granted under the Plan is intended to be an Incentive Stock Option, and if the Participant, at the time of grant, owns stock possessing ten percent (10%) or more of the total combined voting power of all classes of Common Stock of the Company or any Subsidiary, then (i) the Stock Option exercise price per share shall in no event be less than 110% of the Fair Market Value of the Common Stock on the date of such grant and (ii) such Stock Option shall not be exercisable after the expiration of five (5) years following the date such Stock Option is granted.

(d)                  Termination of Employment. An Award of an Incentive Stock Option shall provide that such Stock Option may be exercised not later than three (3) months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one (1) year following death or a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to be necessary to comply with the requirements of Section 422 of the Code.

(e)                  Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two (2) years following the Date of Grant or one (1) year following the transfer of such shares to the Participant upon exercise, the Participant shall, immediately following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

7.                  Stock Appreciation Rights

7.1         Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.

7.2         Base Price. The base price of a Stock Appreciation Right shall be determined by the Committee; provided, however, that the base price for any grant of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, subject to adjustments as provided for under Section 4.3.

7.3         Vesting Stock Appreciation Rights. The Committee shall prescribe the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable in an Award Agreement or as otherwise may be adjusted from time to time, including by way of adjustment contemplated by this Plan. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the Continuous Service of a Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee. The Committee may accelerate the vesting or exercisability of any Stock Appreciation Right at any time.

7.4         Term of Stock Appreciation Rights. The Committee shall prescribe in an Award Agreement the period during which a vested Stock Appreciation Right may be exercised, provided that the maximum term of a Stock Appreciation Right shall be ten (10) years from the Date of Grant. A Stock Appreciation Right may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Continuous Service for any reason, including by reason of voluntary resignation, death, Disability, termination for Cause or any other reason. Except as otherwise provided in this Section 7 or in an Award Agreement, as such agreement may be amended from time to time upon authorization of the Committee, no Stock Appreciation Right may be exercised at any time during the term thereof unless the Participant is then in Continuous Service.

7.5         Payment of Stock Appreciation Rights. Subject to such terms and conditions as shall be specified in an Award Agreement, a vested Stock Appreciation Right may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company and payment of any exercise price. Upon the exercise of a Stock Appreciation Right and payment of any applicable exercise price, a Participant shall be entitled to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised. Payment of the amount determined under the immediately preceding sentence may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements set forth in Section 16.5. If Stock Appreciation Rights are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock or Common Stock certificates in an appropriate amount.

8.         Restricted Stock Awards

8.1         Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award. The Committee may provide in an Award Agreement for the payment of dividends and distributions to the Participant such times as paid to stockholders generally or at the times of vesting or other payment of the Restricted Stock Award. If any dividends or distributions are paid in stock while a Restricted Stock Award is subject to restrictions under Section 8.3 of the Plan, the dividends or other distributions shares shall be subject to the same restrictions on transferability as the shares of Common Stock to which they were paid unless otherwise set forth in the Award Agreement. The Committee may also subject the grant of any Restricted Stock Award to the execution of a voting agreement with the Company or with any Affiliate of the Company.

8.2         Vesting Requirements. The restrictions imposed on shares of Common Stock granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement or as otherwise may be adjusted from time to time, including by way of adjustment contemplated by this Plan. Upon vesting of a Restricted Stock Award, such Award shall be subject to the tax withholding requirement set forth in Section 16.5. The requirements for vesting of a Restricted Stock Award may be based on the Continuous Service of the Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee. The Committee may accelerate the vesting of a Restricted Stock Award at any time. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company. In the event that the Participant paid any purchase price with respect to such forfeited shares, unless otherwise provided by the Committee in an Award Agreement, the Company will refund to the Participant the lesser of (i) such purchase price and (ii) the Fair Market Value of such shares on the date of forfeiture.

8.3         Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4         Rights as Stockholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant to whom a Restricted Stock Award is made shall have all rights of a stockholder with respect to the shares granted to the Participant under the Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock Award is granted.

8.5         Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within thirty (30) days following the Date of Grant, a copy of such election with the Company (directed to the Secretary thereof) and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9.                  Restricted Stock Unit Awards

9.1         Grant of Restricted Stock Unit Awards. A Restricted Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each stock unit under a Restricted Stock Unit Award is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. A Restricted Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Restricted Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee. If any dividend equivalents are paid while a Restricted Stock Unit Award is subject to restrictions under Section 9 of the Plan, the Committee may provide in the Award Agreement for such dividend equivalents to immediately be paid to the Participant holding such Restricted Stock Unit Award or pay such dividend equivalents subject to the same restrictions on transferability as the Restricted Stock Units to which they relate.

9.2         Vesting of Restricted Stock Unit Awards. On the Date of Grant, the Committee shall determine any vesting requirements with respect to a Restricted Stock Unit Award, which shall be set forth in the Award Agreement or as otherwise may be adjusted from time to time, including by way of adjustment contemplated by this Plan. The requirements for vesting of a Restricted Stock Unit Award may be based on the Continuous Service of the Participant for a specified time period (or periods) or on the attainment of a specified performance goal (or goals) established by the Committee. The Committee may accelerate the vesting of a Restricted Stock Unit Award at any time. A Restricted Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date as may be determined by the Committee or elected by the Participant in accordance with rules established by the Committee and in compliance with Applicable Law including Section 409A of the Code.

9.3         Payment of Restricted Stock Unit Awards. A Restricted Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit Award may be made, as determined by the Committee, in cash or in shares of Common Stock, or in a combination thereof as described in the Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Any cash payment of a Restricted Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, any Restricted Stock Unit, whether settled in Common Stock or cash, shall be paid no later than two-and-a-half (2 ½) months after the later of the calendar year or fiscal year in which the Restricted Stock Units vest. If Restricted Stock Unit Awards are settled in shares of Common Stock, then as soon as practicable following the date of settlement, the Company shall deliver to the Participant evidence of book entry shares of Common Stock or Common Stock certificates in an appropriate amount.

10.                  Performance Shares

10.1         Grant of Performance Shares. Performance Shares may be granted to any Eligible Person selected by the Committee. A Performance Share Award shall be subject to such restrictions and conditions as the Committee shall specify in a Participant’s Award Agreement or as otherwise may be adjusted from time to time, including by way of adjustment contemplated by this Plan. A Performance Share Award may be granted with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee. Any shares of Common Stock issued to a Participant under this Section 10.1 may be subject to any restrictions deemed appropriate by the Committee.

10.2         Value of Performance Shares. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Committee shall set performance goals that, depending on the extent to which they are met over a specified time period, shall determine the number of Performance Shares that shall be issued to a Participant.

10.3         Earning of Performance Shares. After the applicable time period has ended, the number of Performance Shares earned by the Participant over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may reduce the number of Performance Shares that may vest upon achievement of Performance Goals, modify any Performance Goals in a manner the Committee deems appropriate, or waive any performance or vesting conditions relating to a Performance Share Award.

11.         Performance Stock Units

11.1         Grant of Performance Stock Units. Performance Stock Units may be granted to any Eligible Person selected by the Committee. A Performance Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall specify in a Participant’s Award Agreement or as otherwise may be adjusted from time to time, including by way of adjustment contemplated by this Plan.

11.2         Value of Performance Stock Units. Each Performance Stock Unit shall have an initial notional value equal to a dollar amount determined by the Committee. The Committee shall set performance goals that, depending on the extent to which they are met over a specified time period, will determine the number of Performance Stock Units that shall be settled and paid to the Participant.

11.3         Earning of Performance Stock Units. After the applicable time period has ended, the number of Performance Stock Units earned by the Participant, and the amount payable in cash, in shares or in a combination thereof, over such time period shall be determined as a function of the extent to which the applicable corresponding performance goals have been achieved. This determination shall be made solely by the Committee. The Committee may reduce the number of Performance Stock Units that may vest upon achievement of Performance Goals, modify any Performance Goals in a manner the Committee deems appropriate, or waive any performance or vesting conditions relating to a Performance Stock Unit Award.

11.4         Form and Timing of Payment of Performance Stock Units. The Committee shall pay at the close of the applicable Performance Period, or as soon as practicable thereafter, any earned Performance Stock Units in the form of cash or in shares of Common Stock or in a combination thereof, as specified in a Participant’s Award Agreement, subject to applicable tax withholding requirements set forth in Section 16.5. Notwithstanding the foregoing, unless specified otherwise in the Award Agreement, all Performance Stock Units shall be paid no later than two-and-a-half (2 ½) months following the later of the calendar year or fiscal year in which such Performance Stock Units vest. Any shares of Common Stock paid to a Participant under this Section 11.4 may be subject to any restrictions deemed appropriate by the Committee. If Performance Stock Units are settled in shares of Common Stock, then as soon as practicable following the date of settlement the Company shall deliver to the Participant evidence of book entry shares of Common Stock or Common Stock certificates in an appropriate amount.

12.         Incentive Bonus Awards

12.1         Incentive Bonus Awards. The Committee may grant Incentive Bonus Awards to such Participants as it may designate from time to time. The terms of a Participant’s Incentive Bonus Award shall be set forth in the Participant’s Award Agreement or as otherwise may be adjusted from time to time, including by way of adjustment contemplated by this Plan. Each Award Agreement shall specify such general terms and conditions as the Committee shall determine.

12.2         Incentive Bonus Award Performance Criteria. The determination of Incentive Bonus Awards for a given year or years may be based upon the attainment of specified levels of Company or Subsidiary performance as measured by pre-established, objective performance criteria determined by the Committee. The Committee shall (i) select those Participants who shall be eligible to receive an Incentive Bonus Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Bonus Award to be paid to each selected Participant upon the achievement of each performance level. The Committee generally shall make the foregoing determinations prior to the commencement of services to which an Incentive Bonus Award relates, to the extent applicable, and while the outcome of the performance goals and targets is uncertain. The Committee shall have the power to adjust, modify, increase, decrease or otherwise change any of the foregoing determinations from time to time.

12.3         Payment of Incentive Bonus Awards.

(a) Incentive Bonus Awards shall be paid in cash or Common Stock, as set forth in a Participant’s Award Agreement. Payments shall be made following a determination by the Committee that the performance targets were attained and shall be made within two and one-half months after the later of the end of the fiscal or calendar year in which the Incentive Award is no longer subject to a substantial risk of forfeiture.

(b) The amount of an Incentive Bonus Award to be paid upon the attainment of each targeted level of performance shall equal a percentage of a Participant’s base salary for the fiscal year, a fixed dollar amount, or such other formula, as determined by the Committee. The Committee may reduce the size of any Incentive Bonus Award that the Participant may vest in upon achievement of Performance Goals, modify any Performance Goals in a manner the Committee deems appropriate, or waive any performance or vesting conditions relating to an Incentive Bonus Award.

13.         Other Cash-Based Awards and Other Stock-Based Awards

13.1         Other Cash-Based and Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine and specify in a Participant’s Award Agreement or as otherwise may be adjusted from time to time, including by way of adjustment contemplated by this Plan. Such Awards may involve the transfer of actual shares of Common Stock to a Participant, or payment in cash or otherwise of amounts based on the value of shares of Common Stock. In addition, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to a Participant in such amounts and upon such terms as the Committee shall determine and specify in a Participant’s Award Agreement or as otherwise may be adjusted from time to time, including by way of adjustment contemplated by this Plan.

13.2         Value of Cash-Based Awards and Other Stock-Based Awards. Each Other Stock-Based Award shall be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee. Each Other Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. If the Committee exercises discretion to establish performance goals, the value of Other Cash-Based Awards that shall be paid to the Participant will depend on the extent to which such performance goals are met.

13.3         Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to Other Cash-Based Awards and Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or shares of Common Stock as the Committee determines.

14.         Change in Control

14.1                  Effect of a Change in Control.

(a)                  The Committee may, at the time of the grant of an Award and as set forth in an Award Agreement, provide for the effect of a “Change in Control” on an Award. Such provisions may include any one or more of the following: (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, (ii) the elimination, suspension, adjustment or other modification of performance or other conditions related to the payment or other rights under an Award, (iii) provision for the cash settlement of an Award for an equivalent cash value, as determined by the Committee, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. To the extent necessary for compliance with Section 409A of the Code, an Award Agreement shall provide that an Award subject to the requirements of Section 409A that would otherwise become payable upon a Change in Control shall only become payable to the extent that the requirements for a “change in control” for purposes of Section 409A have been satisfied.

(b)                  Notwithstanding anything to the contrary set forth in the Plan, unless otherwise provided by an Award Agreement, upon or in anticipation of any Change in Control, the Committee may and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (i) cause any or all outstanding Stock Options and Stock Appreciation Rights held by Participants affected by the Change in Control to become vested and immediately exercisable, in whole or in part; (ii) cause any or all outstanding Restricted Stock, Restricted Stock Units, Performance Shares, Performance Stock Units, Incentive Bonus Award and any other Award held by Participants affected by the Change in Control to become non-forfeitable, in whole or in part; (iii) cancel any Stock Option or Stock Appreciation Right in exchange for a substitute option in a manner consistent with the requirements of Treasury Regulation. §1.424-1(a) or §1.409A-1(b)(5)(v)(D), as applicable (notwithstanding the fact that the original Stock Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option); (iv) cancel any Restricted Stock, Restricted Stock Units, Performance Shares or Performance Stock Units held by a Participant in exchange for restricted stock or performance shares of or stock or performance units in respect of the capital stock of any successor corporation; (v) redeem any Restricted Stock held by a Participant affected by the Change in Control for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted share of Common Stock on the date of the Change in Control; (vi) terminate any Award in exchange for an amount of cash and/or property equal to the amount, if any, that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Change in Control (the “Change in Control Consideration”); provided, however that if the Change in Control Consideration with respect to any Option or Stock Appreciation Right does not exceed the exercise price of such Option or Stock Appreciation Right, the Committee may cancel the Option or Stock Appreciation Right without payment of any consideration therefor; and/or (vii)take any other action necessary or appropriate to carry out the terms of any definitive agreement controlling the terms and conditions of the Change in Control or that the Committee otherwise deems appropriate, necessary, advisable or convenient in order to further the intent and purposes of such Change in Control, including, without limitation, cancel any unvested Award without payment of any consideration therefore. Any such Change in Control Consideration may be subject to any escrow, indemnification and similar obligations, contingencies and encumbrances applicable in connection with the Change in Control to holders of Common Stock. Without limitation of the foregoing, if as of the date of the occurrence of the Change in Control the Committee determines that no amount would have been attained upon the realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The Committee may cause the Change in Control Consideration to be subject to vesting conditions (whether or not the same as the vesting conditions applicable to the Award prior to the Change in Control) and/or make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems appropriate, necessary, advisable or convenient. In taking any of the actions permitted under this Section 14, the Committee will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

(c)          The Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards, (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same or similar post-closing purchase price adjustments, escrow terms, offset rights, holdback terms and similar conditions as the other holders of Common Stock, and (iii) execute and deliver such documents and instruments as the Committee may reasonably require for the Participant to be bound by such obligations. The Committee will endeavor to take action under this Section 14 in a manner that does not cause a violation of Section 409A of the Code with respect to an Award.

15.         General Provisions

15.1                  Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee and to the extent applicable, setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Continuous Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

15.2                  Forfeiture Events/Representations. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Continuous Service for Cause, violation of Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. The Committee may also specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be conditioned upon the Participant making a representation regarding compliance with noncompetition, confidentiality or other restrictive covenants that may apply to the Participant and providing that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment on account of a breach of such representation. Notwithstanding the foregoing, the confidentiality restrictions set forth in an Award Agreement shall not, and shall not be interpreted to, impair a Participant from exercising any legally protected whistleblower rights (including under Rule 21 of the Exchange Act). Notwithstanding anything to the contrary contained herein or in any Award Agreement, any amounts paid hereunder shall be subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any “clawback” policy adopted by the Company, as in effect from time to time, or as is otherwise required by Applicable Law.

15.3                  No Assignment or Transfer; Beneficiaries.

(a)                  Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may, to the extent permitted by the Award Agreement, be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.

(b)                  Limited Transferability Rights. Notwithstanding anything else in this Section 15.3 to the contrary, the Committee may provide in an Award Agreement that an Award in the form of a Nonqualified Stock Option, share-settled Stock Appreciation Right, Restricted Stock, Performance Share or share-settled Other Stock-Based Award may be transferred, on such terms and conditions as the Committee deems appropriate, either (i) by instrument to the Participant’s “Immediate Family” (as defined below), (ii) by instrument to an inter vivos or testamentary trust (or other entity) in which the Award is to be passed to the Participant’s designated beneficiaries, or (iii) by gift to charitable institutions. Any transferee of the Participant’s rights shall succeed and be subject to all of the terms of the applicable Award Agreement and the Plan. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

15.4                  Rights as Stockholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued shares of Common Stock covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.3 hereof, no adjustment or other provision shall be made for dividends or other stockholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.

15.5                  Employment or Continuous Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or Participant any right to continue in Continuous Service, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or Participant for any reason at any time.

15.6                  Fractional Shares. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment.

15.7                  Other Compensation and Benefit Plans. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or any Subsidiary, including, without limitation, under any bonus, pension, profit-sharing, life insurance, salary continuation or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

15.8                  Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant’s executor, administrator and permitted transferees and beneficiaries. In addition, all obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

15.9                  Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

15.10         No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

15.11         Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee or the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board or Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

15.12         Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of the Participant’s services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right to (i) make a corresponding reduction in the number of shares subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

15.13         Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Any shares of Common Stock subject to these substitute Awards shall not be counted against any of the maximum share limitations set forth in the Plan; provided, that, these substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options that are intended to qualify as Incentive Stock Options shall be counted against the number of shares of Common Stock set forth in Section 4.1(a) that may granted as Incentive Stock Options.

16.         Legal Compliance

16.1                  Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares. All Common Stock issued pursuant to the terms of this Plan shall constitute “restricted securities,” as that term is defined in Rule 144 promulgated pursuant to the Securities Act, and may not be transferred except in compliance herewith and with the registration requirements of the Securities Act or an exemption therefrom. Certificates representing Common Stock acquired pursuant to an Award may bear such legend as the Company may consider appropriate under the circumstances.

16.2                  Incentive Arrangement. The Plan is designed to provide an on-going, pecuniary incentive for Participants to produce their best efforts to increase the value of the Company. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is thus intended not to be a pension or welfare benefit plan that is subject to Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be construed accordingly. All interpretations and determinations hereunder shall be made on a basis consistent with the Plan’s status as not an employee benefit plan subject to ERISA.

16.3                  Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

16.4                  Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code or an exemption thereto, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in the event that any provision of the Plan or an Award Agreement is determined by the Committee, to not comply with the requirements of Section 409A of the Code or an exemption thereto, the Committee shall have the authority to take such actions and to make such interpretations or changes to the Plan or an Award Agreement as the Committee deems necessary, regardless of whether such actions, interpretations, or changes shall adversely affect a Participant, subject to the limitations, if any, of Applicable Law. If an Award is subject to Section 409A of the Code, any payment made to a Participant who is a “specified employee” of the Company or any Subsidiary shall not be made before the date that is six (6) months after the Participant’s “separation from service” to the extent required to avoid the adverse consequences of Section 409A of the Code. For purposes of this Section 16.4, the terms “separation from service” and “specified employee” shall have the meanings set forth in Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

16.5                  Tax Withholding.

(a)                  The Company shall have the power and the right to deduct or withhold, or require a participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan, but in no event shall such deduction or withholding or remittance exceed the minimum statutory withholding requirements unless permitted by the Company and such additional withholding amount will not cause adverse accounting consequences and is permitted under Applicable Law.

(b)                  Subject to such terms and conditions as shall be specified in an Award Agreement, a Participant may, in order to fulfill the withholding obligation, (i) tender previously-acquired shares of Common Stock or have shares of stock withheld from the exercise, provided that the shares have an aggregate Fair Market Value sufficient to satisfy in whole or in part the applicable withholding taxes; and/or (ii) utilize the broker-assisted exercise procedure described in Section 6.5 to satisfy the withholding requirements related to the exercise of a Stock Option.

(c)                  Notwithstanding the foregoing, a Participant may not use shares of Common Stock to satisfy the withholding requirements to the extent that (i) there is a substantial likelihood that the use of such form of payment or the timing of such form of payment would subject the Participant to a substantial risk of liability under Section 16 of the Exchange Act; (ii) such withholding would constitute a violation of the provisions of any law or regulation, or (iii) such withholding would cause adverse accounting consequences for the Company.

16.6         No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee nor any other Person make any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any Participant or any other Person hereunder.

16.7                  Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.8 Stock Certificates; Book Entry Form. Notwithstanding any provision of the Plan to the contrary, unless otherwise determined by the Committee or required by any Applicable Law, rule or regulation, any obligation set forth in the Plan pertaining to the delivery or issuance of stock certificates evidencing shares of Common Stock may be satisfied by having issuance and/or ownership of such shares recorded on the books and records of the Company (or, as applicable, its transfer agent or stock plan administrator).

16.9                  Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Texas, without reference to the principles of conflicts of laws, and to applicable Federal securities laws. This Agreement to arbitrate is entered into in accordance with the Federal Arbitration Act. Any controversy or claim arising out of or relating to (i) a Participant’s employment with the Company or a Subsidiary or Affiliate and/or (ii) the Plan, or the breach thereof, shall be settled by arbitration administered by JAMS in accordance with its Employment Arbitration Rules before a single arbitrator in Dallas, Texas, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company and the Participant will each be responsible for their own attorneys’ fees and expenses incurred in connection with any such arbitration. The decision arrived at by the arbitrator shall be binding upon all parties to the arbitration and no appeal shall lie therefrom, except as provided by the Federal Arbitration Act. These arbitration procedures are intended to be the exclusive method of resolving any claim or dispute arising out of or related to this Plan, including the applicability of this Section; provided, however, that any party seeking injunctive relief in connection with a breach or anticipated breach of the Plan will do so in a state or federal court of competent jurisdiction within Dallas, Texas. Neither an application for temporary emergency relief, nor a court’s consideration of granting such relief shall (i) constitute a waiver of the right to pursue arbitration under this provision or (ii) delay the appointment of the arbitrator(s) or the progress of arbitration proceedings. Each Participant knowingly, voluntarily and expressly waives any and all rights to initiate, participate in, or receive money or any other form of relief from any class, collective or representative proceeding and agrees each arbitration proceeding shall proceed on an individualized basis.

16.10         Reduction of Excess Parachute Payments. Except as may be provided in an employment or severance compensation or other service agreement between the Company and the Participant, if, in connection with a Change in Control, a Participant’s payment of any Awards will cause the Participant to be liable for federal excise tax under Section 4999 of the Code levied on certain “excess parachute payments” as defined in Section 280G of the Code (“Excise Tax”), then the payments made pursuant to the Awards shall be reduced (or repaid to the Company, if previously paid or provided) as provided below:

(a)                  If the payments due upon a Change in Control under this Plan and any other agreement between a Participant and the Company, exceed 2.99 times the Participant’s “base amount,” as defined in Section 280G of the Code, a reduced payment amount shall be calculated by reducing the payments to the minimum extent necessary so that no portion of any payment, as so reduced or repaid, constitutes an excess parachute payment.

(b)                  Whether payments are to be reduced pursuant to this Section 16.10, and to the extent to which they are to be so reduced, will be determined solely by the Company and the Company will notify the Participant in writing of its determination.

(c)                  In no event shall a Participant be entitled to receive any kind of gross-up payment or Excise Tax reimbursement from the Company.

17.         Effective Date, Amendment and Termination

17.1                  Effective Date. The effective date of the Plan shall be the date on which the Plan is approved by the requisite percentage of the holders of the Common Stock of the Company; provided, however, that Awards granted under the Plan subsequent to the approval of the Plan by the Board shall be valid if such stockholder approval occurs within one (1) year of the date on which such Board approval occurs.

17.2                  Amendment; Termination. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable or in the best interests of the Company or any Subsidiary; provided, however, that (a) except as expressly permitted pursuant to Sections 3.2, 4.3, 10.3, 11.3 12.3, and 14.1, no such amendment, suspension or termination shall materially and adversely affect the rights of any Participant under any outstanding Awards, without the consent of such Participant, provided that no modification or amendment of any Incentive Stock Option shall require a Participant’s consent as a result of such modification or amendment causing such Incentive Stock Option (i) to become a Nonqualified Stock Option or (ii) to be considered granted as of the date of such modification or amendment pursuant to Section 424 of the Code and Treasury Regulations Section 1.424-1(e), (b) to the extent necessary and desirable to comply with any Applicable Law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (c) stockholder approval is required for any amendment to the Plan that (i) increases the number of shares of Common Stock available for issuance under the Plan, or (ii) changes the persons or class of persons eligible to receive Awards. The Plan will continue in effect until terminated in accordance with this Section 17.2; provided, however, that no Award will be granted hereunder on or after the 10th anniversary of the date of the Plan’s initial adoption by the Board (the “Expiration Date”); but provided further, that Awards granted prior to such Expiration Date may extend beyond that date.

INITIAL BOARD APPROVAL: February 14, 2026

INITIAL STOCKHOLDER APPROVAL: _________________, 2026